                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-62688

                            [AMERICAN GENERAL LOGO]

            YOUR VOTE ON THE PROPOSED ACQUISITION IS VERY IMPORTANT!

Dear American General Corporation shareholder:

    American General Corporation has agreed to be acquired by American International Group, Inc. under the terms of an agreement with AIG. Your board of directors believes that the opportunity to become an AIG company will provide you, as well as American General's customers, with significant value. Before AIG can acquire American General, American General must obtain the approval of the American General shareholders. AIG and American General are sending this proxy statement/prospectus to you to ask for your vote in favor of the agreement with AIG.

    If the acquisition is completed, each of the shares of American General common stock that you own at the time of the acquisition will be converted into the right to receive a number of shares of AIG common stock based on a formula described in more detail in the proxy statement/prospectus accompanying this letter. Under that formula, if the daily average high and low sale prices per share of AIG common stock on the New York Stock Exchange composite transactions reporting system over the ten trading day period ending on the third trading day prior to completion of the acquisition is:

    - $84.22 per share or greater, you will be entitled to receive 0.5462 of a share of AIG common stock for each share of American General common stock;

    - less than $84.22 per share but greater than $76.20 per share, you will be entitled to receive that fraction of a share of AIG common stock having a value, based on the ten-day average market price, of $46.00 for each share of American General common stock; or

    - $76.20 per share or less, you will be entitled to receive 0.6037 of a share of AIG common stock for each share of American General common stock.

    Based on the average high and low sale prices per share of AIG common stock of $81.93 for the ten trading days ending on the third trading day prior to the date of the proxy statement/prospectus accompanying this letter, the exchange ratio in the acquisition would be 0.5614, representing $46.00 in market value, based on the ten-day average price, for each share of American General common stock. AIG and American General encourage you to obtain current stock price quotations for AIG common stock from a newspaper, the Internet or your broker. AIG common stock trades on the New York Stock Exchange under the symbol "AIG." The final calculation of the exchange ratio in the acquisition will be determined prior to completion of the acquisition and AIG will issue a press release announcing the exchange ratio promptly after it is determined. AIG will pay American General shareholders the value of any fractional share in cash rather than issuing any fractional shares of AIG common stock.

    The proxy statement/prospectus accompanying this letter provides you with detailed information about the proposed acquisition. It also contains information about American General and AIG that has been filed with the Securities and Exchange Commission. You are encouraged to read carefully this document and the documents incorporated by reference in this document.

    THE AMERICAN GENERAL BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE ACQUISITION ARE ADVISABLE AND IN THE BEST INTERESTS OF AMERICAN GENERAL AND ITS SHAREHOLDERS AND RECOMMENDS THAT AMERICAN GENERAL SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING OF AMERICAN GENERAL SHAREHOLDERS. The special meeting of American General shareholders will be held in Houston, Texas at the St. Regis Hotel, 1919 Briar Oaks Lane, on August 15, 2001, at 9:00 a.m. CDT.

    YOUR VOTE IS VERY IMPORTANT, regardless of the number of shares you own. Holders of at least two-thirds of the outstanding American General shares must approve the merger agreement for the acquisition to proceed. Abstentions and failures to vote will have the same effect as votes against the merger agreement. Please vote your shares as soon as possible so that your shares are represented at the special meeting. To vote your shares, please complete, sign and date the enclosed proxy card and promptly return it in the enclosed postage-paid envelope.

    If you have any questions prior to the special meeting or need further assistance, please call American General's proxy solicitor, Georgeson Shareholder Communications Inc., at (800) 223-2064.

                                      Very truly yours,

                                      /s/ Robert M. Devlin

                                      ROBERT M. DEVLIN
                                      Chairman of the Board

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            This proxy statement/prospectus is dated June 26, 2001, and is first being mailed to American General shareholders on or about July 2,
                                     2001.

                          AMERICAN GENERAL CORPORATION
                               2929 ALLEN PARKWAY
                              HOUSTON, TEXAS 77019

    This document incorporates important business and financial information about American General and AIG from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to American General and AIG that are incorporated by reference in this document, without charge, by requesting them in writing or by telephone from the appropriate company:

           AMERICAN INTERNATIONAL GROUP, INC.                          AMERICAN GENERAL CORPORATION
                     70 Pine Street                                         Investor Relations
                New York, New York 10270                                      P.O. Box 3247
                     (212) 770-6293                                     Houston, Texas 77253-3247
       Attention: Director of Investor Relations                              (800) AGC-1111

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY AUGUST 8, 2001 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

    See "Where You Can Find More Information" on page 77.

                          NOTICE OF SPECIAL MEETING OF
                   AMERICAN GENERAL CORPORATION SHAREHOLDERS
                            ------------------------

     To the shareholders of American General Corporation:

     NOTICE IS HEREBY GIVEN that American General Corporation will hold a special meeting of its shareholders in Houston, Texas at the St. Regis Hotel, 1919 Briar Oaks Lane, on August 15, 2001, at 9:00 a.m. CDT, for the following purposes:

     1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 11, 2001, by and among American General Corporation, American International Group, Inc. and Washington Acquisition Corporation, a wholly owned subsidiary of AIG. A copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus accompanying this notice; and

     2. To transact any other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

     Only holders of record of American General common stock at the close of business on June 25, 2001 are entitled to receive this notice and to vote their shares at the special meeting or any adjournments or postponements of the special meeting. At that time, there were 499,942,017 shares of American General common stock issued and outstanding. Each share of American General common stock is entitled to one vote on each matter properly brought before the special meeting. A list of record holders will be available for examination by any American General shareholder, for any purpose related to the special meeting, at the offices of American General in Houston, Texas during normal business hours for a period of ten days prior to the date of the special meeting.

     Please vote your shares as soon as possible so that your shares are represented at the special meeting. To vote your shares, please complete, sign and date the enclosed proxy card and promptly return it in the enclosed postage-paid envelope. If you attend the special meeting, you may vote in person if you wish by completing a ballot at the special meeting, regardless of whether you have already signed, dated and returned your proxy card.

     THE AMERICAN GENERAL BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AGREEMENT AT THE SPECIAL MEETING.

     Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the agreement, the acquisition and related matters.

                                          By the Order of the Board of
                                          Directors,

                                          /s/ Mark S. Berg
                                          MARK S. BERG
                                          Executive Vice President, General
                                          Counsel and
                                          Corporate Secretary

Dated: June 26, 2001

                       PLEASE VOTE YOUR SHARES PROMPTLY.
        YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This proxy statement/prospectus contains forward-looking information. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information may be included in this proxy statement/prospectus or may be "incorporated by reference" from other documents filed with the SEC by AIG and American General and may include statements for the periods from and after the completion of the acquisition. You can find many of these statements by looking for words including, for example, "believes," "expects," "anticipates," "estimates" or similar expressions in this proxy statement/prospectus or in documents incorporated by reference in this proxy statement/prospectus.

     The forward-looking information is subject to numerous assumptions, risks and uncertainties.

     Factors that may cause actual results to differ materially from those contemplated by the forward-looking information include, among others, the following:

     - general economic and business conditions;

     - the entry of new or stronger competitors and the intensification of pricing competition;

     - the loss of current customers or the inability to obtain new customers whether or not the acquisition is completed;

     - changes in interest rates and the performance of the financial markets;

     - currency fluctuations and changes in the availability, cost and collectibility of reinsurance;

     - catastrophic events, including, for example, earthquakes or hurricanes and other severe weather-related events;

     - changes in the coverage terms selected by insurance customers, including higher deductibles and lower limits;

     - the adequacy of loss reserves;

     - political risk in some of the countries in which AIG operates or insures risks;

     - changes in asset valuations;

     - consolidation and restructuring in the insurance industry;

     - changes in regulation and tax laws affecting the cost, availability or demand for the products of AIG and American General;

     - adverse litigation or arbitration results, including proceedings related to industrial life insurance, satellite dish financing, and workers' compensation insurance;

     - the risk that conditions to the merger will not be satisfied or that the merger agreement may be terminated, and that, as a result, the acquisition will not be completed;

     - the risk that the American General businesses will not be successfully integrated into AIG;

     - the integration and other costs related to the acquisition; and

     - the risk that anticipated synergies will not be obtained or not obtained in the amounts and within the time anticipated.

     Because forward-looking information is subject to various risks and uncertainties, actual results may differ materially from that expressed or implied by the forward-looking information. AIG and American General caution American General shareholders not to place undue reliance on this information, which speaks only as of the date of this proxy statement/prospectus or, in the case of a document incorporated by reference, the date of that document.

     All subsequent written and oral forward-looking information attributable to AIG or American General or any person acting on their behalf is expressly qualified in its entirety by the cautionary statements contained or referred to in this section. Neither AIG nor American General, nor any person acting on their behalf, undertakes any obligation to release publicly any revisions to forward-looking information to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE ACQUISITION AND THE SPECIAL
  MEETING...................................................     1
SUMMARY.....................................................     4
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION...............................................     9
SELECTED CONSOLIDATED FINANCIAL DATA........................    10
COMPARATIVE PER SHARE DATA..................................    15
THE AMERICAN GENERAL SPECIAL MEETING........................    17
  Date, Time and Place of the Special Meeting...............    17
  Purpose of the Special Meeting............................    17
  Record Date of the Special Meeting........................    17
  Majority of Outstanding Shares Must be Represented for a
     Vote to be Taken.......................................    18
  Vote Required at the Special Meeting......................    18
  Voting Your Shares and Changing Your Vote.................    18
  Proxies for Participants in American General's Thrift
     Plans..................................................    19
  Costs of Solicitation.....................................    19
  Other Business; Adjournments; Shareholder Proposals.......    19
THE ACQUISITION.............................................    21
  Background of the Acquisition.............................    21
  Reasons for the Acquisition; Recommendation of the
     American General Board.................................    24
  Opinion of American General's Financial Advisor...........    27
     Comparative Stock Price Performance....................    29
     Historical Public Market Trading Value.................    29
     Comparable Public Companies Analysis...................    30
     Business Segment Analysis..............................    31
     Exchange Ratio Analysis................................    33
     Pro Forma Analysis of the Acquisition..................    34
  Material U.S. Federal Income Tax Consequences of the
     Acquisition............................................    35
  Regulatory Filings and Approvals..........................    36
  Resale of AIG Common Stock................................    37
  Management Following the Acquisition......................    38
  Interests of American General Directors and Executive
     Officers in the Acquisition............................    38
  Dissenters' Appraisal Rights..............................    44
  Accounting Treatment......................................    44
  Public Trading Markets....................................    44
  Pending Litigation........................................    44
THE MERGER AGREEMENT........................................    46
  The Merger................................................    46
  Completion of the Merger..................................    46
  Consideration to be Received in the Merger................    46
  Fractional Shares.........................................    47
  Adjustments to Prevent Dilution...........................    47
  Treatment of Stock Options and Restricted Stock...........    47
  Conditions to Completion of the Merger....................    47
  Negative Covenants........................................    48
  Agreement Not to Solicit Other Offers.....................    50
  Shareholders Meeting......................................    51

                                                              PAGE
                                                              ----
  Representations and Warranties............................    51
  Termination...............................................    52
  Termination Payment; Expenses.............................    53
  Other Covenants...........................................    56
INFORMATION REGARDING AIG...................................    57
INFORMATION REGARDING AMERICAN GENERAL......................    58
  General...................................................    58
  Management and Additional Information.....................    58
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF AIG
  AND AMERICAN GENERAL......................................    59
DESCRIPTION OF AIG CAPITAL STOCK............................    70
  General...................................................    70
  AIG Common Stock..........................................    70
  AIG Preferred Stock.......................................    70
COMPARISON OF RIGHTS OF AIG AND AMERICAN GENERAL
  SHAREHOLDERS..............................................    71
WHERE YOU CAN FIND MORE INFORMATION.........................    77
LEGAL MATTERS...............................................    79
EXPERTS.....................................................    79
APPENDIX A -- Agreement and Plan of Merger, dated as of May
  11, 2001, among American International Group, Inc.,
  American General Corporation and Washington Acquisition
  Corporation...............................................   A-1
APPENDIX B -- Opinion of Morgan Stanley & Co.
  Incorporated..............................................   B-1

                             QUESTIONS AND ANSWERS
                 ABOUT THE ACQUISITION AND THE SPECIAL MEETING

Q:  WHY IS AMERICAN GENERAL CORPORATION HOLDING THE SPECIAL MEETING?

A:   American General is holding the special meeting for the following purposes:

     - to ask you to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 11, 2001, by and among American General, American International Group, Inc. and Washington Acquisition Corporation, a wholly owned subsidiary of AIG; and

     - to transact any other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

    A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus.

Q:  WHY IS AMERICAN GENERAL PROPOSING THE ACQUISITION?

A: Your board of directors believes the transaction with AIG represents a compelling opportunity to enhance value for American General shareholders, who will receive shares in the leading U.S.-based international insurance and financial services organization and will participate in a company with stronger financial resources and enhanced prospects for future growth and earnings.

Q: WHAT WILL AMERICAN GENERAL SHAREHOLDERS RECEIVE WHEN THE ACQUISITION IS COMPLETED?

A: When the acquisition is completed, you will receive shares of AIG common stock in exchange for your American General shares based on the following formula. If the daily average high and low sale prices per share of AIG common stock on the New York Stock Exchange composite transactions reporting system for the ten trading days ending on the third trading day prior to completion of the acquisition is:

     - $84.22 per share or greater, you will be entitled to receive 0.5462 of a share of AIG common stock for each share of American General common stock;

     - less than $84.22 per share but greater than $76.20 per share, you will be entitled to receive that fraction of a share of AIG common stock having a value, based on the ten-day average market price, of $46.00 for each share of American General common stock; or

     - $76.20 per share or less, you will be entitled to receive 0.6037 of a share of AIG common stock for each share of American General common stock.

    Please see "The Merger Agreement -- Consideration to be Received in the Merger" for a more detailed explanation of the merger consideration.

Q:  WHEN WILL THE FINAL EXCHANGE RATIO BE CALCULATED AND ANNOUNCED?

A: The final exchange ratio will be calculated based on the daily average high and low sale prices per share of AIG common stock on the New York Stock Exchange composite transactions reporting system for the ten trading days ending on the third trading day prior to completion of the merger. AIG intends to issue a press release announcing the final exchange ratio for the acquisition promptly after it is determined.

Q:  WILL AIG ISSUE FRACTIONAL SHARES OF AIG COMMON STOCK AS MERGER
    CONSIDERATION?

A: No, AIG will not issue fractional shares in the acquisition. As a result, the total number of shares of AIG common stock that each American General shareholder will receive in the acquisition will be rounded down to the nearest whole number and each American General shareholder will receive a cash payment for the value of any fractional share of AIG common stock that he or she would otherwise receive, if any. Please see "The Merger
     Agreement -- Fractional Shares" for further information.

Q: WHAT IS THE DETERMINATION AND RECOMMENDATION OF THE AMERICAN GENERAL BOARD OF DIRECTORS WITH RESPECT TO THE ACQUISITION?

A: The American General board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the acquisition, are advisable and in the best interests of American General and its shareholders and would be consistent with, and in furtherance of, the long-term business strategies and goals of American General. Accordingly, the American General board of directors recommends that American General shareholders vote "FOR" approval of the merger agreement at the special meeting. In making its determination and recommendation, the American General board of directors took into account, among other things, the opinion of Morgan Stanley & Co. Incorporated, the financial advisor to American General, dated as of May 10, 2001, that as of that date and subject to and based on the factors considered in its opinion, the consideration to be paid to holders of shares of American General common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

    Please see "The Acquisition -- Reasons for the Acquisition; Recommendation of the American General Board" and "-- Opinion of American General's Financial Advisor" for further information.

Q:  WHEN DOES AIG EXPECT TO COMPLETE THE ACQUISITION?

A: American General is working with AIG to complete the acquisition as quickly as possible. In addition to obtaining the approval of American General shareholders, American General and AIG must obtain various regulatory approvals. American General and AIG expect to complete the transaction prior to the end of this year.

Q:  WHEN AND WHERE IS THE SPECIAL MEETING?

A: The special meeting of American General shareholders will be held on August 15, 2001 at 9:00 a.m. CDT, in Houston, Texas at the St. Regis Hotel, 1919 Briar Oaks Lane.

Q:  WHO CAN VOTE AT THE SPECIAL MEETING?

A: American General shareholders who hold their shares of record as of the close of business on June 25, 2001, are entitled to notice of and to vote at the special meeting. On the record date, there were 499,942,017 shares of American General common stock issued and outstanding.

Q:  WHAT VOTE IS REQUIRED IN ORDER TO COMPLETE THE ACQUISITION?

A: In order to complete the acquisition, the merger agreement must be approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of American General common stock on the record date. If you return a signed and dated proxy card but do not indicate how the shares are to be voted, the shares represented by your proxy card will be voted as recommended by the American General board of directors. A properly executed proxy card marked "ABSTAIN" will not be voted at the special meeting. Abstentions will be counted to determine whether there is a quorum present at the special meeting.

    Because the affirmative vote of at least two-thirds of the issued and outstanding shares of American General common stock on the record date is required to approve the merger agreement, marking your proxy card "ABSTAIN" or failing to vote will have the same effect as voting against the merger agreement.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER OR NOMINEE, WILL MY BROKER OR NOMINEE VOTE MY SHARES FOR ME?

A: Your broker or nominee will vote your shares only if you provide instructions on how you want your shares to be voted. You should follow the directions provided by your broker or nominee regarding how to instruct your broker or nominee to vote your shares.

    American General common stock is listed on the New York Stock Exchange. The New York Stock Exchange rules do not permit brokers and nominees to vote the shares that they hold on another's behalf either for or against the merger agreement without specific instructions from the person who beneficially owns those shares. Broker non-votes, which are shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal, may be counted for purposes of determining whether there is a quorum at the special meeting.

    Because the affirmative vote of at least two-thirds of the issued and outstanding shares of American General common stock on the record date is required to approve the merger agreement, broker non-votes will have the same effect as a vote against the merger agreement.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A: Yes. You may change your vote by revoking your proxy. You can do this in one of three ways:

     - deliver a valid, later-dated proxy that is timely received before the special meeting;

     - provide written notice to American General's Corporate Secretary that is timely received before the special meeting that you have revoked your proxy; or

     - attend the special meeting in person and vote by completing a ballot.

    In order to help ensure timely delivery of a proxy sent by mail, please return it in the enclosed envelope as soon as possible.

    You will not revoke your proxy by simply attending the special meeting unless you complete a ballot. If you have instructed a broker or nominee to vote your shares, you must follow directions from them to change those instructions.

Q:  SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A: No. After the acquisition is completed, AIG will promptly instruct the exchange agent to send transmittal forms to American General shareholders with instructions on how to exchange their share certificates.

Q: WHAT HAPPENS TO SHARES OF AMERICAN GENERAL COMMON STOCK PURCHASED THROUGH THE AMERICAN GENERAL DIVIDEND REINVESTMENT PLAN IN THE ACQUISITION?

A: These shares will be treated the same as all other outstanding shares of American General common stock and will be entitled to the merger consideration.

Q:  WILL I CONTINUE TO RECEIVE DIVIDENDS AFTER COMPLETION OF THE ACQUISITION?

A: Commencing in September, AIG will pay a quarterly dividend of $0.042 per share, compared to American General's $0.24 per share. Following the acquisition, you will receive dividends at the AIG dividend rate. You can determine your dividend income following the acquisition by multiplying the number of AIG shares you receive by the AIG dividend rate. Please see "Comparative Per Share Market Price and Dividend Information."

Q:  DOES AIG MAINTAIN A DIVIDEND REINVESTMENT PLAN?

A: No. Accordingly, all dividends on AIG shares received in the acquisition will be paid in cash.

Q:  WHAT DO I NEED TO DO NOW?

A: Please vote your shares as soon as possible, so that your shares are represented at the special meeting. TO VOTE YOUR SHARES, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you attend the special meeting, you may vote in person if you wish by completing a ballot at the special meeting, regardless of whether you have already signed, dated and returned your proxy card.

    Please review this proxy statement/prospectus for more complete information regarding the matters proposed for your consideration at the special meeting.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have questions about the merger agreement, the transactions contemplated by the merger agreement, including the acquisition, or how to complete and return your proxy, or if you would like additional copies of this proxy statement/prospectus, you should call Georgeson Shareholder Communications Inc. at (800) 223-2064.

                                    SUMMARY

     This brief summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. AIG and American General urge you to read carefully the entire proxy statement/prospectus, the other documents to which this document refers and the documents of AIG and American General that are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" (page 77). A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

AMERICAN GENERAL SHAREHOLDERS WILL RECEIVE SHARES OF AIG COMMON STOCK (PAGE 46)

     American International Group, Inc. and American General Corporation are proposing a transaction in which AIG will acquire American General in a merger of American General with Washington Acquisition Corporation, a wholly owned subsidiary of AIG. American General will survive the merger and will continue as a wholly owned subsidiary of AIG. Subject to receipt of American General shareholder approval, regulatory approvals and other matters, AIG and American General expect to complete the acquisition prior to the end of 2001. If the merger is completed, you will receive shares of AIG common stock based on the following formula. If the daily average high and low sale prices per share of AIG common stock on the New York Stock Exchange composite transactions reporting system for the ten trading days ending on the third trading day prior to completion of the merger is:

     - $84.22 or greater, you will receive 0.5462 of a share of AIG common stock for each share of American General common stock that you own at the time the merger is completed;

     - between $76.20 and $84.22, you will receive that fraction of a share of AIG common stock having a value, based on the ten-day average market price, of $46.00 for each share of American General common stock that you own at the time the merger is completed; or

     - $76.20 or less, you will receive 0.6037 of a share of AIG common stock for each share of American General common stock that you own at the time the merger is completed.

     The final calculation of the exchange ratio in the acquisition will be determined prior to completion of the acquisition and AIG plans to issue a press release announcing the exchange ratio promptly after it is determined. AIG will pay American General shareholders the value of any fractional share in cash rather than issuing any fractional shares of AIG common stock.

     You will have to surrender your American General common stock certificates to receive new stock certificates representing AIG common stock. PLEASE DO NOT SEND ANY CERTIFICATES NOW -- AIG will send you written instructions on how to surrender your American General common stock certificates for new AIG common stock certificates after the acquisition is completed.

THE EXCHANGE RATIO AND THE MARKET VALUE OF THE SHARES OF AIG COMMON STOCK ISSUABLE IN THE MERGER WILL FLUCTUATE WITH CHANGES IN THE MARKET PRICE OF AIG COMMON STOCK (PAGE 46)

     Because the exchange ratio depends on the ten-day average market price of AIG common stock as described above, the exchange ratio will fluctuate if the ten-day average market price of AIG common stock is between $76.20 and $84.22. Within that range, each share of American General common stock will be exchanged for that fraction of a share of AIG common stock having a market value, based on the ten-day average price, of $46.00. If the ten-day average AIG price per share is $76.20 or less, the exchange ratio will be fixed at 0.6037 of a share of AIG common stock and will not be adjusted to limit the risk of any further decline in the market value of the consideration you will receive in the merger. In addition, the exchange ratio will be fixed at 0.5462 of a share of AIG common stock if the ten-day average AIG price per share is $84.22 or more. Accordingly, the market value of the consideration that you will receive will fluctuate with the market price of AIG common stock if either of the two fixed exchange ratios applies. AIG and American General encourage you to obtain current stock price quotations for AIG common stock from a newspaper, the Internet or your broker. AIG common stock trades on the New York Stock Exchange under the symbol "AIG."

     It is possible that the merger will not be completed until some time after the American General special meeting. If that occurs, then because the ten-day average market price measurement period does not end until the third trading day prior to completion of the merger, shareholders voting at the special meeting will not know the exchange ratio to be applied in the merger or, therefore, the exact value of the consideration to be received.

THE MERGER WILL GENERALLY BE TAX-FREE TO SHAREHOLDERS (PAGE 35)

     AIG will not be obligated to complete the merger unless it receives an opinion from its counsel, Wachtell, Lipton, Rosen & Katz, and American General will not be obligated to complete the merger unless it receives an opinion from its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, in each case to the effect that the merger will be treated as a transaction that is of a type that is generally tax-free for United States federal income tax purposes. Assuming that the merger constitutes such a transaction, the exchange by American General shareholders of shares of American General common stock for shares of AIG common stock generally will not cause them to recognize any gain or loss for U.S. federal income tax purposes. American General shareholders, however, will have to recognize income or gain or loss in connection with any cash received rather than fractional shares.

     THIS TAX TREATMENT MAY NOT APPLY TO ALL AMERICAN GENERAL SHAREHOLDERS. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. THE ACTUAL TAX CONSEQUENCES WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN THE CONTROL OF AIG OR AMERICAN GENERAL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES TO YOU.

AMERICAN GENERAL'S FINANCIAL ADVISOR SAYS THE CONSIDERATION IS FAIR TO HOLDERS OF SHARES OF AMERICAN GENERAL COMMON STOCK (PAGE 27)

     Among the factors considered in deciding to approve the merger agreement, the American General board of directors received an opinion from its financial advisor, Morgan Stanley & Co. Incorporated, that, as of May 10, 2001, which was the date on which the American General board approved the merger agreement, and subject to and based on the factors considered in its opinion, the consideration to be paid to holders of shares of American General common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Morgan Stanley subsequently confirmed its opinion in writing as of May 10, 2001. The full text of Morgan Stanley's opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

THE AMERICAN GENERAL BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE THE MERGER AGREEMENT (PAGE 24)

     Based on American General's reasons for the acquisition described in this proxy statement/prospectus, including Morgan Stanley's fairness opinion, the American General board of directors believes that the acquisition is advisable and in the best interests of American General shareholders and unanimously recommends that you vote "FOR" approval of the merger agreement.

     The American General board of directors and executive officers and their affiliates held approximately 2,392,902 shares of American General common stock as of the record date. The shares held as of the record date by the American General directors and executive officers and their affiliates represent approximately 0.48% of the number of shares of American General common stock necessary to approve the merger agreement. American General currently expects that all of its directors and executive officers will vote shares held by them in favor of the merger agreement.

SOME OF AMERICAN GENERAL'S DIRECTORS AND EXECUTIVE OFFICERS HAVE INTERESTS IN THE ACQUISITION THAT ARE IN ADDITION TO THEIR INTERESTS AS SHAREHOLDERS (PAGE
38)

     Some of American General's directors and executive officers have interests in the acquisition that are in addition to their interests as shareholders of American General. These interests include, among other things, employment agreements that three of American General's executive officers have entered into with AIG that will become effective upon completion of the acquisition, provisions in the merger agreement relating to indemnification, insurance and employee benefits plans and agreements, and provisions relating to the acceleration and/or payout of benefits under the benefits agreements, plans and arrangements of American General. In addition, Robert M. Devlin, Chairman, President and Chief Executive Officer of American General, will become a director and Vice Chairman of AIG as promptly as practicable following completion of the acquisition. See "The Acquisition -- Interests of American General Directors and Executive Officers in the Acquisition."

CONDITIONS TO THE PROPOSED MERGER (PAGE 47)

     The completion of the merger depends on a number of conditions being met, including the following:

     - approval of the merger agreement by the holders of at least two-thirds of the issued and outstanding shares of American General common stock on the record date;

     - authorization for listing on the New York Stock Exchange of the shares of AIG common stock to be issued in the merger;

     - expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and under applicable state insurance laws and receipt of required governmental consents, authorizations, orders and approvals;

     - absence of any legal prohibition against the acquisition;

     - absence of any stop order suspending the effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

     - accuracy of the representations and warranties of the parties contained in the merger agreement and compliance with the obligations of the parties to be performed under the merger agreement, subject to the materiality standard provided under the merger agreement;

     - receipt by each party of an opinion of its respective tax counsel that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986; and

     - receipt by AIG on the closing date of the acquisition of a letter from its independent accountants informing AIG that the acquisition will qualify as a "pooling of interests" for accounting and financial reporting purposes.

     Where the law permits, either AIG or American General can elect to waive a condition to its obligation to complete the merger. AIG and American General cannot be certain when or if the conditions to the merger will be satisfied or waived or that the merger will be completed.

AIG AND AMERICAN GENERAL MAY DECIDE NOT TO COMPLETE THE ACQUISITION (PAGE 52)

     AIG and American General may agree to terminate the merger agreement by mutual written consent at any time before completing the acquisition, even after American General's shareholders have approved the merger agreement.

     Either AIG or American General may terminate the merger agreement if:

     - the merger is not completed by February 28, 2002, except that a party whose failure to perform its obligations under the merger agreement primarily contributed to the failure to complete the merger by that time cannot terminate the agreement under this provision. This date may be extended for 60 days by either party if the inability to complete the merger by February 28, 2002 was due to the failure to obtain necessary governmental consents or approvals and the extending party reasonably believes that the necessary consents or approvals will be obtained during the extended time period;

     - there is a final, non-appealable legal prohibition against the acquisition; or

     - American General's shareholders fail to approve the merger agreement at the special meeting, except that a party whose breach in any material respect of its obligations under the merger agreement has materially contributed to the failure of the merger to be completed or any condition to be satisfied cannot terminate the merger agreement under this provision.

     In addition, American General may terminate the merger agreement if:

     - AIG breaches any representation, warranty, covenant or agreement contained in the merger agreement, subject to the materiality standard provided under the merger agreement, and that breach is not cured, or cannot be cured, by the earlier of twenty business days following the notice or February 28, 2002; or

     - American General's board of directors withholds, withdraws or adversely modifies its recommendation to its shareholders of the merger agreement as a result of the exercise of the board of directors' fiduciary duties.

     In addition, AIG may terminate the merger agreement if:

     - American General breaches any representation, warranty, covenant or agreement contained in the merger agreement, subject to the materiality standard provided under the merger agreement, and that breach is not cured, or cannot be cured, by the earlier of twenty business days following the notice or February 28, 2002;

     - American General's board of directors withholds, withdraws or adversely modifies its approval or recommendation of the merger agreement to its shareholders and AIG does not elect to cause American General to have its shareholders vote upon the proposed merger agreement despite that action; or

     - American General's board of directors breaches its agreement not to solicit competing acquisition proposals or recommends a competing acquisition proposal to the American General shareholders.

TERMINATION FEE (PAGE 53)

     In the event of a termination, the merger agreement requires AIG to pay to American General a termination fee of up to $600 million unless the merger agreement is terminated under specified circumstances. The merger agreement requires American General to pay to AIG a termination fee of up to $250 million if the merger agreement is terminated under other specified circumstances.

REGULATORY FILINGS AND APPROVALS (PAGE 36)

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits AIG and American General from completing the acquisition until after AIG and American General have furnished information and materials to the United States Department of Justice and the United States Federal Trade Commission and a required waiting period has ended. On June 12, 2001 and June 15, 2001, respectively, AIG and American General furnished the required information and materials to the United States Department of Justice and the United States Federal Trade Commission. Even after the expiration or termination of the waiting period, the United States Department of Justice, the United States Federal Trade Commission and any state will continue to have the authority to challenge the acquisition on antitrust grounds before or after the acquisition is completed.

     The acquisition is also subject to the receipt of approvals from various state insurance and consumer finance regulatory authorities and the expiration of specified waiting periods under the insurance laws of some of the states in which AIG and American General do business. The acquisition also requires the approval of the U.S. Office of Thrift Supervision and various state banking departments. AIG and American General have made all necessary regulatory filings seeking approval of the acquisition.

     AIG and American General cannot predict whether the required regulatory and other approvals will be obtained within the time frame contemplated by the merger agreement or on conditions that would not be detrimental to AIG or American General, or whether these approvals will be obtained at all. In connection with obtaining these approvals, neither AIG nor American General is required to agree to any limitation, divestiture or condition that would materially and adversely impact the aggregate economic or business benefits of the acquisition.

ACCOUNTING TREATMENT (PAGE 44)

     AIG and American General expect the acquisition to be accounted for as a "pooling of interests." This means that, for accounting and financial reporting purposes, AIG will treat American General as if it had always been a consolidated subsidiary of AIG. Either AIG or American General can decide not to complete the transaction if AIG does not receive a letter from its independent accountants telling AIG that the acquisition will qualify as a pooling of interests.

AMERICAN GENERAL SHAREHOLDERS DO NOT HAVE APPRAISAL RIGHTS (PAGE 44)

     Under the corporation laws of the State of Texas, which is where American General is incorporated, American General shareholders do not have any appraisal or dissenters' rights in connection with the acquisition.


THE COMPANIES

AMERICAN INTERNATIONAL GROUP, INC. (PAGE 57)
70 Pine Street
New York, New York 10270
(212) 770-7000

     American International Group, Inc., a Delaware corporation, is a holding company with total consolidated assets of approximately $320 billion and shareholders' equity of approximately $42 billion as of March 31, 2001, which through its subsidiaries is primarily engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. AIG's primary activities include both general and life insurance operations. Other significant activities include financial services and asset management. As of March 31, 2001, AIG had a market capitalization of approximately $188 billion.

AMERICAN GENERAL CORPORATION (PAGE 58)
2929 Allen Parkway
Houston, Texas 77019
(713) 522-1111

     American General Corporation, a Texas corporation, is one of the largest diversified financial services organizations in the United States, with total assets of $124 billion and shareholders' equity of $8.6 billion as of March 31, 2001. American General's operating divisions deliver a wide range of retirement services, investment, life insurance and consumer loan products to more than 12 million customers through multiple distribution channels. As of March 31, 2001, American General had a market capitalization of approximately $19 billion.

                             COMPARATIVE PER SHARE

                     MARKET PRICE AND DIVIDEND INFORMATION

     The table below sets forth, for the calendar quarters indicated, the high and low closing sales prices per share of AIG common stock and the high and low closing sales prices per share of American General common stock, in each case as reported on the NYSE composite transactions reporting system, and the dividends declared by AIG and American General during those periods. Under the terms of the merger agreement, American General is permitted to declare and pay only regular quarterly cash dividends until the completion of the acquisition.

     Shares of AIG common stock are listed on the New York Stock Exchange under the symbol "AIG." Shares of American General common stock are listed on the New York Stock Exchange under the symbol "AGC."

                                                                                         AMERICAN GENERAL
                                                      AIG COMMON STOCK(a)                 COMMON STOCK(b)
                                                 ------------------------------    -----------------------------
                                                  HIGH       LOW      DIVIDENDS     HIGH      LOW      DIVIDENDS
                                                 -------    ------    ---------    ------    ------    ---------
1998
  First Quarter................................  $ 46.00    $35.73      $.027      $32.34    $26.31     $.1875
  Second Quarter...............................    51.91     43.62       .027       35.59     31.66      .1875
  Third Quarter................................    54.37     40.67       .030       37.69     30.84      .1875
  Fourth Quarter...............................    53.80     35.50       .030       39.28     28.19      .1875
1999
  First Quarter................................  $ 65.40    $52.00      $.030      $38.84    $32.56     $  .20
  Second Quarter...............................    70.90     59.47       .030       38.41     34.97        .20
  Third Quarter................................    66.50     56.33       .033       40.41     31.63        .20
  Fourth Quarter...............................    74.46     54.67       .033       40.75     31.50        .20
2000
  First Quarter................................  $ 76.04    $54.29      $.033      $35.53    $23.09     $  .22
  Second Quarter...............................    82.17     67.75       .033       33.59     26.28        .22
  Third Quarter................................    95.69     78.79       .037       39.41     31.50        .22
  Fourth Quarter...............................   103.69     90.13       .037       41.13     36.00        .22
2001
  First Quarter................................  $ 96.88    $75.12      $.037      $40.19    $35.10     $  .24
  Second Quarter (through June 25, 2001).......  $ 85.80    $76.18       .037      $46.75    $36.80        .24

---------------
(a) All AIG common stock information has been adjusted to reflect stock splits effected as a 50% common stock dividend paid July 31, 1998, a 25% common stock dividend paid July 30, 1999 and a 50% common stock dividend paid July 28, 2000.

(b) All American General common stock information has been adjusted to reflect a two-for-one stock split effective March 1, 2001.

     Subject to the dividend preference of any of AIG's preferred stock that may be outstanding, none of which is currently outstanding, the holders of AIG common stock will be entitled to receive dividends that may be declared by the AIG board of directors from funds legally available for the payment of dividends. There are restrictions that apply under applicable insurance laws, however, to the payment of dividends to AIG by its insurance subsidiaries. Similar restrictions apply to the payment of dividends to American General by its insurance subsidiaries.

    The New York Stock Exchange closing prices for AIG common stock, American General common stock and the implied market value of the merger consideration, based on the AIG closing price and the applicable exchange ratio (calculated assuming that the ten-day average price is equal to the then-current closing price):

    - on April 3, 2001, the date on which AIG announced publicly its interest in acquiring American General, were as follows --

               AIG         AMERICAN GENERAL     IMPLIED MARKET VALUE OF
         PER SHARE PRICE   PER SHARE PRICE       MERGER CONSIDERATION
         ---------------   ----------------   ---------------------------
             $80.21             $36.80                  $46.00

    - on May 10, 2001, the last trading day prior to the date on which AIG and American General executed the merger agreement, were as follows --

               AIG         AMERICAN GENERAL     IMPLIED MARKET VALUE OF
         PER SHARE PRICE   PER SHARE PRICE       MERGER CONSIDERATION
         ---------------   ----------------   ---------------------------
             $83.00             $44.62                  $46.00

    - on June 25, 2001, the latest practicable trading day prior to the date of this proxy statement/ prospectus, were as follows --

               AIG         AMERICAN GENERAL     IMPLIED MARKET VALUE OF
         PER SHARE PRICE   PER SHARE PRICE       MERGER CONSIDERATION
         ---------------   ----------------   ---------------------------
             $84.45             $46.21                  $46.13

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following information is being provided to assist you in your analysis of the financial aspects of the acquisition.

     The selected consolidated financial data of AIG as of and for the years ended December 31, 2000, 1999 and 1998 have been derived from consolidated financial statements of AIG, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are incorporated by reference in this proxy statement/prospectus. The selected consolidated financial data of AIG as of and for the years ended December 31, 1997 and 1996 have been derived from audited consolidated financial statements previously filed with the SEC but not incorporated by reference in this proxy statement/prospectus.

     The selected consolidated financial data of American General as of and for the years ended December 31, 2000, 1999 and 1998 have been derived from consolidated financial statements of American General, which have been audited by Ernst & Young LLP, independent auditors, and are incorporated by reference in this proxy statement/prospectus. The selected consolidated financial data of American General as of and for the years ended December 31, 1997 and 1996 have been derived from audited consolidated financial statements previously filed with the SEC but not incorporated by reference in this proxy statement/prospectus.

     The selected consolidated financial data of AIG as of and for the three months ended March 31, 2001 and March 31, 2000 have been derived from unaudited consolidated financial statements filed by AIG with the SEC and are incorporated by reference in this proxy statement/prospectus and include all adjustments, consisting only of normal recurring accruals, that AIG considers necessary for a fair statement of the consolidated financial position, results of operations and cash flows. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001.

     The selected consolidated financial data of American General as of and for the three months ended March 31, 2001 and March 31, 2000 have been derived from unaudited consolidated financial statements filed by American General with the SEC and are incorporated by reference in this proxy statement/prospectus and include all adjustments, consisting only of normal recurring accruals, that American General considers necessary for a fair statement of the consolidated financial position, results of operations and cash flows. Operating results for the three months ended March 31, 2001 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2001.

     The financial information for AIG and American General is qualified in its entirety by, and you should read it in conjunction with, the consolidated financial statements, the notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" for AIG or American General, as the case may be, incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 77.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AIG
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                     THREE MONTHS ENDED
                                          MARCH 31,                      YEARS ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       2001       2000       2000       1999     1998(d)    1997(d)    1996(d)
                                     --------   --------   --------   --------   --------   --------   --------
Revenues(a)........................  $ 12,151   $ 10,890   $ 45,972   $ 40,656   $ 35,716   $ 32,553   $ 29,325
General insurance:
  Net premiums written.............     4,865      4,226     17,526     16,224     14,586     13,408     12,692
  Net premiums earned..............     4,722      4,107     17,407     15,544     14,098     12,421     11,855
  Adjusted underwriting profit.....       256        212        785        669        531        490        450
  Net investment income............       716        663      2,701      2,517      2,192      1,854      1,691
  Realized capital gains
    (losses).......................      (21)         12         38        295        205        128         65
  Operating income.................       951        887      3,524      3,481      2,928      2,472      2,206
Life insurance:
  Premium income...................     3,506      3,278     13,610     11,942     10,293      9,956      8,995
  Net investment income............     1,921      1,671      7,123      6,206      5,201      4,521      3,805
  Realized capital gains
    (losses).......................      (18)       (29)       (162)      (148)       (74)        (9)         4
  Operating income.................       939        783      3,387      2,858      2,373      2,048      1,657
Financial services operating
  income...........................       329        281      1,293      1,081        869        671        501
Asset management operating
  income...........................       111        104        430        314        191        127        101
Equity in income of minority-owned
  insurance operations.............        --         --         --         --         57        114         99
Other realized capital losses......      (12)        (4)        (14)       (25)        (7)       (29)       (12)
Other income
  (deductions) -- net(b)...........      (52)       (60)       (271)      (197)      (134)       (93)       (84)
Income before income taxes and
  minority interest................     2,266      1,991      8,349      7,512      6,277      5,310      4,468
Income taxes.......................       665        590      2,458      2,219      1,785      1,525      1,234
Income before minority interest....     1,601      1,401      5,891      5,293      4,492      3,785      3,234
Minority interest..................      (69)       (55)       (255)      (238)      (210)       (74)       (63)
Net income.........................     1,532      1,346      5,636      5,055      4,282      3,711      3,171
Earnings per common share(c):
  Basic............................       .66        .58       2.43       2.18       1.87       1.63       1.39
  Diluted..........................       .65        .57       2.41       2.15       1.83       1.60       1.37
Cash dividends per common
  share(e).........................      .037       .033        .14        .13        .11        .10        .09
Total assets.......................   320,800    279,259    306,577    268,238    233,676    199,614    172,330
Long-term debt(f)..................    25,559     25,422     25,242     22,896     22,720     18,950     18,079
Capital funds (shareholders'
  equity)..........................    41,752     33,838     39,619     33,306     30,123     26,585     23,705

---------------
(a) Represents the sum of general net premiums earned, life premium income, net investment income, financial services commissions, transaction and other fees, asset management commissions and other fees, equity in income of minority-owned insurance operations, and realized capital gains (losses). Commencing in 1997, agency operations were presented as a component of general insurance and 1996 agency results have been reclassified to conform to this presentation.

(b) Including a reduction with respect to the cumulative effect of an accounting change, net of tax of $6 million.

(c) Per share amounts for all periods presented have been retroactively adjusted to reflect all stock dividends and splits and reflect the adoption of the Statement of Financial Accounting Standards No. 128 "Earnings per Share."

(d) The selected consolidated financial data as of and for the years ended December 31, 1998, 1997 and 1996 have been restated to include the operations of SunAmerica Inc., which was merged into AIG on January 1, 1999, on a pooling of interests basis.

(e) Cash dividends have not been restated to reflect dividends paid by SunAmerica Inc.

(f) Including commercial paper and excluding that portion of long-term debt maturing in less than one year.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AMERICAN GENERAL
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                    THREE MONTHS ENDED
                                        MARCH 31,                     YEARS ENDED DECEMBER 31,
                                    ------------------    -------------------------------------------------
                                     2001       2000       2000       1999       1998       1997      1996
                                    -------    -------    -------    -------    -------    ------    ------
OPERATING RESULTS
Premiums and other
  considerations..................  $  928     $  993     $ 3,839    $ 3,772    $ 3,605    $3,362    $3,244
Net investment income.............   1,388      1,330       5,453      5,232      5,095     4,020     3,773
Finance charges...................     420        391       1,619      1,455      1,354     1,265     1,450
Investment gains (losses).........     (35)       (51)       (176)       (19)         6        40        62
Other revenues....................      69         74         328        239        191       240       185
                                    ------     ------     -------    -------    -------    ------    ------
  Total revenues..................   2,770      2,737      11,063     10,679     10,251     8,927     8,714
                                    ------     ------     -------    -------    -------    ------    ------
Insurance and annuity benefits....   1,377      1,384       5,500      5,313      5,159     4,332     4,218
Operating costs and expenses......     379        396       1,647      1,643      1,608     1,423     1,383
Commissions.......................     296        317       1,258      1,230      1,063       873       848
Change in DPAC/CIP................    (111)      (116)       (504)      (477)      (213)     (100)     (124)
Provision for finance receivable
  losses..........................      60         49         206        207        212       248       417
Goodwill amortization.............      12         12          48         48         45        24        22
Interest expense
  Corporate.......................      57         54         225        197        181       158       162
  Consumer lending................     172        163         694        574        512       461       493
Litigation settlements and other
  charges.........................      --         --         315(a)      57(a)     378(a)     50(b)     50(b)
Merger-related costs..............      --         --          --         --         --       272(b)     --
Loss on sale of non-strategic
  assets..........................      --         --          --         --         --       113(b)    165(b)
                                    ------     ------     -------    -------    -------    ------    ------
  Total benefits and expenses.....   2,242      2,259       9,389      8,792      8,945     7,854     7,634
                                    ------     ------     -------    -------    -------    ------    ------
Income before income tax
  expense.........................     528        478       1,674      1,887      1,306     1,073     1,080
Income tax expense................    (177)      (168)       (568)      (664)      (453)     (447)     (387)
                                    ------     ------     -------    -------    -------    ------    ------
Income before net dividends on
  preferred securities of
  subsidiaries....................     351        310       1,106      1,223        853       626       693
Net dividends on preferred
  securities of subsidiaries......     (28)       (25)       (103)       (92)       (89)      (84)      (40)
                                    ------     ------     -------    -------    -------    ------    ------
  Net income......................  $  323     $  285     $ 1,003(c) $ 1,131(d) $   764(e) $  542(f) $  653(g)
                                    ======     ======     =======    =======    =======    ======    ======
Net income per share(h)
  Basic...........................  $ 0.65     $ 0.57     $  2.01    $  2.26    $  1.51    $ 1.11    $ 1.33
  Diluted.........................    0.64       0.56        1.98       2.20       1.48      1.10      1.32
                                                                                                (continued)

                           THREE MONTHS ENDED
                               MARCH 31,                         YEARS ENDED DECEMBER 31,
                          --------------------    -------------------------------------------------------
                            2001        2000        2000        1999        1998        1997       1996
                          --------    --------    --------    --------    --------    --------    -------
                                                           (IN MILLIONS)
FINANCIAL POSITION
Total assets............  $124,356    $121,767    $120,094    $115,447    $105,107    $ 80,620    $74,134
Invested assets.........    78,866      70,783      72,293      68,335      69,863      54,006     50,832
Separate account
  assets................    20,028      26,495      23,234      24,097      16,158      11,482      7,863
Finance receivables,
  net...................    11,366      10,744      11,378      10,634       9,275       7,639      7,230
Debt (including short-
  term)
  Corporate.............     3,454       3,237       3,259       3,120       2,743       1,916      2,102
  Consumer lending......    10,820      10,271      10,833      10,206       8,863       7,266      7,630
Total liabilities
  (excluding debt)......    99,438      99,724      96,115      93,777      82,902      62,129     56,331
Redeemable equity.......     2,067       1,925       2,067       1,924       1,728       1,726      1,227
Shareholders' equity....     8,577       6,610       7,820       6,420       8,871       7,583      6,844

---------------
 (a) See note 17 of Item 8 in American General's Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference in this proxy statement/prospectus.

 (b) See note 3 of Item 8 in American General's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this proxy statement/prospectus.

 (c) Includes effect of aftertax charges of $175 million for settlement of industrial life insurance litigation and $32 million for alleged fraud loss (see note (a) above).

 (d) Includes effect of $36 million aftertax charge for litigation settlement related to financing of satellite dishes (see note (a) above).

 (e) Includes effect of $246 million aftertax charge for market conduct class action litigation (see note (a) above).

 (f) Includes effect of $247 million aftertax USLIFE Corporation merger-related costs, $73 million aftertax loss on sale of non-strategic assets, and $33 million aftertax litigation charge (see note (b) above).

 (g) Includes effect of $111 million aftertax loss on sale of non-strategic assets and $32 million aftertax write-down of USLIFE Corporation group business (see note (b) above).

 (h) Restated for two-for-one stock split effective March 1, 2001.

                           COMPARATIVE PER SHARE DATA

     Summarized below is selected per share information of AIG and American General on a historical, pro forma and equivalent pro forma basis. The presentation below is unaudited. You should read the comparative per share information below in conjunction with the selected consolidated financial data on pages 10 - 14 of this proxy statement/prospectus.

                                               THREE MONTHS ENDED
                                                   MARCH 31,              YEARS ENDED DECEMBER 31,
                                           --------------------------    --------------------------
                                              2001           2000         2000      1999      1998
                                           -----------    -----------    ------    ------    ------
AIG -- HISTORICAL(a)
Earnings per common share:
  Basic..................................    $  .66         $  .58       $ 2.43    $ 2.18    $ 1.87
  Diluted................................       .65            .57         2.41      2.15      1.83
Cash dividends per common share..........      .037           .033          .14       .13       .11
Book value per share at period end.......     17.91          14.63        16.98     14.33     13.09

AMERICAN GENERAL -- HISTORICAL(b)
Earnings per common share:
  Basic..................................    $  .65         $  .57       $ 2.01    $ 2.26    $ 1.51
  Diluted................................       .64            .56         1.98      2.20      1.48
Cash dividends per common share..........       .24            .22          .88       .80       .75
Book value per share at period end.......     17.00          13.42        15.47     12.90     17.36

---------------
(a) All AIG information has been adjusted to reflect the stock splits in the form of a 50% common stock dividend paid July 28, 2000 and a 25% common stock dividend paid July 30, 1999.

(b) All American General information has been adjusted to reflect the two-for-one stock split effective March 1, 2001.

Comparative per share data calculated by applying the maximum exchange ratio of
0.6037 of a share of AIG common stock for each share of American General common stock is as follows:


                                               THREE MONTHS ENDED
                                                   MARCH 31,              YEARS ENDED DECEMBER 31,
                                           --------------------------    --------------------------
                                              2001           2000         2000      1999      1998
                                           -----------    -----------    ------    ------    ------
AIG -- PRO FORMA(a)
Earnings per common share:
  Basic..................................    $  .71         $  .62       $ 2.53    $ 2.36    $ 1.96
  Diluted................................       .70            .61         2.51      2.32      1.91
Cash dividends per common share..........      .037           .033          .14       .13       .11
Book value per share at period end.......     19.12          15.54        18.00     15.18     15.01

AIG PRO FORMA EQUIVALENT FOR AMERICAN
  GENERAL SHAREHOLDERS(b)
Earnings per common share:
  Basic..................................    $  .43         $  .37       $ 1.53    $ 1.42    $ 1.18
  Diluted................................       .42            .37         1.52      1.40      1.15
Cash dividends per common share..........       .02            .02          .08       .08       .07
Book value per share at period end.......     11.54           9.38        10.87      9.16      9.06

---------------
(a) All AIG information has been adjusted to reflect the stock splits in the form of a 50% common stock dividend paid July 28, 2000 and a 25% common stock dividend paid July 30, 1999.

(b) All American General information has been adjusted to reflect the two-for-one stock split effective March 1, 2001.


Comparative per share data calculated by applying the minimum exchange ratio of
0.5462 of a share of AIG common stock for each share of American General common stock is as follows:


                                               THREE MONTHS ENDED
                                                   MARCH 31,              YEARS ENDED DECEMBER 31,
                                           --------------------------    --------------------------
                                              2001           2000         2000      1999      1998
                                           -----------    -----------    ------    ------    ------
AIG -- PRO FORMA(a)
Earnings per common share:
  Basic..................................    $  .71         $  .63       $ 2.56    $ 2.38    $ 1.98
  Diluted................................       .71            .62         2.53      2.35      1.93
Cash dividends per common share..........      .037           .033          .14       .13       .11
Book value per share at period end.......     19.33          15.71        18.20     15.35     15.18

AIG PRO FORMA EQUIVALENT FOR
  AMERICAN GENERAL SHAREHOLDERS(b)
Earnings per common share:
  Basic..................................    $  .39         $  .34       $ 1.40    $ 1.30    $ 1.08
  Diluted................................       .39            .34         1.38      1.28      1.05
Cash dividends per common share..........       .02            .02          .08       .07       .06
Book value per share at period end.......     10.56           8.58         9.94      8.38      8.29

---------------
(a) All AIG information has been adjusted to reflect the stock splits in the form of a 50% common stock dividend paid July 28, 2000 and a 25% common stock dividend paid July 30, 1999.

(b) All American General information has been adjusted to reflect the two-for-one stock split effective March 1, 2001.

                      THE AMERICAN GENERAL SPECIAL MEETING

     This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from the holders of American General common stock by the American General board of directors for use at the special meeting and any adjournment or postponement of the special meeting. American General first mailed this proxy statement/prospectus to American General shareholders on or about July 2, 2001. You should read this proxy statement/prospectus carefully before voting your shares.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting will be held in Houston, Texas at the St. Regis Hotel, 1919 Briar Oaks Lane, on August 15, 2001, starting at 9:00 a.m. CDT.

PURPOSE OF THE SPECIAL MEETING

     American General is holding the special meeting for the following purposes:

     - to ask you to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 11, 2001, among American General, AIG and Washington Acquisition Corporation, a wholly owned subsidiary of AIG; and

     - to transact any other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

RECORD DATE OF THE SPECIAL MEETING

     In accordance with the Texas Business Corporation Act, the American General bylaws and the rules of the New York Stock Exchange, American General has fixed June 25, 2001 as the record date for determining those American General shareholders entitled to notice of and to vote at the American General special meeting. Accordingly, only holders of record of American General common stock at the close of business on June 25, 2001 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the meeting. At that time, there were 35,762 shareholders of record of American General common stock and there were 499,942,017 shares of American General common stock issued and outstanding.

     As of the record date, directors and executive officers of American General owned approximately 2,392,902 shares of American General common stock, entitling them to exercise approximately 0.48% of the voting power of the American General common stock entitled to vote at the American General special meeting. American General currently expects that all directors and executive officers of American General will vote the shares of American General common stock owned by them for approval of the merger agreement. As of the record date, the subsidiaries of American General held a total of 2,151,460 shares of American General common stock in a fiduciary capacity, representing 0.43% of the shares entitled to vote at the special meeting. These entities maintained sole or shared voting power with respect to all of those shares of American General common stock. As of the record date, directors and executive officers of AIG owned less than 100 shares of American General common stock. As of the record date, AIG held no shares of American General common stock. As of the record date, subsidiaries of AIG, as a result of investment advisory relationships of such subsidiaries, may be deemed to beneficially own a total of 51,055 shares of American General common stock, representing 0.01% of the shares entitled to vote at the special meeting. These entities maintained sole or shared voting power with respect to all of those shares of American General common stock. In addition, American General Life Insurance Company, a subsidiary of American General, holds 1,399,228 shares of American General common stock. Such shares will not be considered present and entitled to vote and will not be counted for purposes of determining the presence of a quorum at the special meeting.

     More detailed information with respect to beneficial ownership of American General common stock by directors and executive officers of American General is incorporated by reference to American

General's definitive proxy statement on Schedule 14A filed by American General with the SEC on March 28, 2001. See "Where You Can Find More Information" on page 77.

MAJORITY OF OUTSTANDING SHARES MUST BE REPRESENTED FOR A VOTE TO BE TAKEN

     In order to have a quorum at the special meeting, a majority of the shares of American General common stock that are issued and outstanding and entitled to vote as of the record date must be present in person or by proxy. If a quorum is not present, a majority of the shares of American General common stock that are represented may adjourn or postpone the special meeting. Shares represented by broker non-votes and abstentions will be considered present and entitled to vote and will be counted for purposes of determining the presence of a quorum at the special meeting.

VOTE REQUIRED AT THE SPECIAL MEETING

     The merger agreement must be approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of American General common stock on the record date. Each share of American General common stock is entitled to cast one vote.

VOTING YOUR SHARES AND CHANGING YOUR VOTE

     Voting Your Shares. The American General board of directors is soliciting proxies from the American General shareholders. This will give you the opportunity to vote at the special meeting. When you deliver or cast a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions. If you return a signed and dated proxy card but do not indicate how the shares are to be voted, the shares represented by your proxy card will be voted as recommended by the American General board of directors. A properly executed proxy card marked "ABSTAIN" will not be voted at the special meeting. A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that may be properly presented for action at the special meeting and any adjournment or postponement of the special meeting. However, no proxy that is voted against approval of the merger agreement will be voted in favor of any adjournment or postponement of the special meeting that is for the purpose of soliciting additional proxies.

     To grant your proxy by mail, please complete the enclosed proxy card, sign, date and return it in the enclosed envelope as soon as possible to help ensure timely delivery. To be valid, a returned proxy card must be signed and dated.

     New York Stock Exchange rules do not permit brokers or nominees to vote shares that they hold on behalf of others without specific instructions from the person who beneficially owns those shares. Accordingly, if your shares are held in the name of your broker or nominee, they will vote your shares only if you provide instructions on how you want your shares to be voted. You should follow the directions your broker or nominee provides regarding how to instruct them to vote your shares.

     If you attend the special meeting, you may vote in person by completing a ballot at the special meeting even if you have already signed, dated and returned your proxy card. If your shares are held in the name of your broker or nominee, you must obtain a proxy, executed in your favor, from your broker or nominee to be able to vote in person at the special meeting.

     Because the affirmative vote of at least two-thirds of the issued and outstanding shares of American General common stock on the record date is required to approve the merger agreement, if you do not vote by proxy card or by attending the special meeting and voting in person, or if you vote "ABSTAIN," your actions will have the same effect as a vote against the merger agreement. Broker non-votes, which are shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal, will also have the same effect as a vote against the merger agreement.

     Changing Your Vote by Revoking Your Proxy. You may change your vote by revoking your proxy. You can do this in one of three ways:

     - deliver a valid, later-dated proxy that is timely received before the special meeting;

     - provide written notice to American General's Corporate Secretary that is timely received before the special meeting that you have revoked your proxy; or

     - attend the special meeting in person and vote by completing a ballot.

     You will not revoke your proxy by simply attending the special meeting unless you complete a ballot. If you have instructed a broker or nominee to vote your shares, you must follow directions from them to change those instructions.

PROXIES FOR PARTICIPANTS IN AMERICAN GENERAL'S THRIFT PLANS

     If you own shares of American General common stock as a participant in the American General Employees' Thrift and Incentive Plan, the American General Agents' and Managers' Thrift Plan or the Variable Annuity Life Insurance Company Agents' and Managers' Thrift Plan, those shares will be voted by the applicable plan's trustee as you direct on your proxy. If you do not provide instructions regarding those shares, the trustee must vote the shares in accordance with the instructions received from a majority of shares for which the trustee did receive instructions and in accordance with its fiduciary duty.

COSTS OF SOLICITATION

     American General will bear the costs of soliciting American General proxies from its shareholders, except that American General and AIG will share equally the cost of filing and printing this proxy statement/prospectus. In addition to the solicitation of proxies by mail, American General will request that brokerage houses and other custodians, nominees and fiduciaries send proxy materials to beneficial owners of shares of American General common stock held of record by those custodians, nominees and fiduciaries. American General will, upon request, reimburse the reasonable expenses in forwarding the proxy materials to beneficial owners of shares of American General common stock. American General also has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies from American General shareholders in connection with the special meeting and to verify records related to the solicitation. Georgeson will receive a fee of approximately $35,000 as compensation for its services, plus reimbursement of its reasonable out-of-pocket expenses. American General may also use its regular employees, who will not be specially compensated, to solicit proxies from American General shareholders, either personally or by mail, telephone, telegram, facsimile or other means.

OTHER BUSINESS; ADJOURNMENTS; SHAREHOLDER PROPOSALS

     American General is not currently aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting or any adjournment or postponement of the special meeting, your proxies will have discretion to vote or act on those matters, including to adjourn or postpone the special meeting or any adjournment or postponement of a later-held special meeting. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of any adjournment or postponement of the special meeting to solicit additional proxies to approve the merger agreement.

     Under Rule 14a-8 under the Securities Exchange Act of 1934 as currently in effect, any holder of at least $2,000 in market value of American General common stock who has held such securities for at least one year and who desires to have a proposal presented in the American General proxy material for use in connection with the American General annual meeting of shareholders to be held in 2002 (if one is held) must transmit that proposal (along with his or her name, address, the number of shares of American General common stock that he or she holds of record or beneficially, the dates upon which the securities were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such common stock through the date of the 2002 meeting) in writing as set forth below. Proposals of shareholders intended to be presented at the next annual meeting must be received by the Corporate Secretary, American General Corporation, 2929 Allen Parkway, Houston, Texas 77019, not later than November 30, 2001. In order for proposals of shareholders made outside of Rule 14a-8 under the Securities Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Securities Exchange Act, such proposals must be received by the Corporate Secretary of American General at the above address by December 27, 2001. American General's bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Securities Exchange Act must be submitted, in accordance with the requirements of the bylaws, between November 27, 2001, and December 27, 2001.

                                THE ACQUISITION

BACKGROUND OF THE ACQUISITION

     For many years, American General has pursued a dual growth strategy focusing on organic growth of its businesses and growth through acquisitions. Beginning in early 1998, Robert M. Devlin, American General's chairman, president and chief executive officer, periodically reviewed with American General's board the changing landscape of the insurance and financial services industry and its effect on American General's strategic outlook, with particular attention to the importance of actively participating in the rapid globalization of the industry.

     As part of its dual growth strategy, over the last several years American General has preliminarily explored potential business combinations with other insurance and financial services companies. Management communicated with senior representatives of other insurance and financial services concerns of various size and scope and shared views on the industry and their respective companies' future strategic direction. These communications included two meetings in the fall of 2000 between Mr. Devlin and Maurice R. Greenberg, chairman and chief executive officer of AIG, during which they discussed industry trends and, on a preliminary basis, touched upon the possibility of exploring a business combination involving AIG and American General. Although Mr. Devlin regularly briefed the board regarding these discussions, none of these discussions reached a point where there was a proposal for the board to review or consider.

     As part of these regular communications with industry leaders, in early September 2000 Mr. Devlin met in New York with Jonathan Bloomer, group chief executive of Prudential plc. This meeting was followed by additional meetings in London and New York between October 2000 and January 2001 involving senior management of American General and Prudential plc at which they discussed industry trends and, in broad terms, the future strategies of each company. At the later meetings, the parties began to generally explore the possibility of American General and Prudential plc pursuing a business combination.

     From January 2001 through early March 2001, senior management of American General and Prudential plc and their respective legal and financial advisers conducted due diligence on the other party and discussed and negotiated the terms of a proposed business combination between the two companies. Following numerous meetings of the American General board of directors, on March 12, 2001 the parties publicly announced the signing of the Prudential merger agreement.

     Between March 9, 2001, the last trading day prior to the announcement of the Prudential merger, and April 3, 2001, the market price for Prudential ordinary shares on the London Stock Exchange decreased by 17% from 897 pence to 744 pence. As a result, the nominal value of the consideration into which the American General common stock was to be converted in the Prudential merger fell from $48.26 to $39.90 per share. This nominal value was based upon the US-dollar equivalent of the market value of Prudential plc shares, after taking into account a 2.5% decline in the exchange rate between the UK pound sterling and the US dollar during this period and the approximately $0.86 per share of American General common stock that American General shareholders would have received as American General regular dividends and/or under the dividend equalization provision of the Prudential merger agreement had the Prudential merger closed by the end of the third quarter of 2001.

     On April 3, 2001, Mr. Greenberg telephoned Mr. Devlin to describe a letter he intended to send to Mr. Devlin proposing that AIG acquire American General in an all stock transaction. The letter, which was subsequently sent to Mr. Devlin, proposed that each American General share would be exchanged for $46 in value of AIG stock provided that the price of AIG common stock traded within a five-percent collar (calculated based on the $80.21 AIG closing sale price on April 3, 2001) during an agreed-upon period prior to the closing date, with fixed exchange ratios applying outside that collar. The letter, which was immediately made public by AIG, stated that AIG was prepared to proceed forward with a definitive agreement on terms that compared favorably with those in the Prudential agreement and anticipated that the proposed combination would be tax-free and be accounted for as a pooling of interests.

     On April 3, 2001, American General issued a press release acknowledging receipt of AIG's unsolicited offer to acquire the company.

     Beginning with receipt of the letter from Mr. Greenberg on April 3, 2001, and continuing through the signing of the merger agreement on May 11, 2001, American General regularly updated Prudential plc on the status of its contacts and discussions with AIG as required by the terms of the Prudential merger agreement.

     On April 4, 2001, Mr. Greenberg hosted a conference call, which was open to the financial community and the general public, in which he reviewed the terms of AIG's offer to acquire American General.

     On April 9, 2001, a meeting of the American General board was held with management and representatives of Morgan Stanley and American General's legal advisers, Skadden Arps and Vinson & Elkins L.L.P., present. At this meeting, management reviewed the AIG offer, including the potential financial and strategic benefits of the proposed transaction. In addition, representatives of Morgan Stanley presented a preliminary financial analysis of the AIG offer, including preliminary comparisons of various financial terms of the Prudential merger and the AIG offer. Representatives of Skadden Arps reviewed the obligations of American General under the terms of its merger agreement with Prudential, including the nature of the determinations that the board would be required to make prior to entering into negotiations with AIG. Representatives of Vinson & Elkins reviewed with the board its fiduciary duties under Texas law.

     After full discussion and based on a review of then current information and consultation with its advisers, the American General board determined, after consultation with outside legal counsel, that AIG's offer would reasonably be expected to result in a "Superior Proposal" for American General's shareholders, as defined in the Prudential merger agreement. The board also determined that failure to enter into discussions with AIG regarding its offer would be inconsistent with its fiduciary duties under applicable law. The board therefore directed American General's management and advisers to promptly meet with representatives of AIG concerning its offer to acquire the company.

     Also on April 9, 2001, Prudential plc filed an action against AIG in the District Court of Harris County, Texas, seeking injunctive and other relief in connection with AIG's offer to acquire American General alleging, among other things, that AIG was tortiously interfering with Prudential's contract with American General. After its motion for a temporary restraining order against AIG was denied, on April 17, 2001, Prudential plc abandoned its claim for injunctive relief.

     On April 10, 2001, American General and AIG executed a confidentiality agreement. Following the signing of that agreement, Messrs. Devlin and Greenberg met and had general discussions about the terms of the AIG offer.

     Throughout the rest of April 2001, AIG and its financial and legal advisers conducted extensive due diligence on American General. During that time, and pursuant to the requirements of the Prudential agreement, American General ensured that any diligence information made available to AIG was or had been provided to Prudential plc. At the end of April 2001, American General and AIG also began negotiating the terms of the proposed merger agreement.

     From April 16-19, 2001, senior management of American General and AIG and their respective legal and financial advisers met in New York, Houston, Nashville and Evansville, Indiana, to review in detail financial, legal, operational and strategic aspects of American General's businesses. On April 20, 2001, senior management of American General and AIG and their respective legal and financial advisers met in New York to review financial, legal, operational and strategic aspects of AIG's businesses.

     Beginning in late April and continuing until execution of the merger agreement on May 11, 2001, AIG and its representatives initiated discussions with Messrs. Devlin, Graf and Martin and their representatives regarding their willingness to remain employed with American General following the acquisition and to negotiate the terms of their respective employment agreements. These agreements are summarized under "-- Interests of American General Directors and Executive Officers in the Acquisition."

     On April 26, 2001, the American General board held a meeting immediately following the annual meeting of American General shareholders. Management of American General updated the board on the status of the due diligence process and the negotiations with AIG regarding its offer to acquire American General.

     On April 29, 2001, Messrs. Devlin and Greenberg met to discuss the financial terms of AIG's offer.

     On April 30, 2001, a meeting of the American General board was held with management and representatives of Morgan Stanley, Skadden Arps, and Vinson & Elkins present. At this meeting, management made a presentation as to the strategic rationale for a transaction with AIG, as well as the results of its due diligence review of AIG. In addition, representatives of Morgan Stanley presented a financial analysis of American General and an updated discussion of its preliminary comparisons of various financial features of the Prudential merger and the AIG offer. Representatives of Skadden Arps reviewed the terms of the proposed merger agreement (including the then outstanding issues) and the status of the negotiations with AIG and its advisers. Representatives of Vinson & Elkins reviewed with the board its fiduciary duties under Texas law in connection with its consideration of the proposed transactions.

     The board and its advisers then discussed in detail American General's options under the terms of its merger agreement with Prudential and the consequences of the range of potential actions that the board could take in connection with the AIG offer. The board recognized that American General did not at that time have the right to unilaterally terminate the Prudential merger agreement, even if the board decided to withdraw its recommendation of the Prudential merger and that withdrawal could have obligated American General, under certain circumstances, to pay Prudential plc all or a portion of the $600 million termination fee under the Prudential agreement. After full discussion, the board authorized the American General management team, working with its financial and legal advisers, to continue negotiations with AIG and its advisers and to attempt to finalize a transaction with AIG on terms consistent with those discussed at the meeting. The board further authorized management to approach Prudential plc regarding the possible terms of a negotiated termination of the Prudential merger agreement if American General was able to finalize the terms of an AIG transaction.

     During the period of May 1-7, 2001, representatives of American General and AIG and their respective legal and financial advisers met extensively in person and by telephone to negotiate and finalize the exchange ratio, termination fees and other terms of the merger agreement.

     On May 8, 2001, Mr. Devlin telephoned Mr. Bloomer and informed him that American General was prepared to enter into a transaction with AIG and requested that Prudential plc enter into discussions in an attempt to reach a negotiated resolution that would provide for the termination of the Prudential merger agreement and the payment to Prudential of the $600 million fee as mandated by the terms of the Prudential agreement.

     From May 8-10, 2001, representatives of AIG, American General and Prudential plc and their respective advisers met extensively by telephone to discuss the terms of a potential settlement agreement, including the terms of mutual releases.

     On May 10, 2001, Mr. Bloomer contacted Mr. Devlin to inform him that the board of directors of Prudential plc was willing to proceed with a negotiated settlement agreement on the terms previously discussed. Representatives of AIG, American General and Prudential plc and their respective advisers thereafter met by telephone to finalize the terms of the settlement agreement.

     On the evening of May 10, 2001, a telephonic meeting of the American General board was held with management and representatives of Morgan Stanley and Skadden Arps present. At this meeting, representatives of Morgan Stanley updated its earlier review of the financial terms of the Prudential merger and the AIG offer and confirmed that, in its view, as of May 10, 2001, the AIG offer was superior from a financial point of view to the Prudential merger. The board resolved to withdraw its earlier recommendation of the Prudential merger agreement after determining that to do otherwise would be inconsistent with its fiduciary duties under applicable law. Morgan Stanley then delivered orally to the board its opinion (subsequently confirmed in writing) to the effect that, as of that date and subject to the matters described in the opinion, the consideration to be received by the holders of shares of American General common stock pursuant to the merger agreement was fair from a financial point of view to such holders. In addition, representatives of Skadden Arps reviewed the terms of the merger agreement and the settlement agreement. After full discussion, the board determined that it was in the best interests of American General and its shareholders to finalize and enter into the proposed merger agreement with AIG, approved the settlement agreement with Prudential, the merger and the merger agreement, and recommended that American General's shareholders approve the merger agreement.

     In the early morning of May 11, 2001, AIG, American General and Prudential executed the settlement agreement. American General paid Prudential plc the $600 million termination fee along with the reimbursement of certain expenses, each as required by the Prudential merger agreement. Simultaneously therewith, AIG and American General executed the merger agreement.

REASONS FOR THE ACQUISITION; RECOMMENDATION OF THE AMERICAN GENERAL BOARD

     The American General board has unanimously approved the merger agreement and determined that the acquisition by AIG is fair to and in the best interests of American General and its shareholders. The decision of the American General board to withdraw its recommendation of the Prudential merger agreement, to enter into the merger agreement and to recommend that the American General shareholders approve the merger agreement was the result of careful consideration by the American General board of numerous factors, including:

     - the value to American General shareholders of the AIG offer, including the fairness to shareholders of the financial terms of the offer;

     - a comparison of the financial terms of the AIG offer and of the Prudential merger;

     - the operational synergies and other business benefits offered by a transaction with AIG; and

     - the terms of the draft merger agreement and other details of the proposed transaction with AIG.

     The deliberations of the American General board included consideration of the following positive factors:

     - The exchange ratio (based on AIG's closing sale price on May 10, 2001, the last trading day before the execution of the merger agreement) implied a value of $46 per share of American General common stock, representing a premium of:

          (a) 20% over American General's closing price on March 9, 2001, the last trading day before the execution of the Prudential merger agreement; and

          (b) 25% over American General's closing price on April 3, 2001, the last trading day immediately preceding the announcement of the AIG offer.

     - The exchange ratio in the merger agreement is subject to a "collar," which provides that if the AIG sale price during a specified pricing period prior to the closing of the merger is within 5% (in either direction) of $80.21 (the AIG sale price at the close of business on April 3, 2001, the day AIG publicly announced its offer), the exchange ratio will be calculated to provide $46 of value of AIG common stock for each American General share. In the event that AIG's sale price is equal to or less than $76.20 or equal to or more than $84.22, American General shareholders will receive 0.6037 or 0.5462 of an AIG share, respectively. American General shareholders will benefit from this collar because:

          (a) American General shareholders will receive $46 in value if the AIG sale price is below $80.21 during the relevant pricing period, provided it remains between $80.21 and $76.21

              (the lower end of the 5% downside range), which would not have been the case had the exchange ratio been fixed (that is, without a collar); and

          (b) American General shareholders benefit from any increase in the AIG sale price above $84.22 (the upper end of the 5% upside range) during the relevant pricing period, which would not have been the case had the consideration been based on a fixed value (that is, $46 per share in all cases).

     - The analyses and presentations prepared by Morgan Stanley and the written opinion of Morgan Stanley to the effect that, as of May 10, 2001, and subject to the matters set forth in its written opinion, the consideration to be received by the holders of shares of American General common stock pursuant to the AIG merger agreement was fair from a financial point of view to such holders, which are described below under "-- Opinion of American General's Financial Advisor."

     - The board's belief, based in part on the views of American General's financial advisers, that the AIG transaction was more favorable to American General's shareholders from a financial point of view than the Prudential merger. This analysis included a comparison of the $46 per share implied market value of AIG's proposal at the close of business on May 10, 2001, the last trading day before the execution of the merger agreement, and the $44.44 per share (including the dividends that American General shareholders would have received under the Prudential merger agreement, assuming the Prudential merger closed at the end of the third quarter of 2001) nominal value of the consideration offered in the Prudential merger, based on the closing price of Prudential ordinary shares on that same date.

     - The opportunity for American General shareholders to participate, as holders of AIG common stock, in one of the largest, most diversified global insurance and financial services organizations. In this regard, the board noted that current trends, including continuing consolidation in the global financial services market, favored larger global companies like AIG with diverse businesses and markets.

     - The financial strength of AIG and its subsidiaries, both domestically and internationally, which may permit American General's businesses to obtain lower cost funding through the capital markets relative to American General on a stand-alone basis.

     - The potential operational benefits afforded by the transaction, including:

          (a) expanded growth opportunities resulting from increased market presence and financial resources;

          (b) cross-selling opportunities utilizing AIG's expanded distribution channels and complementary product portfolios;

          (c) economies of scale that are expected to result in enhanced operating margins; and

          (d) expected savings in areas such as general and administrative expenses.

     - The proven capability of each management team to deliver shareholder value, integrate businesses and successfully execute strategies.

     - The structure of the transaction and the terms of the merger agreement, including the fact that the acquisition is intended to qualify as a reorganization under Section 368(a) of the Code and for "pooling of interests" accounting treatment.

     - The provisions of the merger agreement that provide for a termination fee of up to $600 million to be paid to American General if the merger agreement is terminated for any reason other than certain limited circumstances. See "The Merger Agreement -- Termination Payment; Expenses."

     - The non-financial terms of the transaction, including the fact that American General is expected to retain its corporate identity and that Mr. Devlin will remain chief executive officer of American General and become a director and Vice Chairman of AIG.

     - The ability to consummate the merger within a reasonable period of time, including likelihood of receiving the necessary regulatory approvals in accordance with the terms of the merger agreement.

     The American General board also identified and considered the following potentially negative factors in its deliberations:

     - The "collar" negatively affects American General shareholders in the following manner:

          (a) American General shareholders will only receive $46 in value if the AIG sale price is above $80.21 during the relevant pricing period, provided it remains between $80.21 and $84.22 (the upper end of the 5% upside range), which would not have been the case had the exchange ratio been fixed (that is, without a collar); and

          (b) American General shareholders will be adversely affected by any decrease in the AIG sale price below $76.21 (the lower end of the 5% downside range) during the relevant pricing period, which would not have been the case had the consideration been based on a fixed value (that is, $46 per share in all cases).

     - Assuming continuation of historical dividend practices of the two companies, the dividends on the AIG common stock to be received by American General shareholders during the first year (2002) following the acquisition will be approximately 10% of the dividends that the American General shareholders would have received from American General on a stand-alone basis.

     - The $600 million termination fee payable under the merger agreement with Prudential plc.

     - From the date of announcement of the AIG offer on April 3, 2001 until May 10, 2001, the nominal value to be received by American General shareholders in the Prudential merger had increased from $39.90 to $44.91 per share (in each case, including the dividends that American General shareholders would have received under the Prudential merger agreement). However, the board considered the possibility that this increase may have been due in part to market speculation that the Prudential merger would be abandoned.

     - Under the terms of the Prudential merger agreement, American General shareholders would own approximately 48% of the shares of the combined group and six American General directors would be appointed to the Prudential board (representing one-third of the board), while under the terms of the merger agreement, American General shareholders would own approximately 12% of the stock of AIG following the acquisition and only Mr. Devlin would be appointed to the AIG board.

     - The likely impact of the acquisition on American General's employees, including potential job reductions.

     - The difficulty inherent in integrating two large and geographically diverse businesses and the risk that the cost efficiencies, synergies and other benefits sought in the acquisition might not be fully realized.

     - The restrictions placed by the merger agreement on the operation of American General's business during the period between the signing of the agreement and the completion of the acquisition.

     - The $250 million termination fee to be paid to AIG if the merger agreement is terminated under circumstances specified in the merger agreement. See "The Merger Agreement -- Termination Payment; Expenses."

     - The fact that if a third party made a more favorable competing offer for American General, American General might not be able to terminate the merger agreement prior to the time at which the American General shareholders vote on the merger agreement. See "The Merger Agreement -- Termination."

- The possibility that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

        (a) the market price of American General's common stock;

        (b) American General's operating results, particularly in light of the costs incurred in connection with the acquisition, including the potential requirement to make a termination payment; and

        (c) American General's ability to attract and retain key personnel.

     In its consideration of the proposed acquisition, the American General board also reviewed information relating to the two companies and the proposed transaction, including:

     - Historical information concerning AIG's and American General's respective businesses, financial performance and condition, operations, technology, management and competitive position.

     - American General management's view as to the financial condition, results of operations and businesses of AIG and American General before and after giving effect to the acquisition.

     - Current financial market conditions and historical market prices, volatility and trading information with respect to AIG common stock and American General common stock.

     - Reports from senior management and legal and financial advisers as to the result of their due diligence review of AIG.

     Although the foregoing discussion sets forth all of the material factors considered by the American General board in reaching its recommendation, it may not include all of the factors considered by the board, and each director may have considered different factors. In view of the variety of factors and the amount of information considered, the American General board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole.

     THE AMERICAN GENERAL BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE ACQUISITION, AND DECLARED THAT THE MERGER AGREEMENT AND THE ACQUISITION ARE ADVISABLE AND IN THE BEST INTERESTS OF AMERICAN GENERAL AND THE AMERICAN GENERAL SHAREHOLDERS. ACCORDINGLY, THE AMERICAN GENERAL BOARD UNANIMOUSLY RECOMMENDS THAT THE AMERICAN GENERAL SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     In considering the recommendation of the American General board with respect to the merger agreement, you should be aware that certain directors and officers of American General have arrangements that cause them to have interests in the acquisition that are different from, or are in addition to, the interests of American General shareholders generally. See "The Acquisition--Interests of American General Directors and Executive Officers in the Acquisition."

OPINION OF AMERICAN GENERAL'S FINANCIAL ADVISOR

     Under a letter agreement dated as of May 10, 2001, Morgan Stanley was engaged to provide financial advisory services to American General. American General selected Morgan Stanley to act as its financial advisor for the acquisition based on Morgan Stanley's qualifications, expertise and reputation, as well as its knowledge of the business and affairs of American General. On May 10, 2001, Morgan Stanley delivered its oral opinion, subsequently confirmed in writing, to the American General board of directors that, as of May 10, 2001 and subject to and based on the factors considered in its opinion, the consideration to be paid to holders of shares of American General common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

     The full text of Morgan Stanley's written opinion, dated as of May 10, 2001, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in rendering its opinion, is attached as Appendix B to this document. Holders of American General common stock are urged to, and should, read this opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the board of directors of American General, addresses only the fairness from a financial point of view to the holders of American General common stock of the consideration to be paid to such holders pursuant to the merger agreement, and does not address any other aspect of the acquisition or constitute a recommendation to any American General shareholder as to how to vote at the special meeting. This summary is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other business and financial information of American General and AIG, respectively;

     - reviewed certain internal financial statements and other financial and operating data concerning American General and AIG prepared by the managements of American General and AIG, respectively;

     - reviewed certain earnings estimates of American General and AIG published by certain financial analysts, including those at Morgan Stanley, who report on American General and AIG;

     - reviewed certain historical embedded and appraisal value estimates of American General prepared by American General and actuarial consultants retained by American General;

     - discussed the past and current operations and financial condition and the prospects of American General and AIG with senior executives of American General and AIG, respectively;

     - reviewed the pro forma impact of the acquisition on AIG's financial results;

     - reviewed the reported prices and trading activity for American General common stock and AIG common stock;

     - compared the financial performance of American General and AIG and the prices and the trading activity of American General common stock and AIG common stock with that of certain other comparable publicly traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     - discussed with the senior managements of American General and AIG the strategic rationale and objectives of the merger and their estimates of synergies and other anticipated benefits of the merger;

     - participated in discussions and negotiations among representatives of American General and AIG and their financial and legal advisors;

     - reviewed the May 10, 2001 draft of the merger agreement and certain related documents; and

     - performed such other analyses and considered such other factors that Morgan Stanley deemed appropriate.

     Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the estimates of synergies and other anticipated benefits from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of American General and AIG. Morgan Stanley also assumed that American General would make a payment of $600 million to Prudential plc as set forth in the merger agreement between American General and Prudential, prior to closing of the merger. Morgan Stanley was not provided with any financial forecasts for American General or AIG and instead relied upon the publicly available estimates of certain financial analysts, including those at Morgan Stanley, who report on

American General and AIG and the assessment of the managements of American General and AIG with respect to such estimates. Morgan Stanley assumed that the merger would be completed in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be accounted for as a "pooling of interests" business combination in accordance with U.S. generally accepted accounting principles and the merger will be treated as a tax-free reorganization/exchange pursuant to the Internal Revenue Code of 1986. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of American General or AIG, nor was Morgan Stanley furnished with any such appraisals; however, Morgan Stanley reviewed certain historical embedded and appraisal value estimates of American General prepared by American General and actuarial consultants retained by American General and Morgan Stanley relied on such estimates for the purposes of its opinion. The opinion of Morgan Stanley is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

     The following is a brief summary of the material financial analyses of American General and AIG performed by Morgan Stanley in preparing its opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Morgan Stanley.

     In preparing its opinion, Morgan Stanley performed certain analyses of American General on a total company basis and others on a segment basis for its asset accumulation, life insurance and consumer lending segments. Morgan Stanley's opinion is based on all of its analyses of American General.

     Comparative Stock Price Performance. As part of its analysis, Morgan Stanley reviewed with the board of directors of American General the recent stock price performance of American General and compared this performance with that of the S&P 500 Index and a composite index of selected domestic life insurance and annuity companies. This composite index included AFLAC, Inc., Jefferson-Pilot Corporation, Lincoln National Corporation, Nationwide Financial Services, Inc. and Torchmark Corporation.

     Morgan Stanley observed that over the period from May 9, 1996 through May 10, 2001, the closing market prices appreciated as set forth below:

                                                             PERCENT APPRECIATION
                                                             --------------------
American General...........................................         163.4%
S&P 500 Index..............................................          94.5
Life Insurance and Annuity Composite Index.................         149.4

     Historical Public Market Trading Value. Morgan Stanley reviewed the stock price performance of American General based on an analysis of the historical market prices and trading multiples of shareholders equity, excluding the effects of SFAS 115, which exclusion has the effect of excluding unrealized gains (losses) included in shareholders' equity ("Adjusted Book Value"), and I/B/E/S earnings estimates for American General common stock from May 10, 1996 through May 10, 2001.

     Morgan Stanley then compared the implied market value of the consideration to be received by holders of American General common stock in the acquisition of $46.00 per share, based on the closing price of the AIG common stock on May 10, 2001, to several average American General closing prices over the period ending on April 3, 2001 (the prices unaffected by announcement of the AIG offer) and the closing price on March 9, 2001 (price unaffected by announcement of Prudential merger) to arrive at the implied premiums over the American General closing prices, including those indicated in the table below.

     Morgan Stanley noted that, as of May 10, 2001, in addition to the implied market value of the consideration to be received by the holders of shares of American General common stock in the acquisition of $46.00, based on the May 10, 2001 closing price of AIG common stock, the exchange ratio formula that AIG proposed afforded holders of American General common stock additional value in the form of protection from a decline of up to 8% in the price of AIG common stock.

                                                                 AVERAGE         PERCENTAGE
                                                                AMERICAN          PREMIUM
                                                                 GENERAL       IMPLIED BY THE
PERIOD ENDING APRIL 3, 2001                                   CLOSING PRICE    EXCHANGE RATIO
---------------------------                                   -------------    --------------
1 Trading Day Prior.........................................     $36.80             25.0%
10 Trading Day Average......................................      35.78             28.6
1 Month Average.............................................      42.03              9.5
3 Month Average.............................................      39.44             16.6
52 Week High................................................      44.01              4.5
52 Week Average.............................................      36.60             25.7
March 9, 2001 (price unaffected by announcement of
  Prudential merger)........................................      38.25             20.3

     Comparable Public Companies Analysis. Morgan Stanley reviewed and compared certain financial information and public market trading multiples relating to American General to corresponding financial data for comparable publicly traded life insurance and other financial services companies.

     The group of comparable public companies reviewed included:

     - Metlife, Inc.;

     - Jefferson-Pilot Corporation;

     - Torchmark Corporation;

     - Nationwide Financial Services, Inc.;

     - John Hancock Financial Services, Inc.;

     - Lincoln National Corporation; and

     - Protective Life Corporation.

     Morgan Stanley compared, for these companies and American General, financial information and public market trading multiples as follows:

     - stock price to 2001 estimated earnings per share based on I/B/E/S estimates;

     - stock price to 2002 estimated earnings per share based on I/B/E/S estimates; and

     - stock price to the December 31, 2000 Adjusted Book Value.

     The following table reflects the results of the analysis:

                                                                          PRICE/DECEMBER 31,
                                          PRICE/2001E     PRICE/2002E       2000 ADJUSTED
                                            EARNINGS        EARNINGS          BOOK VALUE
                                          ------------    ------------    ------------------
American General (as of March 9, 2001,
  price unaffected by announcement of
  the Prudential merger)................          13.2x           11.8x              2.38x
Average of Life and Annuity
  Comparables...........................          12.8            11.5               1.94
Range of Life and Annuity Comparables...  11.5 to 14.8    10.2 to 13.2       1.43 to 2.45

     No company used in the comparable public companies analysis is identical to American General. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of American General and other factors that could affect the public trading value of the companies to which they are being compared. Morgan Stanley believed that it was necessary to make quantitative and qualitative judgments concerning the weight to be given to each of the comparable companies in deriving a range of implied public market trading values to apply to the relevant ratios of American General. In evaluating the comparable companies, Morgan Stanley also made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of American General, such as the impact of competition on American General and the insurance and financial services industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of American General or the insurance and financial services industry or in the financial markets in general.

     Business Segment Analysis. Morgan Stanley analyzed American General by separately valuing its three main business segments: life insurance, asset accumulation and consumer lending. Morgan Stanley performed this analysis because it permitted Morgan Stanley to compare publicly traded companies that were similar to one or more of American General's three main business segments, but different from American General as a combined company, and to apply the appropriate valuation methods on a segment-by-segment basis. In determining the value of each of the three business segments, Morgan Stanley excluded estimated corporate, debt and preferred expenses applicable to American General as a whole ("Corporate Expenses").

1.  Segmented Public Market Trading Analysis

     Morgan Stanley derived implied ranges of public market trading values on a segment-by-segment basis by applying relevant multiple ranges from an analysis of comparable publicly traded companies to reported 2000 earnings, to Morgan Stanley equity research 2001 estimated earnings and to December 31, 2000 Adjusted Book Value.

     This analysis revealed the following reference ranges for the implied public market trading value and implied 2001 estimated earnings multiples, based on Morgan Stanley equity research 2001 earnings estimates of each of the three segments of American General and I/B/E/S earnings estimates for the combined company on a per share basis.

                                                                                      IMPLIED 2001E
                                                       IMPLIED SEGMENT VALUE             EARNINGS
                                                           TRADING RANGE              MULTIPLE RANGE
                                                  --------------------------------    --------------
SEGMENT                                                LOW               HIGH          LOW     HIGH
-------                                           --------------    --------------    -----    -----
Life Insurance..................................  $  9.5 billion    $ 10.2 billion    11.6x    12.5x
Asset Accumulation..............................    11.1 billion      11.9 billion    15.0     16.0
Consumer Lending................................     3.0 billion       3.3 billion    11.6     12.5
Corporate Expenses..............................    (4.8) billion     (5.1) billion
Combined Entity.................................    18.8 billion      20.3 billion
Combined Entity-Per Share.......................  $ 37.10           $ 39.84           12.9     13.9

2.  Acquisition Premium Analysis

     Based on the range of implied public market trading values, as described above, for each of the American General business segments, Morgan Stanley performed an analysis of implied acquisition values on each segment. Using a range of premiums Morgan Stanley considered representative of the acquisition premiums paid in comparable transactions and based on current market conditions, Morgan Stanley applied a range of market premiums of 30% to 40% for the asset accumulation and consumer lending segments and 25% to 35% for the life insurance segment. Excluding Corporate Expenses, Morgan Stanley derived an implied acquisition premium value range of $12.25 billion to $13.25 billion for the life insurance segment, $14.75 billion to $15.75 billion for the asset accumulation segment and $4.1 billion to $4.45 billion for the consumer lending segment.

3. Analyses of Selected Precedent Transactions

     As part of its analysis, Morgan Stanley reviewed recent transactions involving life insurance and asset accumulation companies, including:

DATE OF ANNOUNCEMENT              TARGET                            ACQUIROR
--------------------              ------                            --------
                                             ANNUITY TRANSACTIONS
      08/20/98        SunAmerica Inc.                    American International Group,
                                                         Inc.
      07/08/97        Equitable of Iowa Companies        ING Groep N.V.

                                        LIFE AND ANNUITY TRANSACTIONS
      07/20/00        Aetna F.S.                         ING Groep N.V.
      05/01/00        Reliastar Financial Corp.          ING Groep N.V.
      02/18/99        Transamerica                       Aegon NV

                                       LIFE INSURANCE-ONLY TRANSACTIONS
      07/09/99        American Heritage                  Allstate
      05/21/98        Aetna's Life Business              Lincoln National
      07/28/97        Cigna's Life Business              Lincoln National
      02/24/97        Chubb Life                         Jefferson Pilot

     For each of these transactions, Morgan Stanley reviewed the publicly available information regarding the prices paid, and, using these numbers, calculated the price paid by the acquiror as a multiple of the historical net income ("HNI"), the estimated next year operating income ("NYOI") based on available I/B/E/S estimates, and the Adjusted Book Value of the target. This analysis indicated multiples ranging from 15.6x to 31.7x HNI, 15.0x to 29.0x NYOI and 2.3x to 5.9x Adjusted Book Value.

     Morgan Stanley also reviewed recent transactions involving consumer lending companies, including:

DATE OF ANNOUNCEMENT              TARGET                            ACQUIROR
--------------------              ------                            --------
                                        CONSUMER LENDING TRANSACTIONS
      09/06/00        Associates First Capital           Citigroup Inc.
                      Corporation
      08/11/98        Avco Financial Services, Inc.      Associates First Capital
                                                         Corporation
      04/07/98        Beneficial                         Household International, Inc.
      06/09/97        Security Pacific (commercial       Travelers
                      credit)

     For each of these transactions, Morgan Stanley reviewed the publicly available information regarding prices paid, and, using these numbers, calculated the price paid by the acquiror as a multiple of HNI, next year estimated net income ("NYNI") based on available I/B/E/S estimates, and the Adjusted Book Value of the target. This analysis indicated multiples ranging from 20.3x to 24.9x HNI, 19.7x to 28.7x NYNI and 2.8x to 4.8x of Adjusted Book Value for these transactions.

     Excluding Corporate Expenses, Morgan Stanley applied these multiples to each of American General's three business segments and obtained implied acquisition value ranges of $11.75 billion to $13.0 billion for American General's life insurance segment, $13.75 billion to $15.2 billion for the asset accumulation segment and $4.0 billion to $4.5 billion for the consumer lending segment.

     No company or transaction used in the analysis of selected precedent transactions is identical to American General. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of American General and AIG, such as the impact of competition on the business of American General, AIG and the insurance and financial services industry generally, industry growth and the absence of any material adverse change in the financial conditions and prospects of American General, AIG, the insurance and financial services industry or in the financial markets in general. Mathematical analysis such as determining the average or median is not itself a meaningful method of using comparable transaction data.

4. Actuarial Valuation Analysis and Discounted Cash Flow Analysis

     To assist Morgan Stanley in the valuation of the life insurance and asset accumulation business segments of American General, Morgan Stanley analyzed the historical embedded and appraisal value estimates for American General prepared by actuarial consultants and management of American General. These estimates excluded any value for synergies and suggest valuation ranges of $8.75 billion to $9.25 billion for the life insurance segment and $14.5 billion to $15.75 billion for the asset accumulation segment.

     Morgan Stanley applied a discounted cash flow analysis on the consumer lending business segment of American General. In the discounted cash flow analysis of the consumer lending segment, Morgan Stanley applied a discount rate of 10%, a 7.5x debt to equity ratio and a sensitivity for terminal earnings multiplies and earnings growth rates. This analysis suggested a segment value range for the consumer lending business of between $4.1 billion and $4.6 billion.

5. Summary

     Based upon the above segment-by-segment analyses and taking into account the $600 million termination fee payment due to Prudential plc as set forth in the merger agreement between American General and Prudential, Morgan Stanley derived the following range of implied acquisition values for American General and implied 2001 estimated earnings multiples based on Morgan Stanley equity research 2001 earnings estimates of each of the three segments of American General and I/B/E/S earnings estimates for American General on a per share basis.

                                                                                      IMPLIED 2001E
                                                    IMPLIED SEGMENT ACQUISITION          EARNINGS
                                                            VALUE RANGE               MULTIPLE RANGE
                                                  --------------------------------    --------------
SEGMENT                                                LOW               HIGH          LOW     HIGH
-------                                           --------------    --------------    -----    -----
Life Insurance..................................  $ 12.0 billion    $ 13.0 billion    14.7x    16.0x
Asset Accumulation..............................    14.3 billion      15.3 billion    19.2     20.6
Consumer Lending................................     4.1 billion       4.5 billion    15.5     17.0
Corporate Expenses..............................    (6.6) billion     (6.8) billion
Termination Fee.................................    (0.6) billion     (0.5) billion
Combined Entity.................................    23.1 billion      25.5 billion
Combined Entity-Per Share.......................  $ 45.52           $ 50.15           15.9     17.5

     Morgan Stanley compared this range of acquisition values to the implied market value of the consideration to be received by holders of American General common stock in the acquisition of $46.00, based on the May 10, 2001 closing price of AIG common stock. Morgan Stanley noted that, as of May 10, 2001, in addition to the implied market value of the consideration to be received by the holders of shares of American General common stock in the acquisition of $46.00, based on the May 10, 2001 closing price of AIG common stock, the exchange ratio formula that AIG proposed afforded holders of American General common stock additional value in the form of protection from a decline of up to 8% in the price of AIG common stock.

     Exchange Ratio Analysis. Morgan Stanley compared the ratios of the closing prices of American General common stock to the corresponding prices of AIG common stock over various periods from May 8, 1998 to May 10, 2001. Morgan Stanley observed the following implied exchange ratios over various periods ending on May 10, 2001 and as of May 10, 2001 (noting that the closing prices of American General's common stock have been affected since March 12, 2001 by the Prudential merger agreement and subsequently by the AIG offer) and compared these ratios to the proposed minimum exchange ratio of 0.542 and maximum exchange ratio of 0.6037 in the acquisition:

PERIOD ENDING MAY 10, 2001                           AVERAGE IMPLIED EXCHANGE RATIO
--------------------------                           ------------------------------
Prior 3 Years......................................              0.544x
Prior 2 Years......................................              0.475
Prior 1 Year.......................................              0.432
Prior 6 Months.....................................              0.459
Prior 3 Months.....................................              0.500
Prior Month........................................              0.542
Prior 10 Trading Days..............................              0.535
As of May 10, 2001.................................              0.538

     Pro Forma Analysis of the Acquisition. Morgan Stanley also analyzed the pro forma impact of the acquisition on estimated earnings per share for AIG for fiscal years 2001 and 2002 in accordance with GAAP. The pro forma results were calculated as if the acquisition had been completed on September 30, 2001, and were based on estimated GAAP operating income derived from I/B/E/S estimates for American General and AIG. The pro forma analysis also assumed "pooling of interests" treatment under GAAP. Morgan Stanley noted that, based on this analysis, the acquisition would be accretive to AIG's pro forma earnings per share in fiscal years 2001, 2002 and 2003 (2001 excludes the $600 million termination fee payment to Prudential by American General and any other merger related charges incurred by AIG).

     In connection with the review of the acquisition by American General's board of directors, Morgan Stanley performed a variety of financial and comparative analyses for the purpose of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its analyses and the opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of American General or AIG.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of American General or AIG. Any estimates contained in the analyses performed by Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view to the holders of shares of American General common stock of the consideration to be paid to such holders pursuant to the merger agreement and were provided to the American General board of directors in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals of value or to reflect the prices at which American General or AIG might actually trade. In addition, as described above, the Morgan Stanley opinion was one of the many factors taken into consideration by the American General board of directors in making its determination to approve the merger agreement. The consideration to be paid to holders of shares of American General common stock pursuant to the merger agreement was determined through arm's-length negotiations between American General and AIG and was approved by the American General board of directors. Morgan Stanley did not recommend any specific consideration to American General or advise that any given consideration constituted the only appropriate consideration for the acquisition. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the American General board of directors with respect to the value of American General or of whether the American General board of directors would have been willing to agree to different consideration.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Morgan Stanley and its affiliates have provided and do provide financial advisory and financing services for American General and AIG and have received fees for the rendering of these services. In addition, Morgan Stanley and its affiliates may from time to time act as a counter-party to either American General or AIG and have received compensation for such activities. In the ordinary course of its business, Morgan Stanley and its affiliates may, from time to time, trade in the securities and indebtedness of American General or AIG for its own accounts or the account of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account.

     Pursuant to a letter agreement dated as of May 10, 2001, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the acquisition, and American General agreed to pay Morgan Stanley a fee of 0.1% of the equity value of the transaction, at its closing, if the acquisition is completed.

     American General also agreed to reimburse Morgan Stanley for expenses incurred by Morgan Stanley in performing its services. In addition, American General has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION

     The following is a summary of the material anticipated U.S. federal income tax consequences of the acquisition to American General shareholders who hold American General common stock as a capital asset, that is, generally for investment. The summary is based on the Internal Revenue Code, Treasury regulations issued under the Internal Revenue Code, and administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the acquisition and, in particular, may not address U.S. federal income tax considerations applicable to American General shareholders subject to special treatment under U.S. federal income tax law, including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of American General common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold American General common stock as part of a "hedge," "straddle," "constructive sale" or "conversion transaction." In addition, no information is provided in this document with respect to the tax consequences of the acquisition under applicable foreign, state or local laws.

AMERICAN GENERAL SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION TO THEM IN THEIR PARTICULAR SITUATIONS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     General. AIG will not be obligated to complete the acquisition unless it receives an opinion from its counsel, Wachtell, Lipton, Rosen & Katz, and American General will not be obligated to complete the acquisition unless it receives an opinion from its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the closing date, in each case to the effect that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for United States federal income tax purposes. Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP will render their opinions on the basis of facts, representations and assumptions set forth or referred to in their opinions. In rendering their opinions, Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon factual representations contained in certificates of officers of AIG and American General. Assuming that the merger will constitute such a reorganization, the following will be the material federal income tax consequences of the acquisition:

     - American General shareholders who exchange their American General common stock solely for AIG common stock pursuant to the acquisition will recognize no gain or loss, except with respect to cash received rather than a fractional share interest in AIG common stock;

     - the aggregate tax basis of the shares of AIG common stock received by American General shareholders, including fractional shares deemed received and redeemed as described below, will equal the aggregate tax basis of the shares of American General common stock surrendered in exchange for that AIG common stock; and

     - the holding period of a share of AIG common stock received in the acquisition, including a fractional share deemed received and redeemed as described below, will include the holder's holding period in the American General common stock surrendered in exchange for that AIG common stock.

     None of the tax opinions to be delivered to the parties in connection with the acquisition as described in this document are binding on the Internal Revenue Service or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the Internal Revenue Service. Neither AIG nor American General intends to obtain a ruling from the IRS with respect to the merger.

     American General shareholders will be taxed on cash received rather than fractional shares. An American General shareholder who receives cash rather than a fractional share of AIG common stock will be treated as having received the fractional share interest in the acquisition and then having received the cash in redemption of that fractional share. If the deemed redemption meaningfully reduces the American General shareholder's actual or constructive ownership in AIG, the American General shareholder will recognize capital gain or loss for U.S. federal income tax purposes. The amount of such gain or loss will be measured by the difference between the amount of cash received and the portion of the tax basis of the share of American General common stock allocable to that fractional share. This capital gain or loss will be a long-term capital gain or loss if the holding period for that share of American General common stock is greater than one year at the effective time of the acquisition. A common shareholder that owns an extremely small percentage of the stock of American General, exercises no control over the affairs of AIG or American General, and who does not actually or constructively own any shares of AIG stock other than those received in the acquisition, will be treated as experiencing a meaningful reduction in interest.

REGULATORY FILINGS AND APPROVALS

     AIG and American General have agreed to use their commercially reasonable best efforts to obtain all regulatory approvals required in order to complete the acquisition. AIG and American General have made all necessary regulatory filings seeking approval of the acquisition. While AIG and American General believe that they will be able to obtain these regulatory approvals, AIG and American General cannot predict whether the required regulatory approvals will be obtained within the time frame contemplated by the merger agreement or on conditions that would not be detrimental to AIG or American General, or whether these approvals will be obtained at all. Under the merger agreement, in connection with obtaining these approvals neither AIG nor American General is required to agree to any limitation, divestiture or condition that would materially and adversely impact the aggregate economic or business benefits of the acquisition, taken as a whole. AIG and American General are not aware of any other material governmental approvals or actions that are required prior to completion of the acquisition other than those described below.

     Antitrust. Transactions like the acquisition are reviewed by the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust law. Under the provisions of the Hart-Scott-Rodino Antitrust

Improvements Act of 1976 and the rules promulgated under that Act, the acquisition cannot be completed until AIG and American General furnish information and materials to the Antitrust Division and the FTC and a required waiting period has ended. On June 12, 2001 and June 15, 2001, respectively, AIG and American General furnished the necessary information and materials to the Antitrust Division and the FTC.

     Even after the expiration or termination of the waiting period, at any time before or after the acquisition is completed, the Antitrust Division, the FTC or any state could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of substantial assets of AIG or American General or their subsidiaries. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

     AIG and American General can give no assurance that a challenge to the acquisition on antitrust grounds will not be made or if a challenge is made, of the result.

     Other Regulatory Matters. The acquisition is also subject to the receipt of necessary approvals from various U.S. state insurance regulatory authorities. The insurance laws and regulations of most states generally require that, prior to the acquisition of control of an insurance company domiciled or commercially domiciled in a state through the acquisition of or merger with the holding company parent of the insurance company, the acquiror must obtain the prior approval of the insurance regulatory authority of that state. In this regard, completion of the acquisition is subject to the prior approval of the insurance regulatory authorities of the following states: Arizona, Florida, Illinois, Indiana, Minnesota, Missouri, Nebraska, New York, Pennsylvania, Tennessee, Texas and Wisconsin. AIG has filed applications for prior approval in each of these states. In addition to the acquisition of control filings, completion of the acquisition is also subject to pre-acquisition notification filings, which AIG has filed in a number of states. The primary purpose of these filings is to permit the state insurance regulatory authorities to assess the competitive impact of the merger. The pre-acquisition notification filings are generally reviewed or non-disapproved within 30 days, or in some states, 60 days, after filing with the applicable insurance department. The applicable insurance department may request additional information on the competitive impact of a proposed acquisition.

     In order to complete the acquisition, AIG must also obtain the approval of the Office of Thrift Supervision for the change of control of American General's federal savings bank. Applications or notifications are also required to be filed with various U.S. federal and state authorities, including several state banking departments, as well as self-regulatory organizations in connection with changes in control of American General's other subsidiaries, including finance companies, broker-dealers and investment advisors. These authorities may disapprove the acquisition based upon the criteria set forth in the applicable laws and regulations.

RESALE OF AIG COMMON STOCK

     Shares of AIG common stock to be issued to American General shareholders in the acquisition have been registered under the Securities Act of 1933. Shares of AIG common stock issued in the acquisition may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of American General as that term is used for purposes of the Securities Act of 1933 and applicable rules relating to pooling of interests accounting treatment. Any subsequent transfer of shares, however, by any person who is an affiliate of American General at the time the merger agreement is submitted for vote of the American General shareholders will, under existing law, require either:

     - further registration under the Securities Act of 1933 of the shares of AIG common stock to be transferred;

     - compliance with Rule 145 or Regulation S promulgated under the Securities Act of 1933; or

     - the availability of another exemption from registration.

     An "affiliate" of American General is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, American General. These restrictions are expected to apply to the directors and certain executive officers of American General and the holders of 10% or more of the American General common stock. The same restrictions may apply to some relatives and/or spouses of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. AIG will give stop transfer instructions to the transfer agent with respect to the shares of AIG common stock to be received by persons subject to these restrictions, and the certificates for their shares will bear appropriate legends.

     SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if those affiliates do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with an acquisition during the period beginning 30 days before the acquisition and ending when financial results covering at least 30 days of post-acquisition operations of the combined entity have been published.

     Each of American General and AIG has agreed in the merger agreement to use its commercially reasonable best efforts to cause each person who is an affiliate of that party for purposes of qualifying the acquisition for pooling of interests accounting treatment, and American General has agreed to use its commercially reasonable best efforts to cause each person who is an affiliate of it for purposes of Rule 145 under the Securities Act, to deliver to the other party a written agreement intended, in the case of affiliates of American General, to ensure compliance with the Securities Act, and to preserve the ability to treat the acquisition as a pooling of interests. AIG has agreed to use its commercially reasonable best efforts to have combined sales and net income amounts covering at least 30 days of post-acquisition combined operations as contemplated by the terms of SEC Accounting Series Release 135 included in its first public earnings release relating to the first quarter or year end, as the case may be, in which there are at least 30 days of post-acquisition combined operations.

     In addition, shares of American General common stock previously purchased under the American General 1998 employee stock purchase plan will be converted in the acquisition into the right to receive shares of AIG common stock on the same terms as all other shares of American General common stock. However, these shares of AIG common stock will continue to be subject to the holding period restrictions on resale applicable to the shares under the terms of the American General employee stock purchase plan.

MANAGEMENT FOLLOWING THE ACQUISITION

     Following the acquisition, American General will continue its operations as a wholly owned subsidiary of AIG. Three current executive officers of American General have entered into employment agreements with AIG that will become effective upon completion of the acquisition. Under those agreements, those executives will remain members of the senior management of American General. In addition, Mr. Devlin will become a Vice Chairman of AIG and will join the AIG board of directors as promptly as practicable following completion of the acquisition. See "-- Interests of American General Directors and Executive Officers in the Acquisition -- New Employment Agreements with AIG."

INTERESTS OF AMERICAN GENERAL DIRECTORS AND EXECUTIVE OFFICERS IN THE
ACQUISITION

     General. Some of American General's executive officers and some of the members of the American General's board of directors have interests in the acquisition that are in addition to their interests as shareholders of American General. The American General board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. These interests are described below.

     Restricted Stock and Performance Awards. Some of American General's executive officers, including Messrs. Devlin, Graf, Martin, Geissinger and Scott, hold shares of restricted American General common stock (or restricted share units) and performance awards associated with restricted stock awarded under stock and incentive plans maintained by American General. In accordance with the terms of the American General stock and incentive plans, the terms of the restricted stock (or restricted share unit) awards and associated performance awards and the terms of the merger agreement, the restrictions with respect to all American General restricted stock and restricted share units will lapse, and the performance awards associated with restricted stock will vest at maximum levels (with one phantom share vesting for each restricted share in the associated restricted stock award), immediately prior to the completion of the acquisition. Each share of previously restricted stock, each restricted share unit and each share represented by performance awards associated with restricted stock awards will be cancelled and converted into the right to receive shares of AIG common stock in accordance with the provisions of the merger agreement and on the same terms as shares of American General common stock, but subject, in the case of these incentive compensation awards, to income tax withholding.

     Stock Options. American General's executive officers and directors hold options to purchase American General shares issued under American General's stock and incentive plans. In accordance with the terms of American General's stock and incentive plans and the terms of the options, each of these options will vest and become exercisable immediately prior to the completion of the acquisition and will be converted into an option to purchase the greatest number of whole shares of AIG common stock equal to the number of American General shares that could have been acquired by exercising that option immediately prior to the completion of the acquisition multiplied by the exchange ratio. The exercise price per share of AIG common stock will be equal to the exercise price per American General share subject to the option before conversion divided by the exchange ratio, rounded up to the nearest whole cent.

     As options held by non-employee directors of American General are scheduled to vest and become exercisable in accordance with their current terms on or before July 18, 2001, it is anticipated that none will vest in connection with the acquisition.

     Supplemental Executive Retirement Agreements, Supplemental Executive Retirement Plan, Supplemental Thrift Plan and Deferred Compensation Plan. The retirement benefits of Messrs. Devlin, Graf, Martin, Geissinger and Scott will vest upon completion of the acquisition in accordance with their supplemental executive retirement agreements, as will the accrued benefits of officers who participate in the supplemental executive retirement plan. In addition, under the relevant terms of those arrangements both the named executive officers and the executive officers who participate in the supplemental executive retirement plan, in the event of qualifying terminations of their employment in connection with or following the acquisition, will be entitled to a lump-sum amount equal to the actuarial equivalent of the executive's normal retirement benefit calculated as if the executive had to up to 36 additional months of age and service credit. In addition, upon a qualifying termination following a change in control, the executive's "final average compensation" for purposes of calculating the retirement benefit is the lump-sum severance amount divided by three. Upon completion of the acquisition, Mr. Martin will vest in the remaining portion of a special six-year service credit (which is in addition to the generally applicable additional three-year service credit related to a change in control) pursuant to the existing terms of his supplemental executive retirement agreement. Upon completion of the acquisition, in accordance with the terms of the new employment agreements with each of Messrs. Devlin, Graf and Martin, each of those executives will be entitled to receive a lump-sum payment equal to the benefits payable (including any enhanced age and service credit) under his supplemental executive retirement agreement, as though the executive's employment was terminated without cause.

     American General's Supplemental Thrift Plan provides that, upon a change in control, benefits fully vest, including the benefits of Messrs. Devlin, Graf, Martin, Geissinger and Scott and other executive officer participants in that plan. In addition, the account balances under that plan will no longer be deemed invested in American General common stock and will be deemed invested at prime rate plus one percent.

     American General's non-employee directors and some of its executive officers are permitted to defer a portion of their cash compensation in a deferred compensation plan. Deferred accounts may be credited, at the recipient's election, with phantom units of American General common stock, plus an additional phantom stock award equal to 20% of the deferred compensation. This additional phantom stock award generally vests in three years, but any unvested portion of this award will vest upon completion of the acquisition. Following completion of the acquisition, the deferred compensation plan will be continued in effect in accordance with its terms (including, without limitation, the additional phantom stock award referred to above) with respect to elections previously made in respect of compensation for 2001 services and deferred compensation accounts that, prior to completion of the acquisition, were deemed invested in American General shares will be deemed invested in a number of shares of AIG common stock equal to the applicable number of American General shares multiplied by the exchange ratio.

     Performance Based Plan for Executive Officers. American General maintains an annual cash incentive plan for certain of its executive officers, including Messrs. Devlin, Graf, Martin, Geissinger and Scott. Upon a change in control, the plan provides for the payment of a pro-rata award equal to the product of
(i) the participant's fractional share of the incentive pool for the plan year of the change in control, (ii) the incentive pool for the prior plan year and
(iii) a fraction equal to the number of days elapsed in the plan year of the change in control divided by 365. The amounts described in the immediately preceding sentence may be reduced, at the discretion of American General's Personnel Committee, by action taken prior to the effective time of the merger.

     Split Dollar Arrangements. American General and certain of its executive officers, including Messrs. Devlin, Graf, Martin, Geissinger and Scott, are parties to agreements that provide the executive with company-paid split dollar life insurance. Pursuant to these agreements, upon a qualifying termination following a change in control, American General may be required to contribute to a rabbi trust an amount equal to the projected premium payments on the split dollar life insurance policy for the next 36 months (in the case of Mr. Devlin, all of the remaining premium payments). Upon completion of the acquisition, in accordance with the terms of the new employment agreements with each of Messrs. Devlin, Graf and Martin, the projected premium payments due under such Split Dollar Agreements during the three years following the acquisition (or, in the case of Mr. Devlin, all of the premiums due under his split dollar agreement) will be paid on the policies underlying such arrangements. See "-- Benefit Trust Agreement."

     Existing Employment and Change in Control Severance Agreements. American General has existing employment and change in control severance agreements providing for the payment of severance benefits to Messrs. Devlin, Graf, Martin, Geissinger and Scott and some of the other executive officers of American General and its subsidiaries in the event of qualifying terminations of employment in connection with or following a change in control, including in connection with or following the completion of the acquisition. Qualifying terminations include terminations without cause (as defined in the relevant agreement) and a termination by the officer with good reason (as defined in the relevant agreement). Mr. Devlin also has the right to terminate his employment for any reason during the one-year period following a change in control and have that termination treated in the same manner as a termination for good reason.

     As a result of the completion of the acquisition, in the case of a qualifying termination, American General officers with existing employment or change in control severance agreements will be entitled to receive payments and benefits, including the following:

     - a lump sum severance payment equal to three times the sum of his or her base salary and average annual bonus;

     - continued medical and dental benefits for three years (or for life in the case of Mr. Devlin) and life and accident insurance benefits for three years;

     - outplacement services; and

     - in the case of Mr. Devlin only, an automobile allowance for three years and an office and secretarial support for life.

     The agreements of Messrs. Devlin, Graf, Martin, Geissinger and Scott and some of the other executive officers of American General and its subsidiaries provide for an additional payment to be made to those officers to make them whole with respect to any excise tax incurred by any of those officers under Section 4999 of the Internal Revenue Code (including income and employment taxes imposed with respect to the additional payment).

     The completion of the acquisition will constitute a change in control for purposes of the employment and severance agreements. In connection with the acquisition, new employment agreements were entered into with Messrs. Devlin, Graf and Martin. Upon completion of the acquisition, the employment of Messrs. Devlin, Graf and Martin will be deemed to be terminated other than for cause for purposes of their employment and severance agreements with American General. Pursuant to their new employment agreements to take effect at the closing, each of Messrs. Devlin, Graf and Martin will be paid the severance benefits that would otherwise be due under their current severance and employment agreements. See "-- New Employment Agreements with AIG."

     New Employment Agreements with AIG. In connection with entering into the merger agreement, AIG and American General entered into employment agreements with each of Messrs. Devlin, Graf and Martin. The term of each agreement commences at the completion of the acquisition and ends on the third anniversary of completion. During the terms of the employment agreements, Mr. Devlin will serve as Vice Chairman of AIG, Chief Executive Officer of American General and, at his election, as a member of the Board of Directors of AIG, and Messrs. Graf and Martin will each serve as a Senior Vice Chairman of American General.

     During the term of each employment agreement, each executive will be entitled to receive a base salary of no less than the annual base salary payable to the executive prior to the completion of the acquisition and an annual bonus equal to $4.5 million for Mr. Devlin and $1.25 million for each of Messrs. Graf and Martin. With respect to services performed in calendar year 2001, each executive will be granted an AIG common stock equity award (in a combination of options, restricted stock and performance based restricted stock awards that is in the same ratio as the comparable awards made to each such officer by American General in January 2001) with a value equal to the value of the annual equity award granted to the executive by American General in January 2001 for services to American General in calendar year 2000. The options granted to the executive will have an exercise price equal to the fair market value of the AIG common stock on the date of grant and will vest in four equal installments on each of the first four anniversaries of the date of grant, subject to earlier vesting upon specified terminations of the executive's employment. The restricted stock and performance based restricted stock awards will vest in accordance with the terms and conditions that are substantially comparable to those of the awards made by American General to such officer in 2001. The agreements provide that upon the completion of the acquisition each executive will be entitled to receive a lump-sum payment equal to the severance benefits that would otherwise have been payable to them under their existing employment and severance agreements with American General in connection with a termination without cause and the benefits payable (including any additional age and service credit) under each executive's supplemental executive retirement agreement, as though the executive's employment was terminated without cause. The executive will generally be entitled to participate in the employee benefit plans and programs of either AIG or American General and after the first anniversary of the completion of the acquisition. AIG will recommend their participation in the plans in which the most senior executives of AIG participate. The executives are also entitled to receive the long-term disability, life insurance and certain other benefits (including for Mr. Devlin lifetime medical and dental benefits) provided pursuant to the agreement between the executive and American General. In addition, upon completion of the acquisition, the premiums due under such split dollar agreements during the three years following the acquisition (or, in the case of Mr. Devlin, all of the premiums due under his split dollar agreement) will be paid on the policies underlying such arrangements. The employment agreement also contains non-competition, non-solicitation and confidentiality provisions that apply to the executive while employed and during specified periods after employment.

     Each employment agreement provides that, on a termination of the executive's employment by the employer other than for cause or disability, or by him for good reason, he will be entitled to a payment consisting of:

     - a pro rata annual bonus through the date of termination, based on the guaranteed annual bonus, plus

     - the severance amount equal to the greater of (1) the severance payable under the applicable severance policy of the employer and (2) the sum of the executive's base salary and guaranteed annual bonus.

Also, upon a qualifying termination, the executive will be entitled to outplacement services and the equity awards granted for 2001 services will vest immediately. If any amounts payable to an executive pursuant to the preexisting employment arrangements between the executive and American General would be subject to the excise tax under Section 4999 of the Internal Revenue Code, an additional payment will be made so that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under Section 4999 had been imposed. Upon completion of the acquisition, the employment of each of Messrs. Devlin, Graf and Martin will be deemed to be terminated other than for cause for purposes of the employment and severance agreements with American General, and thereafter the new employment agreements will supersede the prior agreements with American General. See "-- Existing Employment and Change in Control Severance Agreements."

     Indemnification and Insurance. Under the merger agreement, AIG, American General and American General's subsidiaries agree to indemnify each of the present and former directors and officers of American General and its subsidiaries against all costs incurred as a result of any claim or action arising out of any actions or omissions by them in their official capacities at or prior to the completion of the acquisition to the fullest extent that AIG, American General or the relevant subsidiary is permitted to indemnify directors and officers under applicable law and corporate documents as in effect on May 11, 2001. AIG, American General and American General's subsidiaries also agree to indemnify the members of a selected committee, whose members will be drawn from the American General board of directors, who will serve on the committee following completion of the acquisition solely for the purpose of resolving issues that may arise under certain American General severance agreements and who will be paid customary fees in connection with such service. AIG, American General and American General's subsidiaries also agree to honor all rights to indemnification for acts or omissions occurring before the acquisition now existing in favor of current or former employees, agents, directors or officers of American General or its subsidiaries, as provided for in their respective organizational documents and indemnification agreements or arrangements.

     The merger agreement also provides that AIG will cause American General, as the surviving company in the merger, to maintain that portion of the directors' and officers' liability insurance regarding claims against the present and former officers and directors of American General and its subsidiaries arising from facts or circumstances occurring at or prior to completion of the acquisition for a period of six years after the completion of the acquisition. AIG, however, will not be required to spend more than 200% of the annual premiums that American General paid for director's and officer's insurance prior to the acquisition. If the cost of coverage exceeds that amount, AIG will purchase as much coverage as possible for the maximum allowable amount.

     Continuing Employment Benefits. AIG has agreed with American General to (or to cause its applicable subsidiaries to):

     - until December 31, 2002, continue in effect the American General qualified retirement plans under Section 401(a) of the Code for the benefit of the American General employees who are employed by AIG (or its subsidiaries);

     - until December 31, 2002, provide employees of American General who are employed by AIG (or its subsidiaries) with welfare benefits (other than the medical, dental and hospital benefits described below) at the same economic levels currently available and on terms and conditions that are not materially different from the terms and conditions on which those benefits are provided to American General employees generally under the American General employee benefit plans;

     - until December 31, 2002, provide employees of American General who are employed by AIG (or its subsidiaries) with medical, dental and hospital benefits and other benefits (other than the benefits described elsewhere in this section of the proxy statement/prospectus) that are substantially comparable in the aggregate to those provided to American General employees generally under the American General employee benefit plans without any increase in the percentage of the cost of medical benefits borne by employees;

     - for a period of one year following the acquisition, maintain and honor the terms of the Restoration of Retirement Income Plan and the Supplemental Thrift Plan of American General;

     - for a period of two years following the acquisition, maintain and honor the terms of the American General Job Security Plan;

     - for a period of three years following the acquisition, maintain and honor the terms of the American General Supplemental Executive Retirement Plan;

     - without duplication, recognize the service of any continuing employee with American General completed prior to the acquisition for purposes of vesting, eligibility to participate in and calculation of benefit entitlements under AIG's employee benefit and retirement plans in which the continuing employee becomes a participant after the acquisition (to the extent that service was recognized by American General under the corresponding employee benefit plan);

     - if any continuing employee becomes a participant in an AIG medical, dental or other health plan, (1) waive any pre-existing condition limitations applicable to the continuing employee if such pre-existing conditions were covered under the plan in which the continuing employee was a participant immediately prior to his participation in the AIG plan and (2) credit any deductibles and out-of-pocket expenses that are applicable to the continuing employee and are incurred during the portion of the calendar year prior to his commencement of participation in the AIG plan;

     - American General will cause a new "date of exercise" to be established under the American General 1998 employee stock purchase plan that will cause the option period under that plan in effect immediately prior to the completion of the acquisition to terminate as of a date that is no later than one payroll period prior to the completion of the acquisition, and, as of the completion of the acquisition, American General will terminate that plan; and

     - AIG has agreed generally not to terminate the employment of certain officers of American General deemed to be affiliates of American General prior to the publication of 30 days of post-acquisition combined financial results.

     Benefit Trust Agreement. The existing terms of American General's benefits trust agreement (a so-called "rabbi trust") would require substantial funding in connection with the signing of the merger agreement. The trust assets so funded would then be used to secure the payments under some of American General's deferred compensation and retirement plans and agreements. Pursuant to the merger agreement, American General has amended its rabbi trust so that no funding will be required in connection with the merger agreement or the acquisition.

     Other Relationships. Morris J. Kramer, a non-employee director of American General, is a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, which has provided, and continues to provide, legal services to American General in connection with the merger. The firm will receive customary fees in connection with these services. J. Evans Attwell, a non-employee director of American General, is currently of counsel to the firm of Vinson & Elkins L.L.P., which has provided, and continues to provide, legal services to American General in connection with the merger. The firm will receive customary fees in connection with these services.

DISSENTERS' APPRAISAL RIGHTS

     Under the corporation laws of the State of Texas, which is where American General is incorporated, American General shareholders do not have any appraisal or dissenters' rights in connection with the acquisition.

ACCOUNTING TREATMENT

     AIG and American General anticipate that the acquisition will be accounted for as a pooling of interests under U.S. generally accepted accounting principles. Under this method of accounting, AIG shareholders and American General shareholders will be deemed to have combined their existing voting common stock interests by virtue of the exchange of shares of American General common stock for shares of AIG common stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of each of AIG and American General, as reported on their respective consolidated balance sheets, will be carried over to the consolidated balance sheet of AIG, and no goodwill will be created. AIG will be able to include in its consolidated income the consolidated income of American General for the entire fiscal year in which the acquisition occurs and for all prior years. However, AIG must treat the expenses incurred to effect the acquisition as current charges against income.

     It is a condition to completion of the acquisition that AIG receive on the closing date of the acquisition a letter from its independent accountants, PricewaterhouseCoopers LLP, that, in their opinion, the acquisition will qualify for pooling of interests accounting treatment. See "The Merger Agreement -- Conditions to Completion of the Merger."

     The parties have prepared the unaudited pro forma financial information contained in this proxy statement/prospectus using the pooling of interests accounting method to account for the acquisition. See "Comparative Per Share Data" and "Unaudited Pro Forma Condensed Combined Financial Data of AIG and American General."

PUBLIC TRADING MARKETS

     American General common stock currently is listed on the NYSE under the symbol "AGC." Upon completion of the acquisition, American General common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934. American General shares will also be delisted from the Pacific Stock Exchange, the London Stock Exchange and the SWX Swiss Exchange. American General will have publicly traded debt securities outstanding after the acquisition. If permitted by applicable law and the terms of these debt securities, American General may cease filing periodic reports with the SEC under the Exchange Act after the acquisition. AIG common stock currently is listed on the NYSE under the symbol "AIG." Application will be made for the listing on the NYSE of the shares of AIG common stock to be issued in the merger. The authorization for listing the AIG common stock issued in the merger on the NYSE is a condition to completion of the merger. See "The Merger Agreement -- Conditions to Completion of the Merger."

PENDING LITIGATION

     Four purported class action lawsuits have been filed by alleged shareholders against American General and certain of its officers and directors in connection with the March 11, 2001 merger agreement with Prudential and the subsequent offer by AIG: (1) Samuel Bamdas Revocable Trust v. American General Corp., Civil Action No. 2001-14869 (filed March 20, 2001, in the District Court of Harris County, Texas, 11th Judicial District), (2) Goldberg v. American General Corp., Civil Action No. 2001-18388 (filed April 4, 2001, in the District Court of Harris County, Texas, 133rd Judicial District), (3) Steiner v. Devlin, Civil Action No. 2001-18389 (filed April 4, 2001, in the District Court of Harris County, Texas, 164th Judicial District), and (4) Britten v. Devlin, Civil Action No. 2001-19670 (filed April 12, 2001, in the District Court of Harris County, Texas, 189th Judicial District). Each action was filed on behalf of a purported class of shareholders and alleges that certain officers and directors of American General breached their fiduciary duties in connection with the pricing and terms of the proposed Prudential transaction and the subsequent offer by AIG. In each of these actions, the plaintiffs generally are seeking injunctive relief and other unspecified damages, fees, and expenses. The parties to all of these state cases have filed an agreed motion to consolidate these cases. Additional suits making similar allegations are possible.

     Also, on April 9, 2001, two shareholder derivative lawsuits were filed in the United States District Court for the Southern District of Texas, purportedly on behalf of American General against certain officers and directors of American General challenging American General's merger agreement with Prudential: (1) Hastings v. Kramer, Civil Action No. H-01-1174 and (2) Carolinas Electrical Workers Retirement Fund v. Kramer, Civil Action No. H-01-1176. These derivative actions, which have been consolidated into one action, allege that the defendants breached their fiduciary duties by entering into the agreement with Prudential, and generally seek injunctive relief and other monetary damages. Additional similar derivative suits are possible. On May 23, 2001, the board of directors of American General formed a Demand Review Committee to review the derivative claims, and on May 24, 2001, American General moved to stay the derivative cases.

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement. Because the following description is not a complete description of the merger agreement, the description is qualified by reference to the merger agreement and you are urged to read the merger agreement carefully. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus.

THE MERGER

     The merger agreement provides that, at the time the merger becomes effective, Washington Acquisition Corporation, a wholly owned subsidiary of AIG, will merge with and into American General. American General will be the surviving corporation in the merger and will become a wholly owned subsidiary of AIG.

COMPLETION OF THE MERGER

     The closing of the merger will take place on the fifth business day after all conditions to the merger are fulfilled or waived or on another date agreed upon by American General and AIG. The parties expect to complete the merger prior to the end of this year. The merger will become effective upon the issuance of a certificate of merger by the Secretary of State of Texas in response to the filing of articles of merger with the Secretary, unless AIG and American General agree to specify a later time in the articles of merger.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     Upon completion of the merger, each share of American General common stock outstanding at completion will be converted into that number of shares of AIG common stock based on the following formula. Shares of American General common stock owned by American General, AIG and their wholly owned subsidiaries will be cancelled in the merger and will not be exchanged for the merger consideration, except that shares of American General common stock held by American General and AIG subsidiaries in a fiduciary or similar capacity, in connection with proprietary trading activities in the ordinary course of business or for regulatory capital purposes will be exchanged in the merger for the merger consideration. If the daily average high and low sale prices per share of AIG common stock on the New York Stock Exchange composite transactions reporting system for the ten trading days ending on the third trading day prior to completion of the merger is:

     - $84.22 per share or greater, 0.5462 of a share of AIG common stock for each share of American General common stock;

     - less than $84.22 per share but greater than $76.20 per share, that fraction of a share of AIG common stock equal to the quotient obtained by dividing (1) $46.00 by (2) the ten-day average AIG common stock price for each share of American General common stock; or

     - $76.20 per share or less, 0.6037 of a share of AIG common stock for each share of American General common stock.

     In other words, if the average AIG stock price is between $76.20 and $84.22, you will receive that fraction of a share of AIG common stock having a value, based on the ten-day average price, of $46.00 for each share of American General common stock you own at the time of the merger, but if the average AIG stock price is at or outside that range, you will receive a fixed fraction of a share of AIG common stock and the market value of that fractional share will fluctuate as the market price of AIG common stock fluctuates. Based on the average high and low sale prices per share of AIG common stock of $81.93 for the ten trading days ending on the third trading day prior to the date of this proxy statement/ prospectus, the exchange ratio in the merger would be 0.5614, representing $46.00 in market value, based on the ten-day average price, for each share of American General common stock that you own at the time of the merger. AIG and American General encourage you to obtain current stock price quotations for AIG common stock from a newspaper, the Internet or your broker. AIG common stock trades on the New York Stock Exchange under the symbol "AIG." The final calculation of the exchange ratio in the merger will be determined prior to completion of the merger and AIG intends to issue a press release announcing the exchange ratio promptly after it is determined. AIG will pay American General shareholders the value of any fractional share in cash rather than issuing any fractional shares of AIG common stock.

FRACTIONAL SHARES

     No fractional shares of AIG common stock will be issued in the merger. Any holder of shares of American General common stock otherwise entitled to receive a fractional share of AIG common stock will receive a cash payment, without interest, in an amount equal to the fractional share of AIG common stock multiplied by the average closing sale price of AIG common stock reported on the New York Stock Exchange composite transactions reporting system for each of the five trading days immediately preceding the completion of the merger.

ADJUSTMENTS TO PREVENT DILUTION

     In the event that either American General or AIG change the number of shares of its respective common stock issued and outstanding prior to the completion of the merger as a result of a reclassification, stock split, stock dividend, recapitalization, subdivision, combination, exchange or other similar transaction (or in the case of AIG, pays an extraordinary or special cash dividend), the exchange ratio will be appropriately and proportionately adjusted.

TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK

     Upon completion of the merger, each option to buy an American General share granted under American General's employee stock and incentive plans that is outstanding immediately prior to the completion of the merger will be converted into a fully vested option to buy, generally on the same terms and conditions as were applicable to the American General option, the greatest number of whole shares of AIG common stock that is equal to the number of American General common shares subject to the option multiplied by the exchange ratio, at an exercise price that is adjusted to take into account the exchange ratio.

     Immediately prior to completion of the merger, each restricted American General common share will become fully vested and unrestricted and, by virtue of the merger, will then be cancelled and converted into the right to receive the merger consideration. For each performance-based restricted stock award that is outstanding immediately prior to the completion of the merger, by virtue of the merger, the holder will receive one share of American General common stock, which will then be converted into the right to receive the appropriate fraction of a share of AIG common stock in accordance with the exchange ratio. In each case, AIG will be entitled to cause American General to deduct and withhold applicable taxes. In addition, upon completion of the merger, each incentive award unit held by a non-employee director of American General that is outstanding immediately prior to the completion of the merger will, by virtue of the merger, be deemed to be invested in shares of AIG common stock until the termination of the director's service on the board of directors of American General and thereafter will be deemed to be invested or distributed to the director in accordance with the terms of the applicable plan or grant document or payment election made by the director.

CONDITIONS TO COMPLETION OF THE MERGER

     The respective obligations of AIG and American General to complete the merger are subject to the satisfaction or waiver of the following conditions:

     - the approval of the merger agreement by the holders of at least two-thirds of the outstanding shares of American General on the record date;

     - the authorization for listing on the NYSE of the shares of AIG common stock to be issued to American General shareholders upon completion of the merger;

     - the expiration or termination of the waiting periods applicable to the merger under the Hart-Scott-Rodino Act and applicable insurance laws, receipt of approval of the merger by the Office of Thrift Supervision and the filing of all required notices and other filings and receipt of all required consents and approvals, subject to limited exceptions, and the absence of any burdensome condition as a result of those regulatory consents;

     - the absence of any action taken by any governmental entity that restrains, enjoins or otherwise prohibits the merger;

     - the effectiveness under the Securities Act of 1933 of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and the absence of any stop order issued or sought regarding the registration statement;

     - receipt by AIG and American General of the opinions of their respective tax counsel, Wachtell, Lipton, Rosen & Katz, and Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to AIG and American General, as the case may be, dated as of the closing date, that the merger will be treated as a transaction of a type that is generally tax-free for U.S. federal income tax purposes;

     - the representations and warranties of the other party being true and correct as of May 11, 2001 and, except to the extent those representations speak as of any earlier date, as of the closing date of the merger as though made on the closing date. For purposes of this condition, those representations and warranties generally will be deemed to be true and correct unless the failure or failures of those representations and warranties would have or would be reasonably likely to have a material adverse effect on the party making the representation;

     - receipt by AIG on the closing date of the merger of a letter from its independent accountants informing AIG that the merger will qualify as a "pooling of interests" for accounting and financial reporting purposes; and

     - the other party having performed in all material respects its obligations under the merger agreement at or prior to the closing date.

     Assuming American General receives the necessary shareholder approval at the special meeting, as of the date of this proxy statement/prospectus, neither AIG nor American General is aware of any material uncertainty with respect to satisfaction of the conditions to the merger. However, neither AIG nor American General can be certain if and when the remaining regulatory approvals necessary to complete the merger will be received, which is beyond their control. Furthermore, at any time before the merger is completed, events may occur that are not currently foreseen and that are beyond the control of AIG and American General that would prevent one or more of the conditions to the merger from being satisfied.

NEGATIVE COVENANTS

     Conduct of American General's Business Prior to Completion of the Acquisition. American General has agreed as to itself and its subsidiaries that until the completion of the acquisition, unless AIG otherwise approves in writing and except as otherwise expressly contemplated by the merger agreement, it will conduct its businesses in the ordinary course in substantially the same manner as previously conducted. American General has also agreed to use commercially reasonable best efforts to preserve its present business organization and maintain existing relationships and goodwill with its material customers, suppliers and others with whom it does business.

     American General has also agreed that it will not, and will not permit any of its subsidiaries to, take specified actions listed in the merger agreement, including the following actions, without AIG's consent, except to the extent required by law or as permitted by the merger agreement:

     - amend its organizational documents;

     - split, combine or reclassify any outstanding shares;

     - declare, set aside or pay any dividend other than regular quarterly cash dividends and certain dividends paid by its subsidiaries;

     - repurchase or redeem any shares of its stock or any securities convertible into shares of its stock;

     - issue, sell, pledge or encumber any shares of its stock or any securities convertible into shares of its stock, or rights of any kind to acquire any shares of its stock or its voting debt other than specified employee stock options and other specified issuances;

     - sell, lease, mortgage or encumber any properties or assets that are material to American General;

     - incur any indebtedness in excess of specified amounts or materially modify the terms of any indebtedness;

     - make or commit to make capital expenditures in excess of specified amounts;

     - acquire receivables in excess of specified amounts;

     - establish, change in any material respect or terminate any material employee benefit plan;

     - increase the compensation or benefits payable to employees, directors or consultants outside other than, with certain exceptions, in the ordinary course consistent with past practice, or waive any debts due from any officer or director;

     - take any action that would reasonably be expected to materially increase any funding liability with respect to any employee benefit plan;

     - take any action under the terms of any employee benefit plan in any material respect or any contractual obligation in any manner that would result in a modification of the benefits to any employee, director or consultant;

     - except to the extent provided in appropriately identified reserves, settle or compromise any material claims or litigation or pay or discharge any material liabilities or obligations;

     - materially modify or terminate any of its material contracts, or waive or release any material rights or claims;

     - make any material tax election or enter into any material settlement or compromise of any tax liability, except to the extent provided for in reserves;

     - file any amended tax returns materially increasing its tax liability, except to the extent provided for in reserves;

     - materially limit its ability to sell any products or services or engage in any line of business or compete with any person;

     - materially change or fail to comply with its investment, risk management and other policies;

     - implement or adopt any change in accounting principles except as required by U.S. generally accepted accounting practices or regulatory guidelines;

     - with the prior approval or knowledge of specified executive officers, take, or fail to take, any action that would cause any of its representations or warranties in the merger agreement to become untrue;

     - take any action for its dissolution or reorganization; or

     - authorize, announce an intention to implement, or enter into an agreement to do any of the foregoing.

     Conduct of AIG's Business Prior to Completion of the Acquisition. AIG has agreed as to itself and its subsidiaries that until the completion of the acquisition, unless American General otherwise approves in writing or as would not reasonably be expected to delay or impede the completion of the acquisition in any meaningful respect, and except as otherwise expressly contemplated by the merger agreement, it will conduct its businesses in the ordinary course and it will use commercially reasonable best efforts to preserve its present business organization and maintain existing relationships and goodwill with its material customers, suppliers and others with whom it does business.

     AIG has also agreed that it will not, and will not permit any of its subsidiaries to, take specified actions listed in the merger agreement, including the following actions, without American General's consent, except to the extent required by law or as permitted by the merger agreement:

     - amend its certificate of incorporation in a manner that would adversely affect the economic benefits of the merger to the American General shareholders;

     - split, combine or reclassify its issued or authorized share capital unless appropriate adjustment is made to the exchange ratio;

     - enter into any agreement to sell or acquire the capital stock or assets of another person or business unless the transaction would not reasonably be expected to delay or impede completion of the acquisition in any meaningful respect;

     - with the prior approval or knowledge of specified officers, take, or fail to take, any action that would cause any of its representations or warranties in the merger agreement to become untrue;

     - take any action for its dissolution or reorganization; or

     - authorize, announce an intention to implement, or enter into an agreement to do any of the foregoing.

AGREEMENT NOT TO SOLICIT OTHER OFFERS

     Except as described below in this section, American General has agreed that it and its subsidiaries will not, directly or indirectly through another person:

     - initiate, solicit or knowingly facilitate or encourage the submission of any competing acquisition proposal;

     - have any discussions with or provide any confidential information or data to any person relating to, engage in any negotiations concerning or otherwise knowingly facilitate any effort or attempt to make or implement, any competing acquisition proposal; or

     - recommend any competing acquisition proposal to its shareholders.

Under the merger agreement, an acquisition proposal is any proposal or offer with respect to:

     - a merger, reorganization, share exchange, consolidation or similar transaction involving American General; or

     - any purchase, pursuant to a new issuance, tender offer, takeover bid or otherwise, of, or offer to purchase, 20% or more of the voting securities of American General, or any business that constitutes 20% or more of the consolidated net revenues, net income or shareholders' equity of American General as reflected in its financial statements for the year 2000.

     The merger agreement, however, does not prohibit American General from taking and disclosing to its shareholders a position with respect to a tender offer required by law or making any other disclosure required by applicable law.

     Prior to the American General special meeting, American General may:

     - engage in discussions or negotiations with, or furnish information to, any person who has made a bona fide unsolicited written acquisition proposal that did not directly or indirectly result from, or follow, a breach of American General's obligations not to solicit or facilitate a competing acquisition proposal under the merger agreement, or

     - after giving AIG five business days' prior notice, recommend a competing acquisition proposal to its shareholders,

in either case, only if its board of directors determines that the acquisition proposal is or, in the case of engaging in discussions or negotiations or providing information, would reasonably be expected to result in, a superior proposal and that failure to take the action would be inconsistent with its fiduciary duties under applicable law.

     Under the merger agreement, a superior proposal is an acquisition proposal that the board of directors of American General determines, in its good faith judgment, would, if completed, be more favorable to the shareholders of American General than the merger with AIG and is reasonably capable of being completed on the terms set forth, taking into account all legal, financial, regulatory and other aspects of the proposal.

     American General must notify AIG of any acquisition proposal, request for information or discussions sought to be initiated or continued within twenty-four hours, and must keep AIG informed of the status of any acquisition proposal.

SHAREHOLDERS MEETING

     American General agreed to take all action reasonably necessary to convene a meeting of its shareholders to consider and vote upon approval of the merger agreement as promptly as practicable after the registration statement on Form S-4 of which this proxy statement/prospectus forms a part has been declared effective by the SEC. Under the merger agreement, American General's board of directors has agreed that it will recommend to the American General shareholders the approval of the merger agreement and will use commercially reasonable best efforts to solicit such approval. However, the board of directors of American General will be permitted to not recommend to its shareholders the merger agreement or to withdraw or modify its recommendation of the merger agreement and, in either case, not to solicit votes in favor of the approval of the merger agreement, if the board of directors of American General determines in good faith, after consultation with outside counsel, that to do otherwise would be inconsistent with its fiduciary duties. If the board of directors of American General exercises this right, AIG may terminate the merger agreement or may, within six business days, require the board of directors of American General to adopt a resolution directing that the merger agreement be submitted without recommendation to the shareholders of American General at the relevant shareholders meeting. If AIG requires American General to submit the merger agreement to a vote of American General's shareholders without recommendation, it will no longer be entitled to terminate the merger agreement based on the withdrawal of its recommendation. If AIG does not, within such six-business day period, elect to require such a shareholder vote, American General will be permitted to terminate the merger agreement.

REPRESENTATIONS AND WARRANTIES

     In the merger agreement, AIG and American General have each made representations and warranties with respect to, among other things:

     - corporate matters, including due organization, power and good standing;

     - capital structure and securities;

     - authorization, execution, delivery and enforceability of the merger agreement;

     - governmental filings;

     - absence of conflicts with, or violations of, organizational documents or other obligations as a result of the contemplated transactions;

     - accuracy of information contained in documents, including financial statements, filed with governmental entities, including the SEC;

     - absence of material adverse changes;

     - litigation matters;

     - compliance with applicable laws and regulations;

     - tax status of the merger;

     - absence of conditions precluding pooling of interests accounting treatment; and

     - brokers' and finders' fees with respect to the merger.

     In addition, American General has made representations and warranties to AIG with respect to:

     - the inapplicability of anti-takeover statutes to the merger;

     - employee benefits;

     - receipt of a fairness opinion with respect to the merger;

     - intellectual property;

     - material contracts;

     - insurance;

     - tax matters;

     - environmental matters;

     - risk management and derivatives; and

     - investment advisor and broker-dealer subsidiaries.

     These representations and warranties are qualified by a materiality threshold specified in the merger agreement.

TERMINATION

     The merger agreement may be terminated at any time before completion of the merger, whether before or after the approval by American General shareholders, in any of the following circumstances:

     - by mutual written agreement of American General and AIG,

     - by either AIG or American General, if:

        - the merger is not completed by February 28, 2002; however, this termination right is not available to any party whose breach of any provision of the merger agreement primarily contributes to the failure to complete the merger by that time. In addition, the termination date may be extended by up to 60 days by either AIG or American General if the merger has not been completed as a direct result of regulatory consents failing to have been obtained and the extending party reasonably believes that the relevant approvals will be obtained during the extension period;

        - any governmental order or regulation restraining, enjoining or otherwise prohibiting the merger has become final and non-appealable, and the party seeking to terminate the merger agreement has used commercially reasonable best efforts to resist the entry of and to remove the order; or

        - the American General shareholders do not approve the merger agreement at the American General special meeting; however, this termination right is not available to American General or AIG if it has breached in any material respect its obligations under the merger agreement in any manner that materially contributed to the failure of the merger to be completed or any condition to be satisfied.

     - by American General, if:

        - AIG breaches any representation, warranty, covenant or agreement contained in the merger agreement, subject to the materiality standard provided under the merger agreement, and that breach is not cured, or cannot be cured, by the earlier of twenty business days following the notice or February 28, 2002; or

        - the American General board of directors withholds, withdraws or adversely modifies its approval or recommendation to its shareholders of the merger agreement and AIG does not elect to cause American General to have its shareholders vote on the merger agreement proposal despite that action.

     - by AIG, if:

        - American General breaches any representation, warranty, covenant or agreement contained in the merger agreement, subject to the materiality standard provided under the merger agreement, and that breach is not cured, or cannot be cured, by the earlier of twenty business days following the notice or February 28, 2002;

        - the American General board of directors withholds, withdraws or adversely modifies its approval or recommendation to its shareholders of the merger agreement; or

        - the American General board of directors breaches its agreement not to solicit competing acquisition proposals or recommends a competing acquisition proposal to the American General shareholders.

TERMINATION PAYMENT; EXPENSES

     Termination Payment Payable by American General. If there has been a bona fide competing acquisition proposal for American General that has not been irrevocably withdrawn at the time the merger agreement is terminated, then American General must pay AIG a $250 million termination payment if AIG terminates the agreement because American General has intentionally breached any representation, warranty, covenant or agreement contained in the merger agreement.

     American General must pay AIG an initial termination payment of $150 million if the merger agreement is terminated:

     - by AIG because the American General board withdraws or adversely modifies its approval or recommendation of the merger agreement and there has been a bona fide competing acquisition proposal for American General that has not been irrevocably withdrawn at the time of termination;

     - by AIG because American General breaches its obligations not to solicit an acquisition proposal or related obligations;

     - by AIG because American General recommends a competing acquisition proposal to its shareholders; or

     - by American General if AIG has not required the board of directors of American General to submit the merger agreement to its shareholders for approval without recommendation after the American General board has withdrawn or adversely modified its approval or recommendation of the merger agreement and there has been a bona fide competing acquisition proposal for American General which has not been irrevocably withdrawn at the time of termination.

     In addition, in each of the four preceding circumstances, American General would be required to make an additional $100 million termination payment if, within nine months following termination of the merger agreement, American General enters into an agreement with respect to a competing acquisition proposal, recommends a third-party tender offer or exchange offer for American General shares or otherwise completes a competing acquisition proposal.

     If there has been a bona fide acquisition proposal for American General which has not been irrevocably withdrawn and either American General or AIG terminates the merger agreement because the American General shareholders do not approve the merger agreement at the American General special meeting, then American General must pay AIG an initial termination payment of:

     - $150 million if, at the time of, or at any time within 10 business days prior to the special meeting, the American General board has withdrawn or adversely modified its approval or recommendation of the merger agreement or has recommended a competing acquisition proposal to its shareholders as permitted under the merger agreement; or

     - in other circumstances, $83.3 million.

     In addition, American General must pay AIG the balance (either $100 million or $166.7 million) if, within nine months following termination of the merger agreement, American General enters into an agreement with respect to a competing acquisition proposal, recommends a third-party tender offer or exchange offer for the American General shares or otherwise completes a competing acquisition proposal.

     Termination Payment Payable by AIG. AIG must pay American General a $600 million termination fee if the merger agreement is terminated unless the agreement is terminated:

     - in circumstances where American General is obligated to pay all or any portion of the termination fee discussed above under "-- Termination Payment Payable by American General;"

     - following an intentional breach by American General of its covenants or agreements in the merger agreement, subject to the materiality standard provided under the merger agreement;

     - following a breach as of the date of the merger agreement by American General of any representation or warranty contained in the merger agreement, subject to the materiality standard provided under the merger agreement;

     - as a result of the American General board of directors' withdrawal or adverse modification of its recommendation of the merger agreement; or

     - as a result of the failure of the American General shareholders to approve the merger agreement at the special meeting following the American General board of directors' withdrawal or adverse modification of its recommendation of the merger agreement.

Nevertheless, in all of the above circumstances other than the first bullet point (where American General is obligated to pay all or a portion of the termination fee), AIG will be obligated to pay American General the $600 million termination fee if it has breached any of its representations, warranties, covenants or agreements, subject to the materiality standard provided under the merger agreement, and the breach has not been cured prior to the termination of the merger agreement. If the only reason that AIG is not obligated to pay American General the termination fee is as a result of either of the last two bullet points above (relating to the American General board recommendation and shareholder vote), AIG will be obligated to pay $350 million of the $600 million termination fee if:

     - American General is not obligated to pay all or any portion of the termination fee described above under "-- Termination Payment Payable by American General," and

     - there exists a "Material Parent Stock Price Decline" as of the date American General first withdraws or adversely modifies its recommendation of the merger agreement.

     Under the merger agreement, there will be a "Material Parent Stock Price Decline" only if both:

     - the average trading price of AIG common stock on the New York Stock Exchange composite transactions reporting system for the ten trading-day period ending on the trading day prior to the recommendation withdrawal or modification is less than $64.76; and

     - the quotient obtained by dividing (a) the average trading price of AIG common stock for the ten trading-day period ending on the trading day prior to the recommendation, withdrawal or modification by (b) $76.19, is less than

     the quotient obtained by dividing (x) the indexed average trading price of the companies in the index group for the ten trading-day period ending on the trading day prior to the recommendation withdrawal or modification by
     (y) the indexed average trading price of the companies in the index group for the ten trading-day period ending on May 10, 2001, less 0.15 from such quotient.

The indexed average trading price is determined by multiplying the average trading price of the applicable company for the ten trading-day period ending on the trading day prior to the date of measurement by the purchase factor listed opposite the applicable index company's name in the table below.

                                                                AVERAGE PRICE
MEMBER                                                        AS OF MAY 10, 2001    PURCHASE FACTOR
------                                                        ------------------    ---------------
General Electric Company....................................      $    49.11            2.03630
Citigroup...................................................           50.11            1.99540
Berkshire Hathaway..........................................       68,474.50            0.00146
J.P. Morgan Chase...........................................           48.69            2.05390
Bank of America.............................................           55.95            1.78750
Fannie Mae..................................................           79.49            1.25810
Wells Fargo Company.........................................           46.95            2.12970
Morgan Stanley Dean Witter..................................           65.42            1.52860
American Express............................................           42.65            2.34490
Merrill Lynch...............................................           65.33            1.53070

The merger agreement provides for appropriate adjustments if any of the companies in the index group is the subject of an acquisition proposal or announces an intention to acquire another company or companies in transactions with a value exceeding 25% of the index company's market capitalization as of May 10, 2001, if any of the companies ceases to be publicly traded or announces that it will cease to be publicly traded, of if any of the companies effects any stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

     If AIG is required to pay American General all or a portion of the $600 million, and if within twelve months of the termination of the merger agreement American General enters into an agreement with respect to an alternative acquisition proposal, recommends to its shareholders a third-party tender offer or exchange offer for American General common stock or completes an alternative acquisition, then American General will re-pay the amount of such fee to AIG within two days of completion of the alternative acquisition, unless at the time of termination AIG was in material breach of the merger agreement, subject to the relevant materiality standard under the merger agreement, and American General had asserted the breach at the time of termination.

     Expenses. All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses, whether or not the merger is completed, except that AIG and American General will share expenses related to the filing, printing, mailing and distribution of this proxy statement/prospectus.

OTHER COVENANTS

     Tax-Free Merger. AIG and American General have each agreed to use commercially reasonable best efforts to cause the merger to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes and not to take any action reasonably likely to cause the merger not to qualify as a transaction of that type.

     Pooling of Interests Accounting Treatment. AIG and American General have each agreed to use commercially reasonable best efforts and to cooperate to cause the merger to be treated as a pooling of interests for accounting purposes. In addition, AIG and American General have each agreed not to, and not to permit any subsidiary or affiliate to, knowingly take any action, or knowingly fail to take any action, that would reasonably be expected to jeopardize the treatment of the merger as a pooling of interests for accounting purposes.

     Indemnification and Insurance. See "The Acquisition -- Interests of American General Directors and Executive Officers in the
Acquisition -- Indemnification and Insurance" for a description of the provisions of the merger agreement relating to the obligation of AIG following the merger to indemnify and maintain directors' and officers' liability insurance for the benefit of American General's directors and officers.

     Employee Benefits. See "The Acquisition -- Interests of American General Directors and Executive Officers in the Acquisition -- Continuing Employment Benefits" for a description of AIG's agreements with American General with respect to employee benefits for American General employees following the merger.

     Stock Exchange Listing. AIG must use its commercially reasonable best efforts to cause the AIG common stock to be issued in the merger to be approved for listing on the New York Stock Exchange.

     Integration Committee. AIG and American General will establish an integration committee composed of senior executive officers of both companies which has direct access to AIG's chief executive officer and is responsible for proposing alternatives and recommendations to him regarding the integration of American General with AIG.

     Board of Directors of AIG. AIG has agreed to cause Mr. Devlin to be elected as a director and Vice Chairman of AIG as promptly as practicable following completion of the merger.

     Required Filings, Approvals and Actions; Burdensome Conditions. AIG and American General have agreed to use commercially reasonable best efforts to take all actions necessary, proper or advisable to complete the merger, including obtaining from applicable governmental entities all necessary approvals and making all regulatory filings and notifications. However, neither American General nor AIG will be required to agree to any burdensome condition. See "The Acquisition -- Regulatory Filings and Approvals."

     Miscellaneous. The merger agreement contains other covenants relating to preparation and distribution of this document, public announcements regarding the merger, mutual notification of specified matters and access to information.

                           INFORMATION REGARDING AIG

     AIG is a holding company with total consolidated assets of approximately $320 billion and shareholders' equity of approximately $42 billion as of March 31, 2001, which through its subsidiaries is primarily engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. AIG's primary activities include both general and life insurance operations. Other significant activities include financial services and asset management.

     AIG's general insurance subsidiaries are multiple line companies writing substantially all lines of property and casualty insurance. One or more of these companies is licensed to write substantially all of these lines in all states of the United States and in approximately 70 foreign countries.

     AIG's life insurance subsidiaries offer a wide range of traditional insurance and financial and investment products. One or more of these subsidiaries is licensed to write life insurance in all states in the United States and in over 70 foreign countries. Traditional products consist of individual and group life, annuity, endowment and accident and health policies. Financial and investment products consist of single premium annuity, variable annuities, guaranteed investment contracts, universal life and pensions.

     AIG's financial services subsidiaries engage in diversified financial products and services including aircraft, consumer and premium financing, and banking services.

     AIG's asset management operations offer a wide variety of investment vehicles and services, including variable annuities, mutual funds, and investment asset management. These products and services are offered to individuals and institutions both domestically and internationally.

                     INFORMATION REGARDING AMERICAN GENERAL

GENERAL

     American General is one of the largest diversified financial services organizations in the United States, with assets of $124 billion and shareholders' equity of $8.6 billion as of March 31, 2001. American General's operating divisions deliver a wide range of retirement services, investments, life insurance and consumer loans to more than 12 million customers through multiple distribution channels.

     American General manages its business operations through three divisions, which are based on products and services offered:

     - Asset Accumulation. American General's asset accumulation division markets retirement products and services through two major distribution systems. American General's financial advisers sell tax-qualified annuities and mutual funds to employees of educational, health care, and government entities, and other not-for-profit organizations. The division also markets non-qualified annuities through representatives at banks and other financial institutions.

     - Financial Services -- Life insurance. American General's life insurance division provides traditional, interest-sensitive, and variable life insurance and annuities through multiple distribution channels. The division's primary focus is the sale of life insurance and annuity products to individuals. American General reaches its customers through independent and career agents, as well as banks, broker-dealers and financial planners.

     - Financial Services -- Consumer lending. American General's consumer lending division provides a wide variety of consumer lending products, including mortgages, consumer loans, retail sales financing and credit-related insurance. American General markets these products through a nationwide network of branch offices.

MANAGEMENT AND ADDITIONAL INFORMATION

     Information relating to the executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, relationships and related transactions and other matters regarding American General is incorporated by reference or set forth in American General's Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated in this proxy statement/prospectus by reference. American General shareholders can obtain copies of this document and other documents by contacting American General at its address or telephone number indicated under "Where You Can Find More Information" on page 77.

                UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                        DATA OF AIG AND AMERICAN GENERAL

     The following unaudited pro forma condensed combined financial data combines AIG's historical results with American General's historical results, as if the acquisition occurred as of January 1, 1998, the earliest date presented.

     In addition to fees of approximately $650 million related to the Prudential transaction paid by American General, AIG and American General expect to incur certain merger, restructuring and other charges. AIG also anticipates that the merger will provide AIG and American General with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of AIG and American General post-acquisition under one set of assumptions, does not reflect these anticipated expenses and financial benefits and, accordingly, does not attempt to predict or suggest future results.

     See "Where You Can Find More Information" on page 77.

    AMERICAN INTERNATIONAL GROUP, INC. AND SUBSIDIARIES AND AMERICAN GENERAL
                                  CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (IN MILLIONS)

                                                        HISTORICAL
                                                      MARCH 31, 2001
                                                    -------------------
                                                               AMERICAN                 PRO FORMA
                                                      AIG      GENERAL    ADJUSTMENTS   COMBINED
                                                    --------   --------   -----------   ---------
ASSETS:
Investments and cash:
  Fixed maturities:
     Bonds available for sale, at market value....  $107,187   $ 67,228    $     --     $174,415
     Bonds trading securities, at market value....       791         --          --          791
  Equity securities:
     Common stocks, at market value...............     5,672        620          --        6,292
     Non-redeemable preferred stocks, at market
       value......................................     1,166        163          --        1,329
  Mortgage loans on real estate, net of
     allowance....................................     7,185      3,931          --       11,116
  Policy loans....................................     3,124      2,432          --        5,556
  Collateral and guaranteed loans, net of
     allowance....................................     2,150         --          --        2,150
  Financial services and asset management assets:
       Flight equipment primarily under operating
          leases, net of accumulated
          depreciation............................    20,398         --          --       20,398
       Securities available for sale, at market
          value...................................    16,173         --          --       16,173
       Trading securities, at market value........     6,764         --          --        6,764
       Spot commodities, at market value..........       483         --          --          483
       Unrealized gain on interest rate and
          currency swaps, options and forward
          transactions............................    11,953         --          --       11,953
       Trading assets.............................     6,786         --          --        6,786
       Securities purchased under agreements to
          resell, at contract value...............    15,655         --          --       15,655
       Finance receivables, net of allowance......        --     11,366          --       11,366
  Other invested assets...........................    16,478        225          --       16,703
  Short-term investments, at cost (approximates
     market value)................................     5,898      4,131          --       10,029
  Cash............................................       253        221          --          474
                                                    --------   --------    --------     --------
          Total investments and cash..............   228,116     90,317          --      318,433
  Investment income due and accrued...............     2,258      1,142          --        3,400
  Premiums and insurance balances receivable, net
     of allowance.................................    12,727         --          --       12,727
  Reinsurance assets..............................    24,024        849          --       24,873
  Deferred policy acquisition costs and cost of
     insurance purchased..........................    10,344      6,136          --       16,480
  Investments in partially-owned companies........       297        144          --          441
  Real estate and other fixed assets, net of
     accumulated depreciation.....................     3,561        475          --        4,036
  Separate and variable accounts..................    28,466     20,028          --       48,494
  Other assets....................................    11,007      5,265          --       16,272
                                                    --------   --------    --------     --------
          Total assets............................  $320,800   $124,356    $     --     $445,156
                                                    ========   ========    ========     ========

  See accompanying notes to unaudited pro forma combined financial statements.

    AMERICAN INTERNATIONAL GROUP, INC. AND SUBSIDIARIES AND AMERICAN GENERAL
                                  CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (IN MILLIONS)

                                                           HISTORICAL
                                                         MARCH 31, 2001
                                                       -------------------
                                                                  AMERICAN                 PRO FORMA
                                                         AIG      GENERAL    ADJUSTMENTS   COMBINED
                                                       --------   --------   -----------   ---------
LIABILITIES:
  Reserve for losses and loss expenses...............  $ 40,715   $     --     $    --     $ 40,715
  Reserve for unearned premiums......................    12,582        342          --       12,924
  Future policy benefits for life and accident and
     health insurance contracts......................    39,794     10,283          --       50,077
  Policyholders' contract deposits...................    48,581     55,753          --      104,334
  Other policyholders' funds.........................     3,570      2,941          --        6,511
  Reserve for commissions, expenses and taxes........     2,968         --          --        2,968
  Insurance balances payable.........................     3,394        390          --        3,784
  Funds held by companies under reinsurance
     treaties........................................     1,412         --          --        1,412
  Income taxes payable:
     Current.........................................       283         87          --          370
     Deferred........................................     2,772      1,335          --        4,107
  Financial services and asset management
     liabilities:
     Borrowings under obligations of guaranteed
       investment agreements.........................    13,819         --          --       13,819
     Securities sold under agreements to repurchase,
       at contract value.............................    11,596         --          --       11,596
     Trading liabilities.............................     4,553         --          --        4,553
     Securities and spot commodities sold but not yet
       purchased, at market value....................     7,292         --          --        7,292
     Unrealized loss on interest rate and currency
       swaps, options and forward transactions.......     9,438         --          --        9,438
     Trust deposits and deposits due to banks and
       other depositors..............................     2,232         --          --        2,232
     Commercial paper................................     4,298      5,180          --        9,478
     Notes, bonds and loans payable..................    19,706      5,640          --       25,346
  Commercial paper...................................     2,687      2,116          --        4,803
  Notes, bonds, loans and mortgages payable..........     2,735      1,338          --        4,073
  Separate and variable accounts.....................    28,466     20,028          --       48,494
  Minority interest..................................     1,522         --          --        1,522
  Other liabilities..................................    13,454      8,279          --       21,733
                                                       --------   --------     -------     --------
       Total liabilities.............................   277,869    113,712          --      391,581
                                                       --------   --------     -------     --------
  Preferred shareholders' equity in subsidiary
     companies.......................................     1,179      2,067          --        3,246
                                                       --------   --------     -------     --------
CAPITAL FUNDS:
  Common stock.......................................     6,189        269         485        6,943
  Additional paid-in capital.........................     2,618        610        (485)       2,743
  Retained earnings..................................    35,749      8,498          --       44,247
  Accumulated other comprehensive income (loss)......    (1,256)       285          --         (971)
  Treasury stock, at cost............................    (1,548)    (1,085)         --       (2,633)
                                                       --------   --------     -------     --------
       Total capital funds...........................    41,752      8,577          --       50,329
                                                       --------   --------     -------     --------
       Total liabilities and capital funds...........  $320,800   $124,356     $    --     $445,156
                                                       ========   ========     =======     ========

  See accompanying notes to unaudited pro forma combined financial statements.

    AMERICAN INTERNATIONAL GROUP, INC. AND SUBSIDIARIES AND AMERICAN GENERAL
                                  CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (IN MILLIONS)

                                                      HISTORICAL
                                                  DECEMBER 31, 2000
                                                 --------------------
                                                             AMERICAN                   PRO FORMA
                                                   AIG       GENERAL     ADJUSTMENTS    COMBINED
                                                 --------    --------    -----------    ---------
ASSETS:
Investments and cash:
  Fixed maturities:
     Bonds available for sale, at market
       value...................................  $ 89,631    $ 64,132     $     --      $153,763
     Bonds held to maturity, at amortized
       cost....................................    11,533          --           --        11,533
     Bonds trading securities, at market
       value...................................       846          --           --           846
  Equity securities:
     Common stocks, at market value............     6,125         680           --         6,805
     Non-redeemable preferred stocks, at market
       value...................................     1,056         151           --         1,207
  Mortgage loans on real estate, net of
     allowance.................................     7,127       3,920           --        11,047
  Policy loans.................................     3,032       2,433           --         5,465
  Collateral and guaranteed loans, net of
     allowance.................................     2,084          --           --         2,084
  Financial services and asset management
     assets:
     Flight equipment primarily under operating
       leases, net of accumulated
       depreciation............................    19,325          --           --        19,325
     Securities available for sale, at market
       value...................................    14,669          --           --        14,669
     Trading securities, at market value.......     7,347          --           --         7,347
     Spot commodities, at market value.........       363          --           --           363
     Unrealized gain on interest rate and
       currency swaps, options and forward
       transactions............................    10,235          --           --        10,235
     Trading assets............................     7,045          --           --         7,045
     Securities purchased under agreements to
       resell, at contract value...............    14,991          --           --        14,991
     Finance receivables, net of allowance.....        --      11,378           --        11,378
  Other invested assets........................    13,394          92           --        13,486
  Short-term investments, at cost (approximates
     market value).............................     5,831         671           --         6,502
  Cash.........................................       256         266           --           522
                                                 --------    --------     --------      --------
       Total investments and cash..............   214,890      83,723           --       298,613
Investment income due and accrued..............     2,420       1,102           --         3,522
Premiums and insurance balances receivable, net
  of allowance.................................    11,832          --           --        11,832
Reinsurance assets.............................    23,135         829           --        23,964
Deferred policy acquisition costs and cost of
  insurance purchased..........................    10,189       6,458           --        16,647
Investments in partially-owned companies.......       251          85           --           336
Real estate and other fixed assets, net of
  accumulated depreciation.....................     3,578         548           --         4,126
Separate and variable accounts.................    31,328      23,234           --        54,562
Other assets...................................     8,954       4,115           --        13,069
                                                 --------    --------     --------      --------
       Total assets............................  $306,577    $120,094     $     --      $426,671
                                                 ========    ========     ========      ========

  See accompanying notes to unaudited pro forma combined financial statements.

    AMERICAN INTERNATIONAL GROUP, INC. AND SUBSIDIARIES AND AMERICAN GENERAL
                                  CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (IN MILLIONS)

                                                           HISTORICAL
                                                        DECEMBER 31, 2000
                                                       -------------------
                                                                  AMERICAN                 PRO FORMA
                                                         AIG      GENERAL    ADJUSTMENTS   COMBINED
                                                       --------   --------   -----------   ---------
LIABILITIES:
  Reserve for losses and loss expenses...............  $ 40,613   $     --      $  --      $ 40,613
  Reserve for unearned premiums......................    12,510        353         --        12,863
  Future policy benefits for life and accident and
     health insurance contracts......................    38,165     10,277         --        48,442
  Policyholders' contract deposits...................    47,209     54,855         --       102,064
  Other policyholders' funds.........................     3,475      2,410         --         5,885
  Reserve for commissions, expenses and taxes........     2,807         --         --         2,807
  Insurance balances payable.........................     2,380        414         --         2,794
  Funds held by companies under reinsurance
     treaties........................................     1,435         --         --         1,435
  Income taxes payable:
     Current.........................................       197         (8)        --           189
     Deferred........................................     1,873      1,159         --         3,032
  Financial services and asset management
     liabilities:
     Borrowings under obligations of guaranteed
       investment agreements.........................    13,595         --         --        13,595
     Securities sold under agreements to repurchase,
       at contract value.............................    11,308         --         --        11,308
     Trading liabilities.............................     4,352         --         --         4,352
     Securities and spot commodities sold but not yet
       purchased, at market value....................     7,701         --         --         7,701
     Unrealized loss on interest rate and currency
       swaps, options and forward transactions.......     8,581         --         --         8,581
     Trust deposits and deposits due to banks and
       other depositors..............................     1,895         --         --         1,895
     Commercial paper................................     4,259      5,162         --         9,421
     Notes, bonds and loans payable..................    17,923      5,671         --        23,594
  Commercial paper...................................     1,705      1,921         --         3,626
  Notes, bonds, loans and mortgages payable..........     2,749      1,338         --         4,087
  Separate and variable accounts.....................    31,328     23,234         --        54,562
  Minority interest..................................     1,465         --         --         1,465
  Other liabilities..................................     8,086      3,421         --        11,507
                                                       --------   --------      -----      --------
       Total liabilities.............................   265,611    110,207         --       375,818
                                                       --------   --------      -----      --------
  Preferred shareholders' equity in subsidiary
     companies.......................................     1,347      2,067         --         3,414
                                                       --------   --------      -----      --------
CAPITAL FUNDS:
  Common stock.......................................     6,189        269        487         6,945
  Additional paid-in capital.........................     2,668        618       (487)        2,799
  Retained earnings..................................    34,304      8,294         --        42,598
  Accumulated other comprehensive loss...............    (2,136)      (304)        --        (2,440)
  Treasury stock, at cost............................    (1,406)    (1,057)        --        (2,463)
                                                       --------   --------      -----      --------
       Total capital funds...........................    39,619      7,820         --        47,439
                                                       --------   --------      -----      --------
       Total liabilities and capital funds...........  $306,577   $120,094      $  --      $426,671
                                                       ========   ========      =====      ========

  See accompanying notes to unaudited pro forma combined financial statements.

    AMERICAN INTERNATIONAL GROUP, INC. AND SUBSIDIARIES AND AMERICAN GENERAL
                                  CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                  (IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                             HISTORICAL THREE
                                                               MONTHS ENDED
                                                              MARCH 31, 2001
                                                             -----------------
                                                                      AMERICAN
                                                              AIG     GENERAL    PRO FORMA COMBINED
                                                             ------   --------   ------------------
General insurance operations:
  Net premiums written.....................................  $4,865    $   --          $4,865
  Change in unearned premium reserve.......................    (143)       --            (143)
                                                             ------    ------          ------
  Net premiums earned......................................   4,722        --           4,722
  Net investment income....................................     716        --             716
  Realized capital losses..................................     (21)       --             (21)
                                                             ------    ------          ------
                                                              5,417        --           5,417
                                                             ------    ------          ------
  Losses and loss expenses incurred........................   3,572        --           3,572
  Underwriting expenses....................................     894        --             894
                                                             ------    ------          ------
                                                              4,466        --           4,466
                                                             ------    ------          ------
  Operating income.........................................     951        --             951
                                                             ------    ------          ------
Life insurance operations:
  Premium income...........................................   3,506       865           4,371
  Net investment income....................................   1,921       927           2,848
  Realized capital losses..................................     (18)       --             (18)
                                                             ------    ------          ------
                                                              5,409     1,792           7,201
                                                             ------    ------          ------
  Death and other benefits.................................   1,369       979           2,348
  Increase in future policy benefits.......................   2,198        75           2,273
  Acquisition and insurance expenses.......................     903       349           1,252
                                                             ------    ------          ------
                                                              4,470     1,403           5,873
                                                             ------    ------          ------
  Operating income.........................................     939       389           1,328
                                                             ------    ------          ------
Financial services operating income........................     329       103             432
Asset management operating income..........................     111       176             287
Other realized capital losses..............................     (12)      (35)            (47)
Other income (deductions) -- net...........................     (52)     (105)           (157)
                                                             ------    ------          ------
Income before income taxes and minority interest...........   2,266       528           2,794
                                                             ------    ------          ------
Income taxes -- Current....................................     362       107             469
              -- Deferred..................................     303        55             358
                                                             ------    ------          ------
                                                                665       162             827
                                                             ------    ------          ------
Income before minority interest............................   1,601       366           1,967
                                                             ------    ------          ------
Minority interest..........................................     (69)      (43)           (112)
                                                             ------    ------          ------
Net income.................................................  $1,532    $  323          $1,855
                                                             ======    ======          ======
Earnings per common share:
  Basic....................................................  $ 0.66    $ 0.65          $ 0.71
                                                             ======    ======          ======
  Diluted..................................................  $ 0.65    $ 0.64          $ 0.70
                                                             ======    ======          ======
Average shares outstanding:
  Basic....................................................   2,334       499           2,635
                                                             ------    ------          ------
  Diluted..................................................   2,359       504           2,664
                                                             ------    ------          ------

  See accompanying notes to unaudited pro forma combined financial statements.

    AMERICAN INTERNATIONAL GROUP, INC. AND SUBSIDIARIES AND AMERICAN GENERAL
                                  CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                  (IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                          HISTORICAL THREE
                                                            MONTHS ENDED
                                                           MARCH 31, 2000
                                                        --------------------
                                                                    AMERICAN
                                                         AIG        GENERAL    PRO FORMA COMBINED
                                                        ------      --------   ------------------
General insurance operations:
  Net premiums written................................  $4,226       $   --          $4,226
  Change in unearned premium reserve..................    (119)          --            (119)
                                                        ------       ------          ------
  Net premiums earned.................................   4,107           --           4,107
  Net investment income...............................     663           --             663
  Realized capital gains..............................      12           --              12
                                                        ------       ------          ------
                                                         4,782           --           4,782
                                                        ------       ------          ------
  Losses and loss expenses incurred...................   3,088           --           3,088
  Underwriting expenses...............................     807           --             807
                                                        ------       ------          ------
                                                         3,895           --           3,895
                                                        ------       ------          ------
  Operating income....................................     887           --             887
                                                        ------       ------          ------
Life insurance operations:
  Premium income......................................   3,278          924           4,202
  Net investment income...............................   1,671          855           2,526
  Realized capital losses.............................     (29)          --             (29)
                                                        ------       ------          ------
                                                         4,920        1,779           6,699
                                                        ------       ------          ------
  Death and other benefits............................   1,247          931           2,178
  Increase in future policy benefits..................   2,059          119           2,178
  Acquisition and insurance expenses..................     831          371           1,202
                                                        ------       ------          ------
                                                         4,137        1,421           5,558
                                                        ------       ------          ------
  Operating income....................................     783          358           1,141
                                                        ------       ------          ------
Financial services operating income...................     281           92             373
Asset management operating income.....................     104          169             273
Other realized capital losses.........................      (4)         (51)            (55)
Other income (deductions) -- net......................     (60)         (90)           (150)
                                                        ------       ------          ------
Income before income taxes and minority interest......   1,991          478           2,469
                                                        ------       ------          ------
Income taxes -- Current...............................     308          101             409
               -- Deferred............................     282           54             336
                                                        ------       ------          ------
                                                           590          155             745
                                                        ------       ------          ------
Income before minority interest.......................   1,401          323           1,724
                                                        ------       ------          ------
Minority interest.....................................     (55)         (38)            (93)
                                                        ------       ------          ------
Net income............................................  $1,346       $  285          $1,631
                                                        ======       ======          ======
Earnings per common share:
  Basic...............................................  $ 0.58       $ 0.57          $ 0.62
                                                        ======       ======          ======
  Diluted.............................................  $ 0.57       $ 0.56          $ 0.61
                                                        ======       ======          ======
Average shares outstanding:
  Basic...............................................   2,320          498           2,620
                                                        ------       ------          ------
  Diluted.............................................   2,346          514           2,656
                                                        ------       ------          ------

  See accompanying notes to unaudited pro forma combined financial statements.

    AMERICAN INTERNATIONAL GROUP, INC. AND SUBSIDIARIES AND AMERICAN GENERAL
                                  CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                  (IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                            HISTORICAL YEAR ENDED
                                                              DECEMBER 31, 2000
                                                            ---------------------
                                                                        AMERICAN
                                                              AIG        GENERAL     PRO FORMA COMBINED
                                                            --------    ---------    ------------------
General insurance operations:
  Net premiums written....................................  $17,526      $   --           $17,526
  Change in unearned premium reserve......................     (119)         --              (119)
                                                            -------      ------           -------
  Net premiums earned.....................................   17,407          --            17,407
  Net investment income...................................    2,701          --             2,701
  Realized capital gains..................................       38          --                38
                                                            -------      ------           -------
                                                             20,146          --            20,146
                                                            -------      ------           -------
  Losses and loss expenses incurred.......................   13,104          --            13,104
  Underwriting expenses...................................    3,518          --             3,518
                                                            -------      ------           -------
                                                             16,622          --            16,622
                                                            -------      ------           -------
  Operating income........................................    3,524          --             3,524
                                                            -------      ------           -------
Life insurance operations:
  Premium income..........................................   13,610       3,563            17,173
  Net investment income...................................    7,123       3,541            10,664
  Realized capital losses.................................     (162)         --              (162)
                                                            -------      ------           -------
                                                             20,571       7,104            27,675
                                                            -------      ------           -------
  Death and other benefits................................    5,461       3,849             9,310
  Increase in future policy benefits......................    8,154         324             8,478
  Acquisition and insurance expenses......................    3,569       1,496             5,065
                                                            -------      ------           -------
                                                             17,184       5,669            22,853
                                                            -------      ------           -------
  Operating income........................................    3,387       1,435             4,822
                                                            -------      ------           -------
Financial services operating income.......................    1,293         385             1,678
Asset management operating income.........................      430         731             1,161
Other realized capital losses.............................      (14)       (176)             (190)
Other income (deductions) -- net..........................     (271)       (701)             (972)
                                                            -------      ------           -------
Income before income taxes and minority interest..........    8,349       1,674            10,023
                                                            -------      ------           -------
Income taxes -- Current...................................    1,337         357             1,694

              -- Deferred.................................    1,121         156             1,277
                                                            -------      ------           -------
                                                              2,458         513             2,971
                                                            -------      ------           -------
Income before minority interest...........................    5,891       1,161             7,052
                                                            -------      ------           -------
Minority interest.........................................     (255)       (158)             (413)
                                                            -------      ------           -------
Net income................................................  $ 5,636      $1,003           $ 6,639
                                                            =======      ======           =======
Earnings per common share:
  Basic...................................................  $  2.43      $ 2.01           $  2.53
                                                            =======      ======           =======
  Diluted.................................................  $  2.41      $ 1.98           $  2.51
                                                            =======      ======           =======
Average shares outstanding:
  Basic...................................................    2,318         499             2,619
                                                            -------      ------           -------
  Diluted.................................................    2,343         509             2,650
                                                            -------      ------           -------

  See accompanying notes to unaudited pro forma combined financial statements.

    AMERICAN INTERNATIONAL GROUP, INC. AND SUBSIDIARIES AND AMERICAN GENERAL
                                  CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                  (IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                        HISTORICAL YEAR ENDED
                                                          DECEMBER 31, 1999
                                                        ---------------------
                                                                    AMERICAN
                                                          AIG        GENERAL     PRO FORMA COMBINED
                                                        --------    ---------    ------------------
General insurance operations:
  Net premiums written................................  $16,224      $   --           $16,224
  Change in unearned premium reserve..................     (680)         --              (680)
                                                        -------                       -------
  Net premiums earned.................................   15,544          --            15,544
  Net investment income...............................    2,517          --             2,517
  Realized capital gains..............................      295          --               295
                                                        -------                       -------
                                                         18,356          --            18,356
                                                        -------                       -------
  Losses and loss expenses incurred...................   11,738          --            11,738
  Underwriting expenses...............................    3,137          --             3,137
                                                        -------                       -------
                                                         14,875          --            14,875
                                                        -------                       -------
  Operating income....................................    3,481          --             3,481
                                                        -------                       -------
Life insurance operations:
  Premium income......................................   11,942       3,538            15,480
  Net investment income...............................    6,206       3,299             9,505
  Realized capital losses.............................     (148)         --              (148)
                                                        -------      ------           -------
                                                         18,000       6,837            24,837
                                                        -------      ------           -------
  Death and other benefits............................    5,000       3,618             8,618
  Increase in future policy benefits..................    6,870         374             7,244
  Acquisition and insurance expenses..................    3,272       1,493             4,765
                                                        -------      ------           -------
                                                         15,142       5,485            20,627
                                                        -------      ------           -------
  Operating income....................................    2,858       1,352             4,210
                                                        -------      ------           -------
Financial services operating income...................    1,081         351             1,432
Asset management operating income.....................      314         606               920
Other realized capital losses.........................      (25)        (19)              (44)
Other income (deductions) -- net......................     (197)       (403)             (600)
                                                        -------      ------           -------
Income before income taxes and minority interest......    7,512       1,887             9,399
                                                        -------      ------           -------
Income taxes -- Current...............................    1,813         338             2,151

              -- Deferred.............................      406         276               682
                                                        -------      ------           -------
                                                          2,219         614             2,833
                                                        -------      ------           -------
Income before minority interest.......................    5,293       1,273             6,566
                                                        -------      ------           -------
Minority interest.....................................     (238)       (142)             (380)
                                                        -------      ------           -------
Net income............................................  $ 5,055      $1,131           $ 6,186
                                                        =======      ======           =======
Earnings per common share:
  Basic...............................................  $  2.18      $ 2.26           $  2.36
                                                        =======      ======           =======
  Diluted.............................................  $  2.15      $ 2.20           $  2.32
                                                        =======      ======           =======
Average shares outstanding:
  Basic...............................................    2,322         498             2,623
                                                        -------      ------           -------
  Diluted.............................................    2,350         518             2,663
                                                        -------      ------           -------

  See accompanying notes to unaudited pro forma combined financial statements.

    AMERICAN INTERNATIONAL GROUP, INC. AND SUBSIDIARIES AND AMERICAN GENERAL
                                  CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                  (IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                        HISTORICAL YEAR ENDED
                                                          DECEMBER 31, 1998
                                                        ---------------------
                                                                    AMERICAN
                                                          AIG        GENERAL     PRO FORMA COMBINED
                                                        --------    ---------    ------------------
General insurance operations:
  Net premiums written................................  $14,586      $   --           $14,586
  Change in unearned premium reserve..................     (488)         --              (488)
                                                        -------      ------           -------
  Net premiums earned.................................   14,098          --            14,098
  Net investment income...............................    2,192          --             2,192
  Realized capital gains..............................      205          --               205
                                                        -------      ------           -------
                                                         16,495          --            16,495
                                                        -------      ------           -------
  Losses and loss expenses incurred...................   10,657          --            10,657
  Underwriting expenses...............................    2,910          --             2,910
                                                        -------      ------           -------
                                                         13,567          --            13,567
                                                        -------      ------           -------
  Operating income....................................    2,928          --             2,928
                                                        -------      ------           -------
Life insurance operations:
  Premium income......................................   10,293       3,432            13,725
  Net investment income...............................    5,201       3,156             8,357
  Realized capital losses.............................      (74)         --               (74)
                                                        -------      ------           -------
                                                         15,420       6,588            22,008
                                                        -------      ------           -------
  Death and other benefits............................    4,543       3,516             8,059
  Increase in future policy benefits..................    5,699         261             5,960
  Acquisition and insurance expenses..................    2,805       1,588             4,393
                                                        -------      ------           -------
                                                         13,047       5,365            18,412
                                                        -------      ------           -------
  Operating income....................................    2,373       1,223             3,596
                                                        -------      ------           -------
Financial services operating income...................      869         312             1,181
Asset management operating income.....................      191         497               688
Equity in income of minority-owned insurance
  operations..........................................       57         (17)               40
Other realized capital gains (losses).................       (7)          6                (1)
Other income (deductions) - net.......................     (134)       (715)             (849)
                                                        -------      ------           -------
Income before income taxes and minority interest......    6,277       1,306             7,583
                                                        -------      ------           -------
Income taxes -- Current...............................    1,100         424             1,524

              -- Deferred.............................      685         (19)              666
                                                        -------      ------           -------
                                                          1,785         405             2,190
                                                        -------      ------           -------
Income before minority interest.......................    4,492         901             5,393
                                                        -------      ------           -------
Minority interest.....................................     (210)       (137)             (347)
                                                        -------      ------           -------
Net income............................................  $ 4,282      $  764           $ 5,046
                                                        =======      ======           =======
Earnings per common share:
  Basic...............................................  $  1.87      $ 1.51           $  1.96
                                                        =======      ======           =======
  Diluted.............................................  $  1.83      $ 1.48           $  1.91
                                                        =======      ======           =======
Average shares outstanding:
  Basic...............................................    2,278         502             2,581
                                                        -------      ------           -------
  Diluted.............................................    2,331         523             2,647
                                                        -------      ------           -------

  See accompanying notes to unaudited pro forma combined financial statements.

    AMERICAN INTERNATIONAL GROUP, INC. AND SUBSIDIARIES AND AMERICAN GENERAL
                                  CORPORATION

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) The unaudited pro forma combined balance sheets and pro forma combined statements of income reflect a combination based on the maximum exchange ratio of 0.6037 of a share of AIG common stock for each outstanding share of American General common stock. There would be no material change in the pro forma financial statements if the minimum exchange ratio of 0.5462 of a share of AIG common stock for each outstanding share of American General common stock were used for the calculations. If the acquisition had been completed as of the date of this proxy statement/prospectus, the number of shares of AIG common stock that would have been issued and become outstanding as a result of the completion of the acquisition would have been approximately 280,667,448 based on an exchange ratio of 0.5614, which would have been the applicable exchange ratio at that time determined in accordance with the merger agreement.

(b) Per share amounts for all periods presented have been retroactively adjusted to reflect all stock dividends and splits.

(c) With respect to AIG, certain accounts have been reclassified in the 2000, 1999 and 1998 financial statements to conform to the 2001 presentation. With respect to American General, certain accounts have been reclassified in all periods presented to conform to AIG's presentation.

                        DESCRIPTION OF AIG CAPITAL STOCK

     The following description of the material terms of the capital stock of AIG does not purport to be complete and is qualified in its entirety by reference to AIG's restated certificate of incorporation, as amended, bylaws and the Delaware General Corporation Law.

GENERAL

     The authorized capital stock of AIG consists of 5,000,000,000 shares of AIG common stock, par value $2.50 per share, and 6,000,000 shares of serial preferred stock, par value $5.00 per share. As of March 31, 2001, there were 2,331,018,041 shares of AIG common stock outstanding and no shares of AIG preferred stock outstanding.

AIG COMMON STOCK

     All of the outstanding shares of AIG common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of AIG preferred stock that may be issued and outstanding, none of which are currently outstanding, the holders of AIG common stock are entitled to receive:

     - dividends as and when declared by the AIG board of directors out of funds legally available for the payment of dividends; and

     - in the event of the dissolution of AIG, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of AIG preferred stock, as provided in AIG's restated certificate of incorporation, as amended.

     Each holder of AIG common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of AIG common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the stock. Additional authorized shares of AIG common stock may be issued without shareholder approval.

AIG PREFERRED STOCK

     The authorized but unissued shares of AIG preferred stock are available for issuance from time to time at the discretion of the AIG board of directors without shareholder approval. The AIG board of directors has the authority to determine for each series of AIG preferred stock it establishes the number, designation, preferences, limitations, and relative rights of the shares of the series, subject to applicable law and the provisions of any outstanding series of AIG preferred stock. The terms of any series of AIG preferred stock, including the dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights and voting rights, and any corresponding effect on other shareholders, will be dependent largely on factors existing at the time of issuance. These terms and effects could include:

     - restrictions on dividends on the AIG common stock if dividends on the AIG preferred stock are in arrears;

     - dilution of the voting power of other shareholders to the extent a series of the AIG preferred stock has voting rights; and

     - reduction of amounts available for liquidation as a result of any liquidation preference granted to any series of AIG preferred stock.

         COMPARISON OF RIGHTS OF AIG AND AMERICAN GENERAL SHAREHOLDERS

     AIG is incorporated under the laws of the State of Delaware. American General is incorporated under the laws of the State of Texas. The holders of shares of American General common stock whose rights as shareholders are currently governed by Texas law, the American General restated articles of incorporation, as amended, and the American General amended and restated bylaws will, upon the exchange of their shares under the terms of the merger agreement, become holders of shares of AIG common stock, and their rights as AIG shareholders will be governed by Delaware law, the AIG restated certificate of incorporation, as amended, and the AIG bylaws. The material differences between the current rights of American General shareholders and the rights those shareholders will have as shareholders of AIG upon completion of the merger, which result from differences in AIG's and American General's respective governing corporate documents and differences in Delaware and Texas corporate law, are summarized below.

     The following summary is not intended to be complete and is qualified in its entirety by reference to the Texas Business Corporation Act, the Delaware General Corporation Law, the American General restated articles of incorporation, as amended, the American General amended and restated bylaws, the AIG restated certificate of incorporation, as amended, and the AIG bylaws, as the case may be. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of the American General amended and restated articles of incorporation, as amended, the American General amended and restated bylaws, the AIG restated certificate of incorporation, as amended, and the AIG bylaws are incorporated by reference and will be sent to holders of shares of American General common stock upon request. See "Where You Can Find More Information."

           TEXAS LAW AND CURRENT
           GOVERNING DOCUMENTS OF                         DELAWARE LAW AND CURRENT
              AMERICAN GENERAL                           GOVERNING DOCUMENTS OF AIG
           ----------------------                        --------------------------
                                      AUTHORIZED STOCK

The American General articles of                The AIG restated certificate of
incorporation provide for authorized stock      incorporation provides for authorized stock
consisting of 800,000,000 shares of American    consisting of 5,000,000,000 shares of AIG
General common stock, $.50 par value per        common stock, $2.50 par value per share, and
share, and 60,000,000 shares of preferred       6,000,000 shares of serial preferred stock,
stock, $1.50 par value per share.               $5.00 par value per share.

                                    ELECTION AND SIZE OF
                                     BOARD OF DIRECTORS

The American General bylaws fix the number      The AIG bylaws fix the number of directors
of directors at no fewer than three nor more    at not less than seven nor more than 21.
than 25. Currently, the American General        Currently, the AIG board is not divided into
board is composed of 12 directors. The          classes and is composed of 18 directors. The
bylaws provide that the number of directors     AIG bylaws provide that the size of the AIG
may be increased or decreased by resolution     board may be increased by the vote of a
of the board. American General's bylaws do      majority of directors then in office,
not provide for classification of the board     although less than a quorum, or by the
of directors.                                   affirmative vote of the holders of a
                                                majority of the outstanding shares of all
The American General bylaws provide that        classes of stock entitled to vote thereon.
directors are elected by a plurality of
votes at the annual meeting of shareholders     The AIG bylaws provide that directors are
and serve until the next annual meeting and     elected by a plurality of votes at annual
until their successors shall have been          meetings and hold office until the next
elected and qualified. American General's       annual meeting and until their successors
shareholders do not have cumulative voting      are elected and qualify or until their
rights.                                         earlier resignation or removal. AIG
                                                shareholders do not have cumulative voting
                                                rights.

           TEXAS LAW AND CURRENT
           GOVERNING DOCUMENTS OF                         DELAWARE LAW AND CURRENT
              AMERICAN GENERAL                           GOVERNING DOCUMENTS OF AIG
           ----------------------                        --------------------------
                                    REMOVAL OF DIRECTORS

As permitted by Texas law, American             Any of AIG's directors may be removed, with
General's bylaws provide generally that a       or without cause, by the holders of a
director may be removed from office, with or    majority of the outstanding shares entitled
without cause, only by the affirmative vote     to vote in an election of directors.
of the holders of at least 75% of the
combined voting power of the then
outstanding shares of all classes of stock
of American General entitled to vote
generally in the election of directors.

                                      VACANCIES ON THE
                                     BOARD OF DIRECTORS

Under Texas law and the American General        Under Delaware law, unless the certificate
bylaws, a vacancy occurring in the board of     of incorporation or bylaws provide
directors may generally be filled by the        otherwise, the board of directors of a
affirmative vote of a majority of the           corporation may fill any vacancy on the
remaining directors, though less than a         board, including vacancies resulting from an
quorum of the board of directors, or by         increase in the number of directors. The AIG
election at an annual or special meeting of     bylaws provide that any vacancy created by
shareholders called for that purpose. A         the removal of a director with or without
directorship to be filled by reason of an       cause by holders of a majority of shares
increase in the number of directors may be      entitled to vote at an election of directors
filled by the affirmative vote of a majority    may be filled by the same majority. Other
of the board of directors, or by election at    vacancies and newly created directorships
an annual or special meeting of shareholders    resulting from any increase in the
called for that purpose, provided that the      authorized number of directors elected by
board of directors may not fill more than       all of the shareholders having a right to
two directorships during the period between     vote as a single class or from any other
any two successive annual meetings of           cause may be filled by a majority of
shareholders.                                   directors then in office, although less than
                                                a quorum, or by the sole remaining director.

                                     ACTION BY WRITTEN
                                          CONSENT

Under Texas law and American General's          Under Delaware law and the AIG restated
articles of incorporation, any action           certificate of incorporation, any action
required to be taken at an annual or special    that could be taken by shareholders at a
meeting of shareholders may be taken without    meeting may be taken without a meeting if a
a meeting only if all shareholders entitled     consent (or consents) in writing, setting
to vote with respect to the action consent      forth the action so taken, is signed by the
in writing to that action.                      holders of record of outstanding stock
                                                having not less than the minimum number of
                                                votes that would be necessary to authorize
                                                or take that action at a meeting at which
                                                all shares entitled to vote thereon were
                                                present and voted.

           TEXAS LAW AND CURRENT
           GOVERNING DOCUMENTS OF                         DELAWARE LAW AND CURRENT
              AMERICAN GENERAL                           GOVERNING DOCUMENTS OF AIG
           ----------------------                        --------------------------
                                       AMENDMENTS TO
                                          CHARTER

Under Texas law and American General's          Under Delaware law and the AIG restated
articles of incorporation, an amendment to      certificate of incorporation, an amendment
American General's articles of incorporation    to AIG's certificate of incorporation must
generally would require the approval of the     be approved by a majority of the outstanding
holders of at least two-thirds of the shares    shares and a majority of the outstanding
entitled to vote thereon, or, if any class      shares of each class entitled to vote upon
is entitled to vote separately thereon, the     the proposed amendment.
approval of the holders of at least
two-thirds of the shares of the class
entitled to vote thereon and at least
two-thirds of the total shares entitled to
vote thereon. Currently, no outstanding
class of shares is entitled to vote
separately on a proposed amendment to
American General's articles of
incorporation.

                                       AMENDMENTS TO
                                           BYLAWS

Under the American General bylaws, the power    As permitted by Delaware law, the AIG
to alter, amend or repeal the bylaws or         restated certificate of incorporation gives
adopt new bylaws is vested in the American      its directors the power to make, alter,
General board of directors, subject to          amend, change, add to or repeal the AIG
repeal or change by action of the               bylaws. The AIG bylaws provide that they may
affirmative vote of the holders of at least     be amended or repealed, and new bylaws may
75% of the then outstanding shares of all       be adopted, by the affirmative vote of a
classes entitled to vote generally on the       majority of the AIG board, but the holders
election of directors, voting together as a     of a majority of the shares then entitled to
single class.                                   vote may adopt additional bylaws and may
                                                amend or repeal any bylaw whether or not
                                                adopted by them.

                                    SPECIAL MEETINGS OF
                                        SHAREHOLDERS

American General's bylaws provide that          The AIG bylaws provide that special meetings
special meetings of shareholders may be         of shareholders may be called by the
called by the chairman of American General's    chairman, a vice chairman, if any, the
board of directors, its president or a          president, if any, the secretary or the AIG
majority of its board of directors and shall    board of directors and shall be called by
be called by its secretary upon the written     the secretary upon the written request of
request of holders of at least 10% of the       shareholders who together own of record 25%
issued and outstanding shares entitled to       or more of the outstanding shares of each
vote at the meeting.                            class of stock entitled to vote at the
                                                meeting.

           TEXAS LAW AND CURRENT
           GOVERNING DOCUMENTS OF                         DELAWARE LAW AND CURRENT
              AMERICAN GENERAL                           GOVERNING DOCUMENTS OF AIG
           ----------------------                        --------------------------
                                   VOTE ON EXTRAORDINARY
                                   CORPORATE TRANSACTIONS

Unless the board of directors requires a        Under Delaware law and the AIG restated
greater vote, Texas law, with limited           certificate of incorporation, a sale or
exceptions, requires the affirmative vote of    other disposition of all or substantially
the holders of at least two-thirds of the       all of AIG's assets, a merger or
outstanding shares entitled to vote to          consolidation of the corporation with
approve a merger agreement, in addition to      another corporation or a dissolution of the
any required class vote. Similar voting         corporation requires the affirmative vote of
requirements apply for statutory share          the board of directors (except in limited
exchanges or conversions.                       circumstances) plus, with limited
                                                exceptions, the affirmative vote of a
Texas law generally requires the affirmative    majority of the outstanding stock entitled
vote of the holders of at least two-thirds      to vote thereon. Delaware law does not
of the shares entitled to vote to approve       provide for statutory share exchanges. Also,
the sale, lease, exchange or other              unlike the Texas corporate statute, the
disposition of all or substantially all the     Delaware corporate statute does not define
corporation's assets if other than in the       what constitutes a sale of substantially all
usual and regular course of business, and if    of the corporation's assets.
any class of shares is entitled to vote as a
class on a transaction, in addition to any
required class vote. Texas law does not
require shareholder approval of a sale of
assets in the usual and regular course of
business unless otherwise specified in the
articles of incorporation. Under Texas law,
a sale of assets is deemed to be in the
usual and regular course of business if the
corporation continues to engage in one or
more businesses or applies a portion of the
proceeds to the conduct of a business in
which it engages following the transaction.

                                       INSPECTION OF
                                         DOCUMENTS

Under Texas law, any person who has been a      The Delaware General Corporation Law allows
shareholder of a corporation for at least       any shareholder the right to inspect for any
six months immediately preceding the            proper purpose the corporation's stock
shareholder's demand, or is the holder of at    ledger, a list of its shareholders, and its
least 5% of all the outstanding shares of a     other books and records, and to make copies
corporation has the right to examine the        or extracts therefrom. A proper purpose
corporation's relevant books and records of     means a purpose reasonably related to the
account, minutes and share transfer records.    person's interest as a shareholder.

           TEXAS LAW AND CURRENT
           GOVERNING DOCUMENTS OF                         DELAWARE LAW AND CURRENT
              AMERICAN GENERAL                           GOVERNING DOCUMENTS OF AIG
           ----------------------                        --------------------------
                                      APPRAISAL RIGHTS

Shareholders of a Texas corporation             Delaware law provides for appraisal rights
generally have dissenter's rights in            with respect to mergers or consolidations.
connection with significant business            However, shareholders of a Delaware
transactions requiring shareholder approval,    corporation generally have no appraisal
including mergers. However, a shareholder of    rights in the event of a merger or
a Texas corporation has no appraisal rights     consolidation of a corporation if the stock
with respect to any plan of merger pursuant     of the Delaware corporation is listed on a
to which there is a single surviving or new     national securities exchange or the NASDAQ
domestic or foreign corporation, or with        National Market, or such stock is held of
respect to any plan of exchange, if:            record by more than 2,000 shareholders, or
                                                in the case of a merger for which
- the shares held by the shareholder are        shareholder approval is not required by
part of a class of shares listed on a           statute, in each such case, unless
national securities exchange, listed on the     shareholders of the Delaware corporation are
NASDAQ National Market or held of record by     required to accept for their stock anything
not less than 2,000 holders;                    other than:

- the shareholder is not required to accept     - shares of stock of the surviving
for his shares any consideration that is        corporation (or depositary receipts in
different than the consideration to be          respect thereof), or shares of stock or
received by other holders of the same class     depositary receipts of any other corporation
or series of shares held by such                whose share or depositary receipts will
shareholder; and                                satisfy the listing or ownership
                                                requirements described above; and
- the shareholder is not required to accept
any consideration other than shares of a        - cash in lieu of fractional shares.
corporation which satisfy the requirements
of the first bullet point above and cash in
lieu of fractional shares.

           TEXAS LAW AND CURRENT
           GOVERNING DOCUMENTS OF                         DELAWARE LAW AND CURRENT
              AMERICAN GENERAL                           GOVERNING DOCUMENTS OF AIG
           ----------------------                        --------------------------
                                     STATE ANTITAKEOVER
                                          STATUTES

Texas law generally prohibits public            Delaware law generally prohibits public
corporations from engaging in significant       corporations from engaging in significant
business transactions, including mergers,       business transactions, including mergers,
with a holder of 20% or more of the             with a holder of 15% or more of the
corporation's stock for a period of three       corporation's stock for a period of three
years after such holder exceeds such            years after such holder exceeds such
ownership level, unless:                        ownership level, unless:

- the board approves either the transaction     - the board approves either the transaction
in question or the acquisition of shares by     in question or the acquisition of shares by
the affiliated shareholder prior to the         the interested shareholder prior to the time
affiliated shareholder's share acquisition      the shareholder becomes an interested
date; or                                        shareholder based on its direct or indirect
                                                ownership of 15% of the corporation's stock;
- the transaction is approved by the holders    or
of at least two-thirds of the corporation's
shares entitled to vote thereon, excluding      - when the interested shareholder exceeds
the shares held by the shareholder in           the 15% threshold, it acquires at least 85%
question and its affiliates, at a meeting of    of the outstanding shares not held by
shareholders not less than six months after     certain affiliates, such as pursuant to a
the affiliated shareholder's share              tender offer; or
acquisition date.
                                                - the transaction is approved by the board
                                                of directors and the holders of at least
                                                two-thirds of the corporation's shares
                                                entitled to vote thereon, excluding the
                                                shares held by the interested shareholder,
                                                at a meeting of shareholders. Delaware law
                                                does not require that this vote occur at
                                                least six months after the interested
                                                shareholder's share acquisition date.

                                    CONSTITUENCY STATUTE

Texas law expressly provides that in            Delaware law does not have such a provision
discharging a director's fiduciary duties, a    in its corporate statute.
director, in considering the best interests
of the corporation, may consider the
long-term as well as the short-term
interests of the corporation and its
shareholders, including the possibility that
those interests may be best served by the
continued independence of the corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

     AIG has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 that registers the distribution of AIG common stock to the American General shareholders under the terms of the merger agreement. This proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of AIG in addition to being a proxy statement of American General for the special meeting. The registration statement, including the exhibits and schedules to the registration statement, contains additional relevant information about AIG and the AIG common stock. The rules and regulations of the SEC allow AIG to omit some of the information included in the registration statement and the exhibits and schedules to the registration statement from this proxy statement/prospectus.

     In addition, AIG and American General file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information at the following locations of the SEC:


    Public Reference Room        New York Regional Office          Midwest Regional Office
   450 Fifth Street, N.W.          7 World Trade Center            500 West Madison Street
          Room 1024                     Suite 1300                       Suite 1400
   Washington, D.C. 20549        New York, New York 10048       Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at l-800-SEC-0330.

     The SEC also maintains an Internet world wide web site that contains annual, quarterly and current reports, proxy statements and other information about issuers, including AIG and American General, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     You may also inspect annual, quarterly and current reports, proxy statements and other information about AIG and American General at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows AIG and American General to "incorporate by reference" information into this proxy statement/prospectus. This means that AIG and American General can disclose important business, financial and other information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that each of AIG and American General has previously filed with the SEC. These documents contain important information about AIG and American General and their finances.

     This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than exhibits to a filing unless the exhibit is specifically incorporated by reference into the filing, by requesting them in writing or by telephone from the appropriate company at the following contact information:


     AMERICAN INTERNATIONAL GROUP, INC.                 AMERICAN GENERAL CORPORATION
               70 Pine Street                                Investor Relations
          New York, New York 10270                             P.O. Box 3247
               (212) 770-6293                            Houston, Texas 77253-3247
 Attention: Director of Investor Relations                     (800) AGC-1111

     In addition to the incorporation by reference of documents previously filed by AIG and American General with the SEC, American General also incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting, and AIG incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the closing of the merger. These documents include periodic reports, including, for example, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     If you would like to request documents, including any documents subsequently filed with the SEC prior to the special meeting, please do so by August 8, 2001, so that you will receive them before the special meeting.

AIG SEC FILINGS (FILE NO. 1-8787)               PERIOD OR DATE FILED
---------------------------------               --------------------
Annual Report on Form 10-K                      Year ended December 31, 2000
Quarterly Report on Form 10-Q                   Quarter ended March 31, 2001
The description of the AIG common stock set     Filed pursuant to Section 12 of the
forth in the AIG registration statement on      Securities Exchange Act of 1934 on September
Form 8-A                                        20, 1984, including any amendment or report
                                                filed with the SEC for the purpose of
                                                updating that description
Current Reports on Form 8-K                     - April 4, 2001
                                                - May 11, 2001

AMERICAN GENERAL SEC FILINGS (FILE NO. 1-7981)    PERIOD OR DATE FILED
----------------------------------------------    --------------------
Annual Report on Form 10-K                        Year ended December 31, 2000
Quarterly Report on Form 10-Q                     Quarter ended March 31, 2001
The description of the American General common    Filed pursuant to Section 12 of the
stock set forth in the American General           Securities Exchange Act of 1934 on June 25,
registration statement on Form 8-B                1980, including any amendment or report
                                                  filed with the SEC for the purpose of
                                                  updating that description
Current Reports on Form 8-K                       - March 12, 2001
                                                  - May 11, 2001
                                                  - May 14, 2001
Definitive Proxy Statement on Schedule 14A        In connection with the April 26, 2001 Annual
                                                  Meeting of Shareholders

     Any information contained in an incorporated document will be deemed to be modified or superseded for purposes of this document to the extent that information contained in this document or in any other subsequently filed incorporated document modifies or supersedes that information. Any information that is modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this document.

     AIG has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to AIG, and American General has supplied all information relating to American General.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. NEITHER AIG NOR AMERICAN GENERAL HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED JUNE 26, 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THE PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS OF AMERICAN GENERAL NOR THE ISSUANCE OF AIG COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                 LEGAL MATTERS

     The validity of the shares of AIG common stock to be issued in connection with the merger will be passed upon for AIG by Kathleen E. Shannon, Esq., Vice President and Associate General Counsel of AIG.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules of American International Group, Inc. at December 31, 2000 and 1999 and for the three year period ended December 31, 2000 incorporated by reference in this proxy statement/prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants as stated in their report, which is incorporated by reference. Those consolidated financial statements and financial statement schedules are incorporated herein by reference in reliance upon their report given upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of American General Corporation incorporated by reference in American General's Annual Report on Form 10-K for the year ended December 31, 2000, and the financial statement schedules included therein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                       AMERICAN INTERNATIONAL GROUP, INC.

                       WASHINGTON ACQUISITION CORPORATION

                                      AND

                          AMERICAN GENERAL CORPORATION

                            DATED AS OF MAY 11, 2001

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
INDEX OF DEFINED TERMS..................................................     v
ARTICLE I THE MERGER; CLOSING; EFFECTIVE TIME...........................   A-1
  1.1  The Merger.......................................................   A-1
  1.2  Closing..........................................................   A-2
  1.3  Effective Time...................................................   A-2
  1.4  Change in Structure..............................................   A-2
ARTICLE II ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING
  CORPORATION...........................................................   A-2
  2.1  The Articles of Incorporation....................................   A-2
  2.2  The Bylaws.......................................................   A-2
ARTICLE III OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION.........   A-3
  3.1  Directors........................................................   A-3
  3.2  Officers.........................................................   A-3
ARTICLE IV EFFECT OF THE MERGER ON STOCK; EXCHANGE OF CERTIFICATES......   A-3
  4.1  Effect on Stock..................................................   A-3
       (a)  Merger Consideration........................................   A-3
       (b)  Cancellation of Common Shares...............................   A-3
       (c)  Merger Sub..................................................   A-4
  4.2  Exchange of Certificates for Shares..............................   A-4
       (a)  Exchange Agent and Procedures...............................   A-4
       (b)  Distributions with Respect to Unexchanged Shares............   A-5
       (c)  Closing of Transfer Books...................................   A-5
       (d)  Fractional Shares...........................................   A-5
       (e)  Termination of Entitlement..................................   A-5
       (f)  Lost, Stolen or Destroyed Certificates......................   A-5
       (g)  Withholding Taxes...........................................   A-6
  4.3  Adjustments to Prevent Dilution..................................   A-6
ARTICLE V REPRESENTATIONS AND WARRANTIES................................   A-6
  5.1  Standard.........................................................   A-6
  5.2  Representations and Warranties of the Company....................   A-7
       (a)  Organization, Good Standing and Qualification...............   A-7
       (b)  Capital Structure...........................................   A-8
       (c)  Corporate Authority; Approval and Fairness..................   A-9
       (d)  Governmental Filings; No Violations.........................   A-9
       (e)  Company Reports; Financial Statements; Undisclosed            A-10
            Liabilities; Statutory Statements...........................
       (f)  Absence of Certain Changes..................................  A-11
       (g)  Litigation..................................................  A-12
       (h)  Employee Benefits; Labor....................................  A-12
       (i)  Compliance with Laws; Permits...............................  A-14

                                                                          PAGE
                                                                          ----
       (j)  Takeover Statutes...........................................  A-14
       (k)  Taxes.......................................................  A-15
       (l)  Intellectual Property.......................................  A-15
       (m)  Brokers and Finders.........................................  A-16
       (n)  Insurance Business..........................................  A-16
       (o)  Material Contracts..........................................  A-16
       (p)  Environmental Matters.......................................  A-17
       (q)  Risk Management; Derivatives................................  A-17
       (r)  Pooling of Interests........................................  A-18
       (s)  Tax Status..................................................  A-18
       (t)  Company Broker/Dealers......................................  A-18
       (u)  Investment Contracts, Funds and Clients.....................  A-19
  5.3  Representations and Warranties of Parent.........................  A-19
       (a)  Organization, Good Standing and Qualification...............  A-19
       (b)  Capital Structure...........................................  A-20
       (c)  Corporate Authority; Approval and Fairness..................  A-20
       (d)  Governmental Filings; No Violations.........................  A-21
       (e)  Parent Reports; Financial Statements; Undisclosed             A-21
            Liabilities.................................................
       (f)  Absence of Certain Changes..................................  A-22
       (g)  Litigation..................................................  A-23
       (h)  Compliance with Laws........................................  A-23
       (i)  Brokers and Finders.........................................  A-23
       (j)  Pooling of Interests........................................  A-23
       (k)  Tax Status..................................................  A-23
       (l)  Merger Sub's Operations.....................................  A-23
ARTICLE VI COVENANTS....................................................  A-23
  6.1  Company Interim Operations.......................................  A-23
  6.2  Parent Interim Operations........................................  A-27
  6.3  Acquisition Proposals............................................  A-28
  6.4  Registration Statement; Information Supplied.....................  A-29
  6.5  Shareholder Meeting..............................................  A-30
  6.6  Filings; Other Actions; Notification.............................  A-31
  6.7  Pooling..........................................................  A-32
  6.8  Access...........................................................  A-32
  6.9  Affiliates.......................................................  A-32
 6.10  Listing Application..............................................  A-33
 6.11  Publicity........................................................  A-33
 6.12  Expenses.........................................................  A-33
 6.13  Indemnification; Directors' and Officers' Insurance..............  A-33
 6.14  Takeover Statute.................................................  A-35
 6.15  Board of Directors of Parent.....................................  A-35

                                                                          PAGE
                                                                          ----
 6.16  Accountants' Letters.............................................  A-35
 6.17  Integration Committee............................................  A-35
 6.18  Tax-Free Merger..................................................  A-35
 6.19  Employee Benefits................................................  A-35
 6.20  Section 16 Matters...............................................  A-39
 6.21  Fund Clients.....................................................  A-39
 6.22  Transfer Taxes...................................................  A-39
 6.23  Dividend Reinvestment Plan.......................................  A-39
ARTICLE VII CONDITIONS..................................................  A-40
  7.1  Conditions to Each Party's Obligation to Effect the Merger.......  A-40
       (a)  Shareholder Approval........................................  A-40
       (b)  Exchange Listing............................................  A-40
       (c)  Regulatory Consents.........................................  A-40
       (d)  Governmental Orders or Proceedings..........................  A-40
       (e)  Form S-4....................................................  A-40
       (f)  Pooling Letters.............................................  A-40
  7.2  Conditions to Obligations of Parent and Merger Sub...............  A-41
       (a)  Representations and Warranties; Covenants...................  A-41
       (b)  Consents....................................................  A-41
       (c)  Tax Opinion.................................................  A-41
  7.3  Conditions to Obligation of the Company..........................  A-41
       (a)  Representations and Warranties; Covenants...................  A-41
       (b)  Tax Opinion.................................................  A-41
ARTICLE VIII TERMINATION................................................  A-42
  8.1  Termination by Mutual Consent....................................  A-42
  8.2  Termination by Either Parent or the Company......................  A-42
  8.3  Termination by Company...........................................  A-42
  8.4  Termination by Parent............................................  A-42
  8.5  Effect of Termination and Abandonment............................  A-43
  8.6  Company Termination Payment......................................  A-43
  8.7  Parent Termination Payment.......................................  A-44
  8.8  Pre-Termination Acquisition Proposal Event.......................  A-46
ARTICLE IX MISCELLANEOUS AND GENERAL....................................  A-46
  9.1  Survival.........................................................  A-46
  9.2  Modification or Amendment........................................  A-46
  9.3  Waiver...........................................................  A-46
  9.4  Counterparts.....................................................  A-47
  9.5  Governing Law and Venue; Waiver of Jury Trial....................  A-47
  9.6  Notices..........................................................  A-48
  9.7  Entire Agreement; No Other Representations.......................  A-48
  9.8  No Third-Party Beneficiaries.....................................  A-48

                                                                          PAGE
                                                                          ----
  9.9  Obligations of Parent and of the Company.........................  A-49
 9.10  Severability.....................................................  A-49
 9.11  Interpretation...................................................  A-49
 9.12  Assignment.......................................................  A-49
EXHIBITS
  Exhibit A -- Form of Company Affiliate Letter
  Exhibit B -- Form of Parent Affiliate Letter

                             INDEX OF DEFINED TERMS

1940 Act.............................  A-10
Acquisition Proposal.................  A-28
Actions..............................  A-12
Adjusted Option......................  A-36
Advisers Act.........................  A-10
Advisor..............................  A-25
Advisory Entity......................  A-19
Agreement............................   A-1
Articles of Incorporation............   A-2
Articles of Merger...................   A-2
Ascend...............................   A-1
Burdensome Condition.................  A-31
Business Day.........................   A-2
Bylaws...............................   A-2
Certificate..........................   A-3
Change in Recommendation.............  A-30
Claim................................  A-33
Client...............................  A-19
Closing..............................   A-2
Closing Date.........................   A-2
Code.................................   A-1
Common Shares........................   A-2
Company..............................   A-1
Company Actuarial Analyses...........  A-16
Company Adverse Action...............  A-44
Company Broker/Dealers...............  A-18
Company Disclosure Letter............   A-7
Company Form 10-K....................  A-10
Company Insurance Companies..........   A-8
Company Options......................  A-36
Company Plan.........................  A-12
Company Proxy Statement..............  A-29
Company Regulatory Reports...........  A-11
Company Reports......................  A-10
Company Requisite Vote...............   A-9
Company Restricted Shares............  A-36
Company Shareholder Meeting..........  A-30
Company Stock Plans..................  A-36
Company Stock Purchase Plan..........  A-39
Company Termination Amount...........  A-43
Company Voting Debt..................   A-9
Confidentiality Agreement............  A-48
Consultant...........................  A-25
Continuing Employees.................  A-37
Contract.............................  A-10
Contracts............................  A-10
Costs................................  A-33
Determination Date...................  A-45
Effective Date.......................   A-2
Effective Time.......................   A-2
Environmental Law....................  A-17
Equivalent Price.....................  A-45
ERISA................................  A-12
Exchange Act.........................  A-10
Exchange Agent.......................   A-4
Exchange Ratio.......................   A-3
Excluded Shares......................   A-3
FDIC.................................  A-10
Form S-4.............................  A-29
Fund Client..........................  A-19
Governmental Consents................  A-40
Governmental Entity..................  A-10
Hazardous Substance..................  A-17
HDP..................................   A-1
HSR Act..............................   A-9
Incentive Award Units................  A-36
Indemnified Party....................  A-33
Index Group..........................  A-45
Index Price..........................  A-45
Insurance Amount.....................  A-34
Intellectual Property................  A-15
Investment Contract..................  A-19
IRS..................................  A-13
Job Security Plan....................  A-26
Laws.................................  A-14
Material Adverse Effect..............   A-6
Material Contract....................  A-16
Material Stock Price Decline.........  A-45
Merger...............................   A-1
Merger Consideration.................   A-3
Merger Sub...........................   A-1
Merger Sub Common Stock..............   A-4
Morgan Stanley.......................   A-9
NASD.................................  A-10
NYSE.................................   A-3
Order................................  A-40
OTS..................................  A-10
Parent...............................   A-1
Parent Average Interim Price.........  A-45
Parent Average Price.................   A-3
Parent Breach Exception..............  A-45
Parent Common Stock..................   A-3
Parent Disclosure Letter.............  A-19
Parent Form 10-K.....................  A-21

Parent Plan..........................  A-20
Parent Preferred Stock...............  A-20
Parent Regulatory Reports............  A-22
Parent Reports.......................  A-22
Parent Termination Amount............  A-44
Partial Parent Termination Amount....  A-45
Performance Based Restricted Stock
  Award..............................  A-36
Person...............................   A-4
Plan.................................  A-12
Post-Termination Company Acquisition
  Proposal Event.....................  A-43
Preferred Shares.....................   A-8
Pre-Termination Acquisition Proposal
  Event..............................  A-46
Prudential...........................   A-1
Representatives......................  A-28
Scheduled Subsidiaries...............   A-8
SEC..................................  A-10
Securities Act.......................  A-10
Separate Account.....................  A-16
Shareholder Approval/Recommendation
  Exception..........................  A-45
Significant Subsidiary...............   A-8
Starting Date........................  A-45
Subsidiary...........................   A-7
Superior Proposal....................  A-29
Surviving Corporation................   A-1
Surviving Plans......................  A-38
Takeover Statute.....................  A-15
Tax..................................  A-15
Tax Return(s)........................  A-15
Taxes................................  A-15
Taxing Authority.....................  A-15
TBCA.................................   A-1
Termination Date.....................  A-42
Tri-Party Agreement..................   A-1
U.S. GAAP............................   A-1

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (hereinafter called this "AGREEMENT"), dated as of May 11, 2001, among American General Corporation, a Texas corporation (the "COMPANY"), American International Group, Inc., a Delaware corporation ("PARENT"), and Washington Acquisition Corporation, a Texas corporation and a direct wholly owned subsidiary of Parent ("MERGER SUB").

                                    RECITALS

     WHEREAS, the Agreement and Plan of Merger, dated as of March 11, 2001 (the "Prudential Agreement"), previously entered into by the Company, Prudential plc, a public limited company incorporated in England and Wales ("PRUDENTIAL"), Holborn Delaware Partnership, a Delaware general partnership and a wholly-owned indirect subsidiary of Prudential ("HDP"), and Ascend Merger Corp., a Texas corporation and a wholly owned subsidiary of HDP ("ASCEND"), has been terminated pursuant to the terms thereof and the terms of the Tri-Party Agreement, dated as of May 11, 2001 among the Company, Parent, Prudential, HDP and Ascend (the "TRI-PARTY AGREEMENT");

     WHEREAS, the boards of directors of Parent, Merger Sub and the Company have each determined that it is in furtherance of and consistent with their respective long-term business strategies and is advisable and in the best interests of their respective companies and shareholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such combination, the boards of directors of Parent, Merger Sub and the Company have each approved the merger (the "MERGER") of Merger Sub with and into the Company in accordance with the applicable provisions of the Texas Business Corporation Act (the "TBCA"), and upon the terms and subject to the conditions set forth herein;

     WHEREAS, it is intended that, for United States federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE") and that this Agreement be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code;

     WHEREAS, Parent, Merger Sub and the Company intend that the Merger be accounted for as a "pooling of interests" under United States generally accepted accounting principles ("U.S. GAAP");

     WHEREAS, as an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and the Company have entered into employment agreements, each dated as of the date hereof and to become effective as of the Effective Time, with Robert M. Devlin, John A. Graf and Rodney O. Martin; and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this

Agreement, the Articles of Merger and the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.2 Closing.  The closing of the Merger (the "CLOSING") shall take place
(i) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 9:00 a.m., New York City time, on the fifth Business Day after all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "CLOSING DATE"). For purposes of this Agreement, "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York.

     1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date (or such earlier time as the parties hereto may mutually agree), the parties hereto shall file articles of merger as contemplated by the TBCA (the "ARTICLES OF MERGER"), together with any required related certificates, with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with the relevant provisions of, the TBCA. The Merger shall become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Texas in response to the filing of the Articles of Merger or at such later date and time as may be set forth in such Articles of Merger (such time, the "EFFECTIVE TIME" and the date on which the Effective Time occurs, the "EFFECTIVE DATE").

     1.4 Change in Structure. Parent may at any time prior to the Effective Time change the structural method of effecting the combination with the Company (including, without limitation, the provisions of this Article I and of Article
IV) if and to the extent Parent deems such change to be desirable; provided, however, that no such change shall (i) be effected without the consent of the Company, which consent shall not be unreasonably withheld or delayed, (ii) alter or change in any way (including as to the amount or kind) the consideration to be issued to holders of common shares, par value $.50 per share, of the Company (the "COMMON SHARES"), or the holders of any Company Options or Company Restricted Shares as provided for in this Agreement, (iii) adversely affect the tax treatment of holders of Common Shares or the holders of any Company Options or Company Restricted Shares as a result of the transactions contemplated by this Agreement, or (iv) meaningfully impede or meaningfully delay consummation of the transactions contemplated by this Agreement. In addition, Parent and Merger Sub agree that if, as a result of any such change in the structural method of effecting the combination with the Company, any representation or warranty of the Company would become untrue or incorrect, then such failures to be true or correct, to the extent arising from such change in structure, shall not be taken into account in determining whether the condition set forth in
Section 7.2(a) shall have been satisfied.

                                   ARTICLE II

       ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

     2.1 The Articles of Incorporation. The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the "ARTICLES OF INCORPORATION"), until thereafter duly amended as provided therein or by applicable law.

     2.2 The Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the "BYLAWS"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III

              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.

     3.2 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.

                                   ARTICLE IV

            EFFECT OF THE MERGER ON STOCK; EXCHANGE OF CERTIFICATES

     4.1 Effect on Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any stock of the Company or Merger Sub:

          (a) Merger Consideration. Subject to Section 4.2(d), each Common Share issued and outstanding immediately prior to the Effective Time (excluding any Common Shares ("EXCLUDED SHARES") held by the Company, Parent, any wholly owned Subsidiary of Parent or by any wholly owned Subsidiary of the Company, other than those Common Shares (i) held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or similar capacity, that are beneficially owned by third parties, (ii) held in connection with any proprietary trading activities conducted by the Company's broker-dealer subsidiaries in the ordinary course, consistent with past practice, or (iii) described in Section 5.2(e)(ii) of the Company Disclosure Letter) shall be converted into the right to receive in accordance with this Article IV a number of shares (the "MERGER CONSIDERATION") of common stock, par value $2.50 per share, of Parent ("PARENT COMMON STOCK") equal to (a) if the Parent Average Price is $84.22 or greater, 0.5462; (b) if the Parent Average Price is less than $84.22 but greater than $76.20, the quotient, rounded to the nearest ten-thousandth, resulting from dividing (i) $46.00 by (ii) the Parent Average Price; or (c) if the Parent Average Price is $76.20 or less, 0.6037 (such number pursuant to (a), (b) or (c), as the case may be, subject to adjustment as provided in Section 4.3, the "EXCHANGE RATIO"). The "PARENT AVERAGE PRICE" shall be the average of the daily average of the per share high and low sales prices of one share of Parent Common Stock as reported on The New York Stock Exchange, Inc. (the "NYSE") composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another mutually acceptable authoritative source) for each of the 10 trading days ending on the third trading day prior to the Closing Date, rounded to the nearest ten-thousandth of a dollar.

          (b) Cancellation of Common Shares.

          (i) At the Effective Time, all Common Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of such Common Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive, pursuant to Section 4.2(d), cash in lieu of a fractional share of Parent Common Stock and any distribution or dividend pursuant to Section 4.2(b), in each case without interest.

          (ii) Each Excluded Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

          (c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share ("MERGER SUB COMMON STOCK"), of Merger Sub issued and outstanding immediately prior to the Effective Time shall constitute one validly issued, fully paid and nonassessable Common Share. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such Common Shares.

     4.2 Exchange of Certificates for Shares.

     (a) Exchange Agent and Procedures.

     (i) Prior to the Effective Time, Parent shall appoint a bank, trust company or other agent reasonably acceptable to the Company, as exchange agent (the "EXCHANGE AGENT") for the purpose of acting solely as an agent in exchanging Certificates for shares of Parent Common Stock in accordance with this Article IV; notwithstanding anything to the contrary set forth herein, Parent may cause its regular stock transfer agent to perform the functions of the Exchange Agent hereunder at any time following the six-month anniversary of the Closing Date, and the term "Exchange Agent" shall include such stock transfer agent acting in such capacity. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to send to each holder of record of Common Shares (other than Excluded Shares) as of the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, such letter of transmittal to be in such form and to have such other provisions as the Company and Parent shall reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) the Merger Consideration and (B) if applicable, any cash in lieu of fractional shares of Parent Common Stock in accordance with Section 4.2(d) and unpaid dividends or other distributions in accordance with Section 4.2(b). The Exchange Agent will act solely for the benefit of holders of record of Common Shares (other than Excluded Shares) as of the Effective Time in relation to the actions required by the Exchange Agent under this Article IV.

     (ii) Each holder of any Common Shares that have been converted into a right to receive the Merger Consideration set forth in Section 4.1(a) shall, upon surrender of a Certificate for cancellation to the Exchange Agent together with a properly completed letter of transmittal, duly executed, be entitled to receive in exchange therefor (x) that whole number of shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV and
(y) a check in the amount (after giving effect to any tax withholdings required by applicable Law) of (A) any cash in lieu of a fractional share of Parent Common Stock in accordance with Section 4.2(b), plus (B) if applicable, any unpaid dividends or other distributions, that such holder has the right to receive in accordance with Section 4.2(b), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

     (iii) In the event of the surrender of a Certificate representing Common Shares which are not registered in the transfer records of the Company under the name of the Person surrendering such Certificate, the proper number of shares of Parent Common Stock together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, shall be issued or otherwise delivered and/or paid to such a transferee if the Certificate formerly representing such Common Shares is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. If any shares of Parent Common Stock are to be delivered to a Person whose name is other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such delivery that the Person requesting such delivery shall pay any transfer or other Taxes required to be paid by reason of such delivery to a Person whose name is other than that of the registered holder of the Certificate surrendered or shall establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. For the purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

     (b) Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and shall be entitled to all dividends or other distributions declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of escheat or similar Laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such shares of Parent Common Stock and not paid and/or (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

     (c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Shares outstanding immediately prior to the Effective Time thereafter on the records of the Company.

     (d) Fractional Shares. Notwithstanding any other provision of this Agreement, no fraction of a share of Parent Common Stock will be issued as Merger Consideration, and any holder of Common Shares entitled to receive a fraction of a share of Parent Common Stock but for this Section 4.2(d), shall be entitled to receive a cash payment in lieu thereof, in an amount determined by multiplying (i) the average of the closing sale prices of Parent Common Stock as reported on the NYSE composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another mutually acceptable authoritative source) for each of the five trading days immediately preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to
Section 4.1(a).

     (e) Termination of Entitlement. Upon demand by Parent, any shares of Parent Common Stock and any amounts payable pursuant to Section 4.2(d) that remain unclaimed by former shareholders of the Company for one year after the Effective Time shall be paid or transferred to Parent. Any holders of Common Shares who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of the Merger Consideration and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1, Section 4.2(b) and Section 4.2(d) upon due surrender of their Certificates, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificates shall not have been surrendered immediately prior to the date on which any payment pursuant to this Article IV would otherwise escheat to or become property of any Governmental Entity, the payment in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

     (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash payable in lieu of a fraction of a share of Parent Common Stock and any unpaid dividends or other distributions in respect thereof pursuant to Section 4.2(b) and Section 4.2(d) upon due surrender of and deliverable in respect of the Common Shares represented by such Certificate pursuant to this Agreement. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this
Article IV.

     (g) Withholding Taxes. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any former holder of Common Shares such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Common Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

     4.3 Adjustments to Prevent Dilution. In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding shares of Parent Common Stock or Parent pays (or establishes a record date for paying) any special or extraordinary dividend or distribution on shares of Parent Common Stock prior to the Effective Time, then (a) if the record and payment or effective dates, as the case may be, therefor shall be prior to the Effective Time, the Exchange Ratio, and the formula by which it is calculated pursuant to
Section 4.1(a), shall be proportionately and appropriately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassifcation, combination, exchange of shares, special or extraordinary dividend or distribution or similar transaction; and (b) if the record date therefor shall be prior to the Effective Time but the payment or effective date, as the case may be, therefor shall be subsequent to the Effective Time, Parent shall take such action as shall be required so that on such payment or effective date, as the case may be, any former holder of Common Shares who shall have received or become entitled to receive Merger Consideration pursuant to this
Article IV shall be entitled to receive such additional shares of Parent Common Stock or such special or extraordinary dividend or distribution as such holder would have received as a result of such event if the record date therefor had been immediately after the Effective Time. In the event that the Company changes (or establishes a record date for changing) the number of Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Common Shares, then the Exchange Ratio shall be appropriately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1 Standard.  No representation or warranty of the Company contained in
Section 5.2 (other than those contained in Section 5.2(b)(i) and Section 5.2(f)(i)(y)(i)) and no representation or warranty of Parent contained in
Section 5.3 (other than those contained in Section 5.3(b)(i) and Section 5.3(f)(ii)) shall be deemed untrue or incorrect, and the Company or Parent, as the case may be, shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in
Section 5.2 or Section 5.3, as applicable, has had or is reasonably likely to have a Material Adverse Effect on such Person, in each case disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material," "materially," "in all material respects" or similar terms or phrases in any such representation or warranty. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT" means, with respect to a Person, a material adverse effect on the properties, assets, liabilities, financial condition, business or operating earnings of such Person and its Subsidiaries, taken as a whole, or an effect which is reasonably likely to prevent or materially delay or materially impair the ability of such Person to consummate the transactions contemplated by this Agreement, except to the extent that such adverse effect results from (i) general economic conditions or changes therein, (ii) financial or securities market fluctuations or conditions, (iii) changes in, or events or conditions affecting, the financial services industry, insurance and insurance services industries, annuity industry, consumer finance industry or asset management industry generally, (iv) the imposition by any Governmental Entity of any condition or requirement in connection with the transactions contemplated hereby (provided, that nothing in this clause (iv) shall be deemed to modify or restrict the rights of the parties under Section 6.6(a) or 7.1(c)), (v) Actions set forth in
Section 5.2(g) of the Company Disclosure Letter, or (vi) entering into and announcing the Prudential Agreement, the Tri-Party Agreement or this Agreement, undertaking the transactions contemplated by the Tri-Party Agreement or this Agreement, undertaking the transactions contemplated by the Prudential Agreement (excluding for this purpose any reference to transactions contemplated by Sections 6.1 and 6.18 of the Prudential Agreement or the disclosure letter relating to such sections) to the extent undertaken prior to the date hereof, or any Actions relating to the Prudential Agreement, the Tri-Party Agreement or this Agreement, and, in the case of any of clauses (i), (ii) or (iii), not affecting such Person and its Subsidiaries to a materially greater extent than it affects other Persons in industries in which such Person competes. In determining whether the outcome of any Action which has not become final and non-appealable has had, or is reasonably likely to have, a Material Adverse Effect, the likelihood that such outcome will be reversed or reduced on appeal or reduced by settlement shall be taken into account. The representations and warranties of the Company in Section 5.2(b)(i) and of Parent in Section 53(b)(i), respectively, shall be deemed to have been breached if they are untrue or incorrect in any meaningful respect. The representations and warranties of the Company and Parent in Section 5.2(f)(i)(y)(i) and Section 5.3(f)(ii), respectively, shall be deemed to have been breached if they are not true and correct. It is understood that the mere inclusion of an item in the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, shall not be deemed an admission by the Company or Parent, as applicable, that such item represents a material exception to any representation, warranty or covenant or is for any purpose relating to this Agreement a material fact, event or circumstance or that such item has had, or is reasonably likely to have, a Material Adverse Effect with respect to it. References herein to "material," "meaningful," "materially," "meaningfully," "in all material respects," "in any meaningful respect" or similar terms or phrases in respect of any Person shall apply to such Person and members of its consolidated group taken as a whole.

     5.2 Representations and Warranties of the Company. Except as set forth in a correspondingly numbered section of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to Parent (it being understood that (x) the words "to the Knowledge of the Company" or "the Company's Knowledge" and any words of similar import shall mean the actual knowledge of the Persons whose names are set forth in Section 5.2(a)(i) of the Company Disclosure Letter and (y) the listing or setting forth of an item in one section of the Company Disclosure Letter shall be deemed to be a listing or setting forth in another section or sections of the Company Disclosure Letter if and only to the extent that such information is reasonably apparent to be so applicable to such other section or sections) that:

          (a) Organization, Good Standing and Qualification.

          (i) Each of the Company and its Scheduled Subsidiaries is a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, operate and lease its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, operation or leasing of its assets or properties or conduct of its business requires such qualification. The Company has made available to Parent a complete and correct copy of the Company's articles of incorporation and bylaws, each as amended to date, which are in full force and effect.

          As used in this Agreement, "SUBSIDIARY" of the Company, Parent, the Surviving Corporation of any other Person means any entity, whether incorporated or unincorporated, in which the Company, Parent, the Surviving Corporation or such other Person, as the case may be, owns, directly or indirectly, at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions. As used in this Agreement, the "SCHEDULED SUBSIDIARIES" of the Company shall mean those corporations or other entities listed in Section 5.2(a)(ii) of the Company Disclosure Letter. All of the outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any material lien, pledge, security interest, claim or other encumbrance.

          (ii) Other than its Scheduled Subsidiaries, the Company does not have any Subsidiaries which (a) individually constitute or, if aggregated and treated as one Subsidiary, would constitute a "SIGNIFICANT SUBSIDIARY" within the meaning of Rule 1-02(w) of Regulation S-X under the Exchange Act, (b) have unlimited liability share capital or other equity or similar interests of unlimited liability, or (c) conduct material insurance, fund management, broker-dealer, banking or consumer finance operations. Section 5.2(a)(ii) of the Company Disclosure Letter (A) lists the jurisdiction of organization of each of the Company's Scheduled Subsidiaries, (B) lists each material Governmental Entity that exercises primary supervisory jurisdiction over the Company and each of the Company's Scheduled Subsidiaries with respect to market conduct (sales processes) and/or capital adequacy/financial strength, (C) in the case of the Company's Subsidiaries that conduct insurance operations (collectively, the "COMPANY INSURANCE COMPANIES"), lists, as of December 31, 2000, the U.S. jurisdictions where the Company Insurance Companies are domiciled or "commercially domiciled" and licensed to do an insurance business for insurance regulatory purposes, and (D) indicates which Subsidiaries in which the Company's interest therein includes unlimited share capital or other equity or similar interests of unlimited liability. Each of the Company and each of its Subsidiaries holds all material licenses or authorizations required or necessary to conduct its business as currently conducted.

          (iii) As of the date hereof, except as set forth in Section 5.2(a)(iii) of the Company Disclosure Letter, the Company does not own (other than (A) in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted, (B) in the ordinary course of its insurance, annuity, asset management or investment business, (C) in customer accounts held or maintained in the ordinary course, or (D) in any general account or otherwise in the ordinary course to offset insurance liabilities) beneficially, directly or indirectly, (x) any material equity securities or similar material interests of any Person other than its Subsidiaries, or
     (y) any interest in any general partnership, unlimited company or other Person with share capital or other equity or similar interests of unlimited liability, or any general partnership interest in a limited partnership.

          (b) Capital Structure.

          (i) The authorized stock of the Company consists of 800,000,000 Common Shares, of which 499,115,156 Common Shares (including shares of restricted stock issued pursuant to Company Stock Plans) were issued and outstanding (excluding treasury shares) as of the close of business on April 30, 2001, and 60,000,000 shares of preferred stock, par value $1.50 per share, of which no shares are issued or outstanding as of the date hereof (the "PREFERRED SHARES"). All of the issued and outstanding Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the Effective Time, there will be no Preferred Shares outstanding. As of April 30, 2001, 39,481,830 Common Shares were held in treasury by the Company (including 1,399,228 Common Shares held by the Company's Subsidiary American General Life Insurance Company). As of the date hereof, the Company has no commitments (including contingent or conditional commitments) to issue or deliver Common Shares or Preferred Shares except as described in the last sentence of this Section 5.2(b)(i) and except that, as of April 30, 2001, there were outstanding options to purchase 34,308,420 Common Shares granted pursuant to the Company Stock Plans to such Persons, with such exercise prices as are set forth in a schedule previously provided to Parent and outstanding Performance Based Restricted Stock Awards containing Performance Awards with respect to 679,000 Common Shares and outstanding restricted share units with respect to 774,781 Common Shares granted pursuant to Company Stock Plans, and approximately 42,611,754

     Common Shares were reserved for issuance pursuant to the Company Stock Plans (including pursuant to such outstanding options and other equity-based awards), but the Company is not, as of the date hereof, obligated to issue such Common Shares reserved for issuance except as set forth in this Section 5.2(b)(i) or the corresponding section of the Company Disclosure Letter. In addition, as more fully described in Section 5.2(b) of the Company Disclosure Letter, as of April 30, 2001, there were an estimated 1,042,043 phantom shares (adjusted for the March 1, 2001 stock split) under Company deferred compensation plans which, if all such shares vested, would be payable in Common Shares at the applicable distribution dates.

          (ii) Except as set forth above or in Section 5.2(b) of the Company Disclosure Letter, and for changes since March 31, 2001 resulting from the exercise of stock options outstanding on such date, as of the date hereof
     (i) there are no shares of capital stock or other voting securities of the Company authorized, reserved, issued or outstanding, (ii) neither the Company nor any of its Subsidiaries is party to any agreement creating preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible securities or other agreements, arrangements or commitments of any character relating to, or the value of which is determined by reference to, the issued or unissued share capital or other ownership interest of the Company or any of its Scheduled Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries is party to any agreement creating any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or its Scheduled Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any such Subsidiary on any matter ("COMPANY VOTING DEBT").

          (c) Corporate Authority; Approval and Fairness. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement by the holders of at least two-thirds of the outstanding Common Shares entitled to vote in accordance with the TBCA and the Company's articles of incorporation and bylaws (the "COMPANY REQUISITE VOTE")). The board of directors of the Company has unanimously determined, as of the date of this Agreement, that it is advisable and in the best interest of the Company's shareholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement and, as of the date of this Agreement, has recommended that this Agreement be approved by the shareholders of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company, except that enforcement hereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The Company has received the opinion of its financial advisor, Morgan Stanley & Co. Incorporated ("MORGAN STANLEY"), to the effect that as of the date hereof, the Exchange Ratio is fair to holders of Common Shares from a financial point of view, a true and correct copy of which will be furnished to Parent.

          (d) Governmental Filings; No Violations.

          (i) Other than the reports, filings, registrations, consents, approvals, permits, authorizations, applications, expiry of waiting periods and/or notices (A) pursuant to Section 1.3 hereof, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"),

     (C) under any non-U.S. competition laws, (D) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), (E) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"), (F) under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "1940 ACT"), (G) under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "ADVISERS ACT"), and with applicable state regulatory authorities governing investment advisors, (H) with or required by the NYSE and any other stock exchange on which the Common Shares are listed, (I) with the National Association of Securities Dealers, Inc. (the "NASD"), (J) required under applicable federal, state and non-U.S. regulatory authorities governing insurance, (K) required by federal, state and non-U.S. regulatory authorities governing financial services, banking (including, but not limited to, the Federal Deposit Insurance Corporation (the "FDIC") and the Office of Thrift Supervision (the "OTS")), insurance premium finance, consumer finance, investment services, commercial finance and mortgage lending or servicing, (L) required by applicable federal and non-U.S. regulatory authorities governing foreign investments, or (M) required under state securities or "Blue Sky" laws, no material notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any material consents, registrations, approvals, permits applications, expiry of waiting periods or authorizations required to be obtained by the Company or any of its Subsidiaries from any U.S. or non-U.S. governmental or regulatory authority, agency, commission, tribunal, body or other governmental, quasi-governmental, regulatory or self-regulatory entity, including, without limitation, any state insurance department or insurance or consumer finance regulatory agency, in each case, of competent jurisdiction (each a "GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, in each case, to the extent arising out of, or relating to, the business or nature of the Company and its Subsidiaries.

          (ii) Except as set forth in Section 5.2(d)(ii) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Company or the comparable governing instruments of any of its (x) Scheduled Subsidiaries and (y) as of the Closing, its other Subsidiaries, (B) a breach or violation of, or a default under, or the creation or acceleration of any obligations or the creation of a material lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, or the creation or acceleration of any right of termination under, any material agreement, lease, contract, license, note, mortgage, indenture, arrangement or other obligation, whether written or oral ("CONTRACTS" and individually, a "CONTRACT"), binding upon the Company or any of its Subsidiaries or any of their respective assets (provided, as to consummation, that the filings, reports and notices are made, and approvals are obtained, as referred to in Section 5.2(d)(i)) or any Law or material governmental or non-governmental permit, registration, authorization or license to which the Company or any of its Subsidiaries or their respective assets are subject, or (C) any material and adverse change in the rights or obligations of the Company or any of its Subsidiaries under any material Contract.

          (e) Company Reports; Financial Statements; Undisclosed Liabilities; Statutory Statements.

          (i) Each registration statement, report, proxy statement or information statement prepared by the Company or its Subsidiaries since December 31, 1997, including the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (the "COMPANY FORM 10-K"), each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed with the SEC subsequent to the date hereof, the "COMPANY REPORTS"), as of their respective dates, as amended prior to the date hereof or as supplemented by Company Reports filed prior to the date hereof, did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, that the Company makes no representation or warranty with respect to any information with respect to Parent provided to it by Parent for inclusion in any Company Report filed after the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income and of changes in shareholders' equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or are not reasonably expected to be, material in amount or effect), in each case in accordance with U.S. GAAP (except in the case of unaudited statements, as permitted by Form 10-Q) consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

          (ii) Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the Company Form 10-K or liabilities described in the notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to U.S. GAAP), and except for liabilities incurred in the ordinary course since December 31, 2000 and for liabilities set forth in Section 5.2(e)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) (other than liabilities incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby).

          (iii) Except as set forth in Section 5.2(e)(iii) of the Company Disclosure Letter, the Company and each of its Subsidiaries has timely filed all material periodic statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to any Governmental Entity on forms prescribed or permitted thereby (collectively, the "COMPANY REGULATORY REPORTS"). Except as set forth in Section 5.2(e)(iii) of the Company Disclosure Letter, the financial statements included in the Company Regulatory Reports, including the notes thereto, were prepared in conformity in all material respects with applicable statutory accounting practices prescribed or permitted by the applicable Governmental Entity consistently applied for the periods covered thereby and present fairly, in all material respects, the statutory financial position of the Company or such Subsidiary as at the respective dates thereof and the results of operations thereof for the respective periods then ended. The Company Regulatory Reports complied in all material respects with all applicable Laws when filed, and no material deficiency has been asserted with respect to any Company Regulatory Report by any Governmental Entity.

          (iv) Except as disclosed in Section 5.2(e)(iv) of the Company Disclosure Letter or set forth in the Company's proxy statement with respect to the annual meeting of Company shareholders in 2001, neither the Company nor any of its Subsidiaries is a party to any Contract with any officer or director of the Company or any Person in which any such officer or director holds 5% or more of equity interests which would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

          (f) Absence of Certain Changes.

          (i) Except as disclosed in the Company Reports filed prior to the date hereof or set forth in Section 5.2(f)(i) of the Company Disclosure Letter, and (other than in the case of clause (y)(i) below) except for actions or inactions after the date hereof as expressly contemplated by Section 6.1 below, since December 31, 2000 (x) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and (y) there has not been (other than as a result of this Agreement or the Merger) (i) any Material Adverse Effect with respect to the Company or any development or combination of developments, that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company; (ii) any material change by the Company in accounting principles, practices or methods other than as required by U.S. GAAP or applicable Law or as disclosed in the Company Reports filed prior to the date hereof; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof (including the dividend of one Common Share for each Common Share outstanding on February 8, 2001 declared by the Company's board of directors and payable on March 1, 2001); (iv) any split in its capital stock, combination, recapitalization, redenomination of share capital or other similar transaction or issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (v) other than in the ordinary course, any material addition, or any development involving a prospective material addition, to the Company's consolidated reserves for future policy benefits or other policy claims and benefits; or (vi) any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of the Company or any Subsidiary of the Company not disclosed in the Company Reports filed prior to the date hereof except as required by U.S. GAAP or applicable Law.

          (ii) As of the date hereof, the Company has no Knowledge that any material rating presently held by the Company or any of its Scheduled Subsidiaries is likely to be modified, qualified, lowered or placed under surveillance for a possible downgrade for any reason (other than any such change resulting primarily from entering into and announcing the Prudential Agreement, the Tri-Party Agreement or this Agreement, undertaking the transactions contemplated by the Prudential Agreement, the Tri-Party Agreement or this Agreement, or any Actions relating to the Prudential Agreement, the Tri-Party Agreement or this Agreement).

          (g) Litigation. Except as identified by name or as summarized in reasonable detail in the Company Reports filed prior to the date hereof or as set forth in Section 5.2(g) of the Company Disclosure Letter, to the extent provided as of December 31, 2000 in appropriately identified reserves or, to the extent commenced or threatened after the date hereof, relating to this Agreement and the transactions contemplated hereby, there are no material civil, criminal or administrative actions, suits, claims, hearings, investigations, inquiries, arbitrations, mediations or proceedings ("ACTIONS") pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Entity.

          (h) Employee Benefits; Labor.

          (i) For purposes of this Agreement, the term (x) "PLAN" shall mean any "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and any employment, consulting, termination, severance, retention, change-in-control, deferred or incentive compensation, commission, stock option or other equity-based, vacation or other fringe-benefit plan, program, policy, arrangement, agreement or commitment, and (y) "COMPANY PLAN" shall mean each material Plan which is sponsored or contributed to by the Company or any of its Subsidiaries, to which the Company or any such Subsidiary has any obligation to contribute, or with respect to which the Company or any such Subsidiary is a party or otherwise has any material liability.

          (ii) Section 5.2(h)(ii) of the Company Disclosure Letter includes a complete list of all Company Plans (other than any Company Plans that are adopted after the date hereof as permitted under Section 6.1(d)). With respect to each Company Plan listed on the Company Disclosure Letter, the Company has delivered or made available to Parent a true, correct and complete copy of: (A) each Company Plan, and all benefit schedules, employee communications, trust agreements, and insurance contracts and other funding vehicles related thereto; (B) the most recent Annual Report

     (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the most recent annual financial report, if any; (E) the most recent actuarial report, if any; and (F) the most recent determination letter from the U.S. Internal Revenue Service (the "IRS"), if any. Except as specifically provided in the foregoing documents delivered or made available to Parent, as indicated in the Company Disclosure Letter or as permitted under Section 6.1(d), there are no amendments to any Company Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Plan.

          (iii) Except as set forth in Section 5.2(h)(iii) of the Company Disclosure Letter: (x) each Company Plan has been operated and administered and is in compliance with its terms and all applicable Laws, except for any failures to so operate, administer or comply that have not and will not, individually or in the aggregate, resulted or result in any material liability or obligation of the Company or any of its Subsidiaries, and (y) there are no actions, suits, claims or governmental audits (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Company, threatened with respect to any Company Plan or the assets thereof that, if adversely determined, would, individually or in the aggregate, result in any material liability or obligation of the Company or any of its Subsidiaries.

          (iv) Except as set forth in Section 5.2(h)(iv) of the Company Disclosure Letter, no Company Plan is (A) a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, or (B) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA. No Company Plan has an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

          (v) Each Company Plan that is intended to qualify under Section 401(a) and/or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and, to the Knowledge of the Company, nothing has occurred or been done or omitted to be done since the date of such letter that has adversely affected or will adversely affect such qualified status. The Company and its Subsidiaries have timely paid all contributions, premiums and expenses payable to or in respect of each Company Plan under the terms thereof and in accordance with all applicable Laws, except where any failure to pay such amounts has not and will not, individually or in the aggregate, resulted or result in any material liability or obligation of the Company or its Subsidiaries.

          (vi) Neither the Company nor any of its Subsidiaries has incurred or will incur, either directly or indirectly (including as a result of an indemnification obligation), any material liability under or pursuant to any provision of Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to Plans, and to the Knowledge of the Company, no event, transaction or condition has occurred, exists or is expected to occur that would reasonably be expected to result in any such liability to the Company or any of its Subsidiaries or, after the Effective Time, to Parent, the Surviving Corporation or any of their respective affiliates.

          (vii) Except (x) as expressly provided under the terms of an applicable Company Plan document previously provided to Parent (or grant documents and notices to grantees the forms of which have been previously provided to Parent), which Company Plan documents (but not the grant documents and notices thereunder, the relevant terms of which relate to clauses (A) through (E) of this Section 5.2(h)(vii) are described in
     Section 5.2(h)(vii) of the Company Disclosure Letter) are listed in Section 5.2(h)(vii) of the Company Disclosure Letter, or (y) except as described in
     Section 5.2(h)(vii) of the Company Disclosure Letter, with respect to such Company Plan documents, grant documents and notices to grantees, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) will (A) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries to any increased or modified benefit or payment; (B) increase the amount of compensation or benefits due to any such employee, consultant or director; (C) accelerate the vesting, payment or funding of any compensation, stock-based, incentive or other benefit; (D) result in any "parachute payment" under Section 2806 of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); (E) cause any compensation to fail to be deductible under Section 162(m) or any other provision of the Code or any similar Law;
     (F) otherwise result in any payment in the nature of severance or termination pay; or (G) limit or prohibit (except to the extent required by applicable Law) the ability to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust.

          (viii) The Company has provided Parent with a complete and accurate schedule of the current base salary rate, as of the date hereof, and of the annual bonuses paid in fiscal 2001 with respect to fiscal 2000, and stock-based awards made in fiscal 2001, in each case, in respect of each of the 41 employees of the Company and its Subsidiaries listed in Section 5.2(h)(viii) of the Company Disclosure Letter, and Section 6.1(d) of the Company Disclosure Letter provides accurate information concerning the cash bonus program for fiscal 2001.

          (ix) Except as set forth in Section 5.2(h)(ix) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is subject to regulation or treated under any Law as a U.S. federal government contractor or subcontractor.

          (i) Compliance with Laws; Permits.

          (i) Except as set forth in the Company Reports filed prior to the date hereof, each business of the Company and each of its Subsidiaries has been, and is being, conducted in compliance in all material respects with all applicable federal, state, local or non-U.S. laws, statutes, ordinances, rules, regulations (including, without limitation, the rules of any applicable self-regulatory organization recognized by the SEC), rulings, written interpretations, judgments, orders, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of any Governmental Entity of competent jurisdiction, including all regulations regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (including federal authorities with respect to variable insurance and annuity products) and orders resulting from market conduct examinations of insurance regulatory authorities (including federal authorities with respect to variable insurance and annuity products) (collectively, "LAWS"). Except as set forth in the Company Reports filed prior to the date hereof and for regulatory examinations or reviews conducted in the ordinary course and except as set forth in Section 5.2(i) of the Company Disclosure Letter, no material investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened.

          (ii) Except as set forth in Section 5.2(i) of the Company Disclosure Letter, no material change is required in the Company's or any of its Subsidiaries' processes, properties, practices or procedures in connection with any such Laws, and the Company has not received any written notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Notwithstanding the generality of the foregoing, the Company and each of its Subsidiaries have in place policies and procedures with respect to themselves and their insurance agents, third-party administrators, brokers, broker/dealers, distributors and agents intended to assure that their sales processes and practices are consistent in all material respects with applicable Law governing such practices and processes, and, except as disclosed in the Company Reports filed prior to the date hereof, where there has been any material deviation therefrom, such deviation has been cured, resolved or settled through agreements with applicable Governmental Entities or are barred by all applicable statutes of limitations or other equitable principles. To the Knowledge of the Company, all employees of the Company and its Subsidiaries with management responsibility with respect to any business line, and all officers and directors thereof required to be registered with or licensed under applicable Laws are so licensed and in good standing with the applicable Governmental Entity.

          (j) Takeover Statutes. Sections 13.01 through 13.08 of the TBCA, and, to the Knowledge of the Company any restrictive provision of any other applicable "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (each a "TAKEOVER STATUTE") and any restrictive provision of any applicable anti-takeover provision in the Company's articles of incorporation and bylaws are not, and at the Effective Time will not be, applicable to this Agreement, or the transactions contemplated by this Agreement.

          (k) Taxes.

          (i) Except as set forth in Section 5.2(k) of the Company Disclosure Letter, the Company and each of its Subsidiaries (which, for the purposes of this Section 5.2(k) shall include any predecessor of any Subsidiary):
     (A) have filed all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and correct in all material respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired; (B) have paid all Taxes shown as due on such Tax Returns; (C) are not parties to any tax sharing agreement or arrangement other than with each other; (D) are not "United States real property holding corporations" within the meaning of Section 897(c)(2) of the Code; and (E) within the past five years, have not been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code. The most recent financial statements filed with the SEC and publicly available prior to the date of this Agreement reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. No material deficiencies for any Taxes have been proposed, asserted or assessed by any Taxing Authority against the Company or any of its Subsidiaries that are not adequately reserved for in accordance with U.S. GAAP. The Federal statute of limitation has expired with respect to the consolidated United States Federal Income Tax Return of the affiliated group of which the Company is the parent for all taxable years ending prior to 1993.

          (ii) As used in this Agreement, (i) the term "TAX" (including, with correlative meaning, the term "TAXES") shall mean, with respect to any Person, (a) all taxes, domestic or non-U.S., including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty, value added or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in clause (a) of this definition, and (c) any liability of such Person for the payment of any amounts of the type described in clause
     (a) as a result of any express or implied obligation to indemnify any other Person; (ii) the term "TAX RETURN(S)" shall mean all returns, consolidated or otherwise, report or statement (including without limitation informational returns), required to be filed with any Taxing Authority; and
     (iii) the term "TAXING AUTHORITY" shall mean any authority of competent jurisdiction responsible for the imposition of any Tax.

          (1) Intellectual Property.

          (i) Each of the Company and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials, including trade secrets (collectively, "INTELLECTUAL PROPERTY") that are used in, and material to, the business of the Company and its Subsidiaries as currently conducted, and any such patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

          (ii) Except as disclosed in Company Reports filed prior to the date hereof or as set forth in Section 5.2(1) of the Company Disclosure Letter, the Company does not have Knowledge of any bona fide claims (A) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, trade name, service mark or trade secret; (B) against the use by the Company or any of its Subsidiaries of any Intellectual Property used in, and material to, the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or effectiveness of any of Intellectual Property owned by, and material to, the Company or any of its Subsidiaries; or (D) challenging the license or legally enforceable right to use any material third-party Intellectual Property by the Company or any of its Subsidiaries.

          (m) Brokers and Finders. Except as set forth in Section 5.2(m) of the Company Disclosure Letter, neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries except that the Company has employed Morgan Stanley as its financial advisor pursuant to written agreements.

          (n) Insurance Business.

          (i) All actuarial reports with respect to the Company or any Company Insurance Company relied upon by the Company or any Company Insurance Company or Governmental Entity since December 31, 1998, and all attachments, addenda, supplements and modifications thereto (the "COMPANY ACTUARIAL ANALYSES"), including those provided to Parent, were based upon an accurate inventory of policies in force for the Company and the Company Insurance Companies, as the case may be, at the relevant time of preparation, were prepared using appropriate modeling procedures accurately applied, if relevant, and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein. The information and data furnished by the Company or any Company Insurance Company to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects.

          (ii) The Company Insurance Companies are in compliance in all material respects with the underwriting guidelines applicable thereto.

          (iii) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company, (x) each separate account maintained by a Company Insurance Company (a "SEPARATE ACCOUNT") is duly and validly established and maintained under the laws of its state of formation and is either exempt from registration under the 1940 Act or is duly registered as an investment company under the 1940 Act, and (y) each such Separate Account is operated and all of its operations conducted, and each contract issued by a Company Insurance Company under which Separate Account assets are held has been duly and validly issued, offered and sold, in compliance with all applicable Laws.

          (o) Material Contracts.

          (i) Other than contracts or amendments thereto that have been disclosed in or have been filed as an Exhibit to a Company Report fled prior to the date hereof, or as set forth in Section 5.2(o) or Section 5.2(h)(ii) of the Company Disclosure Letter or contracts entered into or amendments to contracts after the date hereof as expressly permitted by
     Section 6.1 below, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Material Contract. "MATERIAL CONTRACT" means, with respect to any Person, any Contract that is material to the business, financial position or results of operations of such Person and its Subsidiaries, taken as a whole, including (i) any employment, severance, termination, consulting or retirement contract providing for aggregate payments to any individual in any calendar year in excess of $500,000, and (ii) any Contract relating to the borrowing of money or the guarantee of any such obligation (other than contracts evidencing fully secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), in each case in excess of $100,000,000.

          (ii) All of the Company's Material Contracts are in full force and effect. True and complete copies of all such Material Contracts not filed as exhibits to the Company Reports prior to the date hereof have been delivered or made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any such Material Contract. Neither the Company nor any of its Subsidiaries is party to any (x) Contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries, except as set forth in Section 5.2(o) of the Company Disclosure Letter, to (A) sell any products or services to any other Person, (B) engage in any line of business, or (C) compete with any Person, or (y) except for employment agreements disclosed pursuant to another Section of this Agreement or as provided in the articles of incorporation, bylaws or other constituent documents of the Company or any of its Subsidiaries, any Contract providing for indemnification of directors or executive officers of the Company in their capacity as such.

          (p) Environmental Matters.

          (i) Except as set forth in Section 5.2(p) of the Company Disclosure Letter, (i) the Company and its Subsidiaries have complied in all material respects with all applicable Environmental Laws; (ii) to the Knowledge of the Company, the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substance; (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to material liability for any Hazardous Substance disposal or contamination on any property owned or operated or formerly owned or operated by the Company or any of its Subsidiaries or on any third party property or as a result of any Hazardous Substance having been transported from any of the properties owned or operated or formerly owned and operated by the Company or any of its Subsidiaries; (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information from a Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (v) neither the Company nor any of its Subsidiaries is subject to any material orders, decrees, injunctions or other arrangements with any Governmental Entity or any material indemnity or other agreement with any third party relating to any Environmental Law or Hazardous Substances.

          (ii) As used herein, the term "ENVIRONMENTAL LAW" means any Law relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) noise, odor, wetlands, pollution or contamination to persons or property.

          (iii) As used herein, the term "HAZARDOUS SUBSTANCE" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Government Authority pursuant to any Environmental Law.

          (q) Risk Management; Derivatives.

          (i) The Company and its Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by Persons of similar size and in similar lines of business as the Company and its Subsidiaries.

          (ii) The adoption of Statement of Financial Accounting Standards No. 133 will not have a material and adverse impact on the Company's consolidated results of operations or financial position.

          (iii) All material derivative instruments, including, without limitation, swaps, caps, floors and option agreements, whether entered into for the Company's own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (A) only for purposes of mitigating identified risk or as a means of managing the Company's long-term debt objectives, (B) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies, and (C) with counterparties believed by the Company to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except that enforcement thereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity)), and are in full force and effect (except to the extent disclosed pursuant to Section 5.2(d)(ii)). Neither the Company nor its Subsidiaries, nor to the Company's Knowledge any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

          (r) Pooling of Interests. As of the date hereof, the Company, based on the advice of its independent accountants, does not believe that any conditions exist, other than any conditions relating to Parent, that would preclude Parent from accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

          (s) Tax Status. Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To the Knowledge of the Company after due investigation, there are no facts or circumstances relating to the Company or any affiliate of the Company, including any covenants or undertakings of the Company pursuant to this Agreement, that would prevent Skadden, Arps, Slate, Meagher & Flom (Illinois) from delivering the opinion referred to in Section 7.3(b) as of the date hereof.

          (t) Company Broker/Dealers.

          (i) The only Company Subsidiaries conducting broker/dealer operations are American General Distributors, Inc., American General Financial Advisors, Inc., American General Funds Distributors, AGF Investment Corp., American General Securities Incorporated, Franklin Financial Services Corporation and The Variable Annuity Marketing Company (collectively, the "COMPANY BROKER/DEALERS"). Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company, (A) each Company Broker/Dealer that is required, in order to conduct its business as it is now conducted, to be registered as a broker-dealer with any Governmental Entity or under applicable Laws is so registered and is and has been since the latter of their inception or January 1, 1998 in full compliance with all applicable Laws, and (B) each Company Broker/Dealer is a member organization in good standing of the NASD and such other organizations in which its membership is required in order to conduct its business as now conducted.

          (ii) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company and except as set forth in Section 5.2(t)(ii) of the Company Disclosure Letter, no Company Broker/Dealer or any "associated person" of it is subject to a "statutory disqualification" (as such terms are defined in the Exchange
     Act) or subject to a disqualification that would be a basis for any limitations on the activities, functions or operations of, or suspension or revocation of the registration of the Company as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Sections 15, 15B or 15C of the Exchange Act, and, to the knowledge of the Company, there are no proceedings or investigations pending by any Governmental Entity that is reasonably likely to result in any such limitations, suspension or revocation.

          (iii) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company, since its inception, each Company Broker/Dealer has had net capital (as defined in Rule 15c3-1 under the Exchange Act) that satisfies the minimum net capital requirements of the Exchange Act and the laws of any jurisdiction in which such company conducts business.

          (u) Investment Contracts, Funds and Clients.

          (i) American General Investment Management, L.P. and American General Asset Management Corp., American General Financial Advisors, Inc., American General Securities Incorporated and The Variable Annuity Life Insurance Company are the only Subsidiaries of the Company providing investment management, investment advisory or sub-advisory services (each Subsidiary of the Company providing such services, an "ADVISORY ENTITY," each Contract for such services being referred to as an "INVESTMENT CONTRACT," each party thereto other than the applicable Subsidiary of the Company being referred to as a "CLIENT," and each Client that is registered as an investment company under the 1940 Act being referred to as a "FUND CLIENT") to the Fund Clients or any other Person. Each of the Fund Clients (or the trust of which it is a series) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. The Boards of Trustees or Directors of the Fund Clients operate in all material respects in conformity with the requirements and restrictions of Sections 9, 10 and 16 of the 1940 Act.

          (ii) Each of the Fund Clients is in compliance in all material respects with all applicable laws of the SEC, the NASD, the IRS and any other governmental agency or self-regulatory body having jurisdiction over such Fund Client, qualified or sold and with its prospectus and statement of additional information. Each Fund Client has elected to be treated as, and has qualified as, a "regulated investment company" under subchapter M of Chapter 1 of Subtitle A of the Code. Each Fund Client that is intended to be a tax-exempt municipal bond fund has satisfied the requirements of
     Section 852(b)(5) of the Code and is qualified to pay exempt interest dividends as defined therein.

          (iii) Each of the Advisory Entities is duly registered with the SEC as an investment adviser and is not subject to state regulation as an investment advisor. The Company is not an Advisory Entity. Except as set forth in Section 5.2(u)(iii) of the Company Disclosure Letter, no Advisory Client is exempt from registration under the 1940 Act by virtue of Sections 3(c)(1), 3(c)(7) or (except Company Separate Accounts) 3(c)(11).

          (iv) Each Fund Client and Advisory Entity has operated and is currently operating in compliance in all material respects with all laws, rules, regulations and orders applicable to it or its business. Each Advisory Entity has been and is in compliance in all material respects with each Investment Contract to which it is a party.

          (v) The accounts of each Fund Client subject to ERISA have been managed by the applicable Company Subsidiary in compliance in all material respects with the applicable requirements of ERISA.

     5.3 Representations and Warranties of Parent. Except as set forth in a correspondingly numbered section of the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "PARENT DISCLOSURE LETTER"), Parent hereby represents and warrants to the Company (it being understood that (x) the words "to the Knowledge of Parent" or "Parent's Knowledge" and any words of similar import shall mean the actual knowledge of the Persons whose names are set forth in Section 5.3(a)(i) of the Parent Disclosure Letter and (y) the listing or setting forth of an item in one section of the Parent Disclosure Letter shall be deemed to be a listing or setting forth in another section or sections of the Parent Disclosure Letter if and only to the extent that such information is reasonably apparent to be so applicable to such other section or sections) that:

          (a) Organization, Good Standing and Qualification.

          (i) Each of Parent, Merger Sub and Parent's Significant Subsidiaries is duly incorporated or organized, validly existing and, if applicable, in good standing under the laws of its respective jurisdiction of incorporation or organization and has all requisite corporate, partnership or similar power and authority to own, operate and lease its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation or leasing of its assets or properties or conduct of its business requires such qualification. Parent has made available to the Company a complete and correct copy of certificate or articles of incorporation and bylaws of Parent and Merger Sub, as amended to date, which are in full force and effect. All of the issued share capital or other equity interests of each of Parent's Significant Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and owned by Parent or a direct or indirect wholly owned Subsidiary of Parent free and clear of any material lien, pledge, security interest, claim or other encumbrance.

          (ii) Except as would not reasonably be expected to have a Material Adverse Effect with respect to Parent, each of Parent and each of its Subsidiaries holds all material licenses or authorizations required or necessary to conduct its business as currently conducted.

          (b) Capital Structure.

          (i) The authorized capital stock of Parent consists of 5,000,000,000 shares of Parent Common Stock, of which 2,331,018,041 shares were outstanding as of the close of business on March 31, 2001, and 6,000,000 shares of Serial Preferred Stock, par value $5.00 per share (the "PARENT PREFERRED STOCK"), none of which was outstanding as of the close of business on March 31, 2001. All of the outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable. As of March 31, 2001, 144,645,878 shares of Parent Common Stock were held in treasury by Parent or Parent Subsidiaries. As of the date hereof, Parent has no commitments (including contingent or conditional commitments) to issue or deliver shares of Parent Common Stock or Parent Preferred Stock except that, as of March 31, 2001, there were outstanding options or other rights to purchase or receive up to 39,248,712 shares of Parent Common Stock granted pursuant to compensation, incentive and benefit plans, programs, agreements and arrangements ("PARENT PLANS"), and up to approximately 52,813,243 shares of Parent Common Stock were reserved for issuance or held for delivery pursuant to the Parent Plans (including pursuant to such outstanding options).

          (ii) Except as set forth above and for changes since March 31, 2001 resulting from the exercise of stock options or other rights outstanding on such date, as of the date hereof (i) there are no shares of capital stock or other voting securities of Parent authorized, reserved, issued or outstanding, (ii) neither Parent nor any of its Subsidiaries is a party to any agreement creating preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible securities or other agreements, arrangements or commitments of any character relating to, or the value of which is determined by reference to, the issued or unissued share capital or other ownership interest of Parent, and (iii) neither Parent nor any of its Subsidiaries is a party to any agreement creating any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of Parent, and no equity securities or obligations evidencing such rights are authorized, issued or outstanding. Neither Parent nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

          (c) Corporate Authority; Approval. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of each of Parent and Merger Sub has determined, as of the date of this Agreement, that, as applicable, it is advisable and in the best interest of Parent's and Merger Sub's shareholders for Parent and Merger Sub, as applicable, to enter into this Agreement and for Parent and Merger Sub to consummate the Merger upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company constitutes a legal, valid and binding obligation of Parent and Merger Sub, except that enforcement hereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article IV. The shares of Parent Common Stock to be issued pursuant to Article IV have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no shareholder of Parent will have any preemptive right of subscription or purchase in respect thereof.

          (d) Governmental Filings; No Violations.

          (i) Other than the reports, filings, registrations, consents, approvals, permits, authorizations, applications, expiry of waiting periods and/or notices (A) pursuant to Section 1.3 hereof, (B) under the HSR Act,
     (C) under any non-U.S. competition laws, (D) under the Exchange Act, (E) under the Securities Act, (F) under the 1940 Act, (G) under the Advisers Act, and with applicable state regulatory authorities governing investment advisors, (H) with or required by the NYSE and any other stock exchange on which the shares of Parent Common Stock are listed, (I) with the NASD, (J) required under applicable federal, state and non-U.S. regulatory authorities governing insurance, (K) required under federal, state and non-U.S. regulatory authorities governing financial services, banking (including, but not limited to, the FDIC and the OTS), insurance premium finance, consumer finance, asset management, investment services, commercial finance and mortgage lending or servicing, (L) required under applicable non-U.S. and federal regulatory authorities governing foreign investments or (M) required under state securities or "Blue Sky" laws, no material notices, reports or other filings are required to be made by Parent or any of its Subsidiaries with, nor are any material consents, registrations, approvals, permits applications, expiry of waiting periods or authorizations required to be obtained by Parent or any of its Subsidiaries from any Governmental Entity in connection with the execution and delivery of this Agreement by Parent, and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, in each case, to the extent arising out of, or relating to, the business or nature of Parent and its Subsidiaries.

          (ii) The execution, delivery and performance of this Agreement by Parent, and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or the comparable governing instruments of any of its Significant Subsidiaries, (B) a breach or violation of, or a default under, or the creation or acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, or the creation or acceleration of any right of termination under, any Contract binding upon Parent or any of its Subsidiaries or any of their respective assets (provided, as to consummation, that the filings, reports and notices are made, and approvals are obtained, as referred to in Section 5.3(d)(i)) or any Law or material governmental or non-governmental permit, registration, authorization or license to which Parent or any of its Subsidiaries or any of their respective assets are subject, or (C) any adverse change in the rights or obligations of Parent or any of its Significant Subsidiaries under any Contract, except in the case of clauses (B) or (C) as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

          (e) Parent Reports; Financial Statements; Undisclosed Liabilities.

          (i) Each registration statement, report, proxy statement or information statement prepared by Parent since December 31, 1997 or by any Subsidiary of Parent since the latter of December 31, 1997 and the date upon which the relevant Subsidiary became a Subsidiary of Parent, including Parent's Annual Report on Form 10-K for the year ended December 31, 2000 (the "PARENT FORM 10-K"), each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed with the SEC subsequent to the date hereof, the "PARENT REPORTS") as of their respective dates, as amended prior to the date hereof or as supplemented by Parent Reports filed prior to the date hereof, did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, that Parent makes no representation or warranty with respect to any information with respect to the Company provided to it by the Company for inclusion in any Parent Report filed after the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or are not reasonably expected to be, material in amount or effect), in each case in accordance with U.S. GAAP (except in the case of unaudited statements, as permitted by Form 10-Q) consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

          (ii) Except for those liabilities that are fully reflected or reserved against on a consolidated balance sheet of Parent included in the Parent Form l0-K or liabilities described in the notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to U.S.
     GAAP), and except for liabilities incurred in the ordinary course since December 31, 2000, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) (other than liabilities incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

          (iii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, (A) Parent and each of its Subsidiaries has timely filed all periodic statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to any Governmental Entity on forms prescribed or permitted thereby (collectively, the "PARENT REGULATORY REPORTS"); (B) the financial statements included in the Parent Regulatory Reports, including the notes thereto, were prepared in conformity in all respects with applicable statutory accounting practices prescribed or permitted by the applicable Governmental Entity consistently applied for the periods covered thereby and present fairly, in all respects, the statutory financial position of Parent or such Subsidiary as at the respective dates thereof and the results of operations thereof for the respective periods then ended; and (C) the Parent Regulatory Reports complied with all applicable Laws when filed, and no deficiency has been asserted with respect to any Parent Regulatory Report by any Governmental Entity.

          (f) Absence of Certain Changes. Except as disclosed in the Parent Reports filed prior to the date hereof and (other than in the case of clause (ii) below) except for actions or inactions after the date hereof as expressly contemplated by Section 6.2 below, since December 31, 2000 (i) Parent and its Subsidiaries, taken as a whole, have conducted their respective businesses only in the ordinary course, consistent with past practice, and (ii) there has not been (other than as a result of the Merger or this Agreement) any Material Adverse Effect with respect to Parent or any development or combination of developments, that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Parent.

          (g) Litigation. Except as described in the Parent Reports filed prior to the date hereof, to the extent provided as of December 31, 2000 in appropriately identified reserves or, to the extent commenced or threatened after the date hereof, relating to this Agreement and the transactions contemplated hereby, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries before any Governmental Entity, other than Actions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

          (h) Compliance with Laws. Except as set forth in the Parent Reports filed prior to the date hereof and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, each business of Parent and each of its Subsidiaries has been, and is being, conducted in compliance with all applicable Laws. Except as set forth in the Parent Reports filed prior to the date hereof and for regulatory examinations or reviews conducted in the ordinary course and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened.

          (i) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except that Parent has employed Goldman, Sachs & Co. as its financial advisor pursuant to a written agreement.

          (j) Pooling of Interests. As of the date hereof, Parent, based on the advice of its independent accountants, does not believe any conditions exist, other than any conditions relating to the Company, that would preclude Parent from accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

          (k) Tax Status. Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To the Knowledge of Parent after due investigation, there are no facts or circumstances relating to Parent or any Parent Affiliate, including any covenants or undertakings of Parent pursuant to this Agreement, that would prevent Wachtell, Lipton, Rosen & Katz from delivering the opinion referred to in Section 7.2(c) as of the date hereof.

          (1) Merger Sub's Operations. Merger Sub is a direct wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (i) engaged in any business activities, (ii) conducted any operations other than in connection with the transactions contemplated hereby, or (iii) incurred any liabilities other than in connection with the transactions contemplated hereby. Parent, as Merger Sub's sole stockholder, has approved Merger Sub's execution of this Agreement.

                                   ARTICLE VI

                                   COVENANTS

     6.1 Company Interim Operations. The Company covenants and agrees as to itself and each of its Subsidiaries that, from and after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise (i) expressly contemplated by any other section of this Agreement, (ii) required by applicable Law (it being understood that, insofar as less than 100% of the equity of a Subsidiary of the Company is owned, directly or indirectly, by the Company, nothing in this Section 6.1 shall be deemed to require any such Subsidiary to take any action, or fail to take any action, which action or failure would result in a violation of fiduciary duty under applicable Law) or (iii) set forth in Section 6.1 of the Company Disclosure Letter):

          (a) it and its Subsidiaries shall conduct their businesses in the ordinary course, consistent with past practice, and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its respective commercially reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with material customers, suppliers, reinsurers, distributors, agents, regulators, creditors, rating agencies, lessors, employees and business associates; provided, that the Company and its Subsidiaries may take any action or omit to take any action, to the fullest extent permitted by any proviso or exception contained in this Section 6.1 (whether or not such action or omission would be considered taken in the ordinary course, consistent with past practice);

          (b) neither it nor its Subsidiaries shall (i) amend its articles of incorporation or bylaws or comparable governing instruments; (ii) split, combine or reclassify its outstanding shares; (iii) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than (A) dividends from its direct or indirect wholly owned Subsidiaries; (B) dividends by a Subsidiary that is partially owned by the Company or any of its Subsidiaries, in the ordinary course, consistent with past practice; provided, that the Company or any such Subsidiary receives or is to receive its proportionate share thereof; and
     (C) regular quarterly cash dividends on Common Shares in amounts to the extent disclosed in Section 6.1 of the Company Disclosure Letter, and with record and payment dates consistent with past practice; or (iv) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

          (c) neither it nor its Subsidiaries shall (i) except for issuances, sales or dispositions of capital stock of Subsidiaries to the Company or a wholly owned Subsidiary of the Company, issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights or agreements of any kind to acquire, or the value of which is determined in reference to, any shares of its capital stock of any class or any Company Voting Debt (other than (1) Common Shares issued pursuant to the existing terms as of the date hereof of the Company deferred compensation plans described in Section 5.2(b) of the Company Disclosure Letter and the deferral elections thereunder as in effect as of the date hereof or issued pursuant to Company Options or as results from the vesting of Company Restricted Shares, in each case outstanding on the date hereof and previously disclosed in writing to Parent, (2) subject to prior consultation with Parent, issuances of options to acquire Common Shares or grants of Company Restricted Shares (other than Performance Based Restricted Stock Awards that contain Performance Awards) pursuant to the terms of the Company Stock Plans in the ordinary course, consistent with past practice, to newly hired key employees in an amount not to exceed 50,000 Common Shares per person or 500,000 Common Shares in the aggregate (provided, that options or Company Restricted Shares issued pursuant to this clause (2) shall be pursuant to grants that are fully consistent with treatment of the Merger as a pooling of interests), and (3) the issuance of additional options to acquire Common Shares pursuant to the "reload provisions" of those Company Options outstanding as of the date hereof which contain such provisions as of the date hereof, such issuances in all cases to be in accordance with their present terms (provided, that options issued pursuant to this clause (3) shall be pursuant to grants that are fully consistent with treatment of the Merger as a pooling of interests);
     (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other properties or assets (including capital stock of any of its Subsidiaries) that are, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole; (iii) incur any indebtedness in excess of $100,000,000 in the aggregate or having a maturity of one year or greater from the date of issuance except (A) for incurrences of short term indebtedness to refinance outstanding indebtedness which outstanding indebtedness has a maturity date within twelve months of such refinancing, (B) for incurrences of corporate indebtedness in an amount not to exceed $250,000,000 in the aggregate with maturities of up to five years from the date of issuance (provided that, in consultation with Parent, the Company will seek to issue such indebtedness with maturities as short as is commercially reasonable under then-current market conditions, but in any event in excess of one year),
     (C) for issuances of commercial paper or bank indebtedness with maturities of not more than one year from the date of issuance to finance payments due to Prudential pursuant to the Tri-Party Agreement (provided, that indebtedness with maturities of not less than one year nor more than five years may be issued in lieu of such commercial paper or bank indebtedness in an amount not to exceed 50% of the payments to Prudential referred to in this clause (C), provided, further, that, in consultation with Parent, the Company will seek to issue the indebtedness referred to in the first proviso to this clause (C) with maturities as short as is commercially reasonable under then-current market conditions, but in any event in excess of one year) and (D) for incurrences of indebtedness in the ordinary course, consistent with past practice, to support the Company's and its Subsidiaries' consumer finance business (provided, that after giving effect to any such incurrence, (x) the consumer finance division maintains a debt to tangible net worth ratio of no greater than 7.5 to 1, and (y) floating rate indebtedness represents no less than 35%, and no more than 40%, of total indebtedness related to the consumer finance division), provided, that no new issuance under clauses (A) through (D) shall contain any covenant that would require the Company or any Subsidiary to make periodic reports in addition to those required under applicable Law; (iv) modify the terms of any indebtedness in any respect that would impose additional material obligations or costs on the Company or any of its Subsidiaries;
     (v) other than as permitted by Section 6.1(c)(vi), make or authorize or commit for any capital expenditures other than in amounts less than $100,000,000 in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other Person (other than investments
     (q) in the ordinary course of its insurance, annuity, asset management or investment businesses consistent with past practice, (r) in customer accounts held in the ordinary course consistent with past practice, or (s) in any general account or otherwise in the ordinary course consistent with past practice to offset insurance liabilities) in excess of $50,000,000 in the aggregate; provided, however, that no such acquisition or investment shall (x) meaningfully and adversely impair its ability to consummate, or meaningfully delay the consummation of, the transactions contemplated by this Agreement, or (y) be reasonably likely to cause a material rating held by the Company to be modified, qualified, lowered or placed under surveillance for a possible downgrade; or (vi) make or authorize or commit for the acquisition of receivables with an aggregate purchase price in excess of $1,200,000,000 since January 1, 2001 (provided, that (A) any such acquisition with a purchase price in excess of $100,000,000 shall be subject to prior consultation with Parent, and (B) all such acquisitions shall be made consistent with the consumer finance risk management policies and strategic plan of the Company and be in the ordinary course of business consistent with past practice);

          (d) except to the extent required to maintain compliance with applicable Law, or as required by a collective bargaining agreement, neither it nor any of its Subsidiaries shall (i) terminate, establish, implement, adopt, amend, enter into, make any new, or accelerate the vesting or payment of any existing grants or awards under, amend or otherwise modify any Company Plans (including the funding arrangements in respect thereof) or contractual obligations in effect as of the date of this Agreement or as contemplated by this Agreement, (ii) except as described in Section 6.1(d) of the Company Disclosure Letter, increase the commissions, compensation or benefits payable or accrued or that could become payable by the Company or any of its Subsidiaries or accrue to or in respect of any employee, director or consultant who is an individual (a "CONSULTANT" (except a consultant who is not a former employee and is an outside legal or other professional advisor (an "ADVISOR")), other than increases in commissions, base salary or wages granted to Advisors or employees (other than the 41 employees listed in Section 5.2(h)(viii) of the Company Disclosure Letter) in the ordinary course, consistent with past practice, (iii) waive any debts due to the Company from any officer or director of the Company, (iv) otherwise take any action that would reasonably be expected to materially increase any funding liability with respect to any Company Plan, or (v) take, or permit to be taken, any action described on Section 6.1(d)(v) of the Company Disclosure Letter or exercise any discretion or authority under the terms of any Company Plan or contractual obligation in any manner that would result in an acceleration, increase or modification of the rights of or payments or benefits to any employee, director or Consultant; notwithstanding the foregoing provisions of this Section 6.1(d), the Company shall be permitted but only to the extent consistent with accounting for the Merger as a pooling of interests, to (1) after prior consultation with Parent, make amendments to the Company Plans that will not result in a material increase in the aggregate annual costs to the Company and/or any Subsidiary in respect of such Company Plans, (2) grant options or Company Restricted Shares to any current directors, officers or employees to the extent permitted by clauses
     (c)(i)(2) and (c)(i)(3) above, (3) accelerate the vesting and payment of the Company Stock Options and the Company Restricted Shares outstanding on the date hereof and previously disclosed in writing to Parent to the extent required under their terms in effect as of the date hereof, including the vesting and payment in Common Shares of Performance Awards contained in Performance Based Restricted Stock Awards at the maximum performance level to the extent so required, the vesting and payment in Common Shares of the restricted share units and the conversion of each such Common Share into the Merger Consideration pursuant to Section 6.19 hereof, and any vesting and payment in Common Shares which is incident to a termination of employment prior to the Effective Time, (4) amend the Benefit Trust Agreement made as of February 8, 2001 between the Company and The Chase Manhattan Bank and any other necessary amendments in accordance with
     Section 6.19(1) hereof, (5) make payments of cash and other benefits (other than equity-based benefits) incident to terminations of employment in the ordinary course, consistent with past practice, prior to the Effective Time (other than to any of the 41 employees listed in Section 5.2(h)(viii) of the Company Disclosure Letter) in such amounts as the Company shall deem necessary or appropriate (so long as the cost of the benefits payable do not exceed the costs of the benefits that would be payable to the employee in question under the terms of the 2001 American General Corporation Job Security Plan, effective April 12, 2001 (the "JOB SECURITY PLAN") were it applicable to such termination), or, in the ordinary course, consistent with past practice, enter into appropriate agreements with terminating employees (other than any employees or former employees provided severance or termination payments as permitted under the preceding portion of this clause (5)) to provide for continued services (at a rate of compensation not in excess of that currently payable to such employee) as a consultant, and (6) terminate the Company Employee Stock Purchase Plan in accordance with Section 6.19(m) hereof;

          (e) neither it nor any of its Subsidiaries shall (i) except to the extent provided in appropriately identified reserves set forth in Company Reports filed prior to the date hereof, settle or compromise any claims or litigation in a manner material to the Company and its Subsidiaries taken as a whole; or (ii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), which, in the case of clause (ii) would, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole, other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course, as required by contract or applicable Law, or to the extent provided for in appropriately identified reserves set forth in Company Reports filed prior to the date hereof;

          (f) neither it nor any of its Subsidiaries shall (i) modify in any material respect, amend in any material respect or terminate any of its Material Contracts or (ii) waive, release or assign any rights or claims, other than (in the case of both clauses (i) and (ii)) such modifications, amendments, terminations, waivers, releases or assignments as are in the ordinary course, consistent with past practice and which, individually or in the aggregate, are not material to the Company and its Subsidiaries taken as a whole;

          (g) neither it nor any of its Subsidiaries shall make any material Tax election (other than in the ordinary course, consistent with past practice, or unless required by applicable Law), enter into any settlement or compromise of any Tax liability which, individually or in the aggregate, is material to the Company and its Subsidiaries taken as a whole, or permit any insurance or reinsurance policy naming it as a beneficiary or loss-payable payee, which, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole, to be canceled or terminated except in the ordinary course, consistent with past practice, except to the extent provided for in reserves;

          (h) neither it nor any of its Subsidiaries shall file any amended Tax Returns if the result of such amendment would increase the Company's Tax liability in a manner material to the Company and its Subsidiaries taken as a whole, except to the extent provided for in reserves or otherwise required by applicable Law;

          (i) except as required by applicable Law, neither it nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any respect the ability of the Company or any Subsidiary or affiliate (or, giving effect to the Merger, Parent or any Subsidiary or affiliate) to (i) sell any products or services to any other Person, (ii) engage in any line of business, or (iii) compete with any Person (other than, in the case of clauses (i), (ii) and (iii), any such provisions entered into by the Company or any Subsidiary of the Company in the ordinary course, consistent with past practice, that are not material and adverse to the Company and its Subsidiaries, taken as a whole, and that expressly provide that such provisions will not apply to Parent or any Subsidiary of Parent as a result of the completion of the Merger (other than the Company and the applicable Subsidiary or Subsidiaries of the Company that become Subsidiaries of Parent as a result of the completion of the Merger);

          (j) except as required by applicable Law, neither it nor any of its Subsidiaries shall in any material respect change or fail to comply with investment, risk management, consumer credit and other policies of the Company as in effect as of the date hereof;

          (k) neither it nor any of its Subsidiaries shall implement or adopt any change in its accounting principles other than as may be required by U.S. GAAP or regulatory guidelines;

          (l) neither it nor any of its Subsidiaries shall, with the prior approval or Knowledge of any of the individuals listed in Section 5.2(a)(i) of the Company Disclosure Letter take, or fail to take, any action that would cause any representation or warranty of the Company herein to become untrue;

          (m) neither it nor any of its Subsidiaries shall take any corporate action for its winding up, dissolution or reorganization or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of all or any of its assets or revenues which are material to the Company and its Subsidiaries, taken as a whole; and

          (n) neither it nor any of its Subsidiaries shall authorize, announce an intention to implement, or enter into an agreement to do any of the foregoing.

     6.2 Parent Interim Operations. Parent covenants and agrees as to itself and each of its Subsidiaries that, from and after the date hereof and prior to the Effective Time (unless the Company shall otherwise approve in writing and except as otherwise (i) expressly contemplated by any other section of this Agreement, (ii) required by applicable Law (it being understood that, insofar as less than 100% of the equity of a Subsidiary of Parent is owned, directly or indirectly, by Parent, nothing in this Section 6.2 shall be deemed to require any such Subsidiary to take any action, or fail to take any action, which action or failure would result in a violation of fiduciary duty under applicable Law), or (iii) set forth in Section 6.2 of the Parent Disclosure Letter):

          (a) except as would not reasonably be expected to delay or impede the consummation of the Merger in any meaningful respect, it and its Subsidiaries, taken as a whole, shall conduct their businesses in the ordinary course and, to the extent consistent therewith, each of Parent and its Subsidiaries shall use its respective commercially reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with material customers, suppliers, reinsurers, distributors, agents, regulators, creditors, rating agencies, lessors, employees and business associates; provided, that Parent and its Subsidiaries may take any action, or omit to take any action, to the fullest extent permitted by any proviso or exception contained in this
     Section 6.2 (whether or not such action or omission would be considered taken in the ordinary course, consistent with past practice); provided further that, subject to Section 6.7, Parent may coordinate the record and payment date of any regular quarterly dividend so that holders of Common Shares do not receive dividends on both Common Shares and Parent Common Stock received in the Merger in respect of any calendar quarter, provided that any such coordination does not result in the holders of Common Shares receiving a dividend on neither the Common Shares nor the Parent Common Stock received in the Merger in respect of any calendar quarter;

          (b) it and its Subsidiaries shall not (i) amend its certificate of incorporation in a manner that would adversely affect the economic benefits of the Merger to the Company's shareholders or (ii) split, combine or reclassify its issued or authorized share capital unless appropriate adjustment is made to the Exchange Ratio;

          (c) neither it nor any of its Subsidiaries shall enter into any agreement or otherwise commence or publicly announce any transaction to sell, transfer, dispose of or acquire any assets, capital stock or business of another Person or business unless such transaction would not reasonably be expected to delay or impede the consummation of the Merger in any meaningful respect;

          (d) neither it nor any of its Subsidiaries shall with the prior approval or Knowledge of any of the individuals listed in Section 5.3(a)(i) of the Parent Disclosure Letter take, or fail to take, any action that would cause any representation or warranty of Parent herein to become untrue;

          (e) neither it nor any of its Subsidiaries shall take any corporate action for its winding up, dissolution or reorganization or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of all or any of its assets or revenues which are material to Parent and its Subsidiaries, taken as a whole; and

          (f) neither it nor any of its Subsidiaries shall authorize, announce an intention to implement, or enter into an agreement to do any of the foregoing.

     6.3 Acquisition Proposals.

     (a) The Company agrees that, except as expressly contemplated by this Agreement, it and each of its Subsidiaries will not, and it shall direct and use its commercially reasonable best efforts to cause its and its Subsidiaries' officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, agents or other representatives (collectively, "REPRESENTATIVES") not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or any purchase (pursuant to a new issuance, tender offer, takeover bid or otherwise) of, or offer to purchase, 20% or more of the voting securities of the Company, or any business that constitutes 20% or more of the Company's consolidated net revenues, net income or shareholders' equity (as reflected on the financial statements included in the Company Form 10-K) (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). The Company further agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its commercially reasonable best efforts to cause its and its Subsidiaries Representatives not to, directly or indirectly, have any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal, engage in any negotiations concerning an Acquisition Proposal, otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or enter into any agreement with respect to any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its board of directors from (i) making any disclosure to its shareholders if, in the good faith judgment of its board of directors, failure so to disclose would be inconsistent with its obligations under applicable Law or the listing rules of the NYSE; provided, however, that it shall use commercially reasonable best efforts to notify Parent of such obligation and the substance of the planned disclosure as promptly as practicable (and in any event prior to making any such disclosure); (ii) prior to the Company Shareholder Meeting discussing or negotiating with or furnishing information to any Person who has made a bona fide unsolicited written Acquisition Proposal which did not, directly or indirectly, result from or follow a breach by the Company of this Section 6.3(a); provided, that no information shall be furnished to any Person unless such Person shall have entered into a confidentiality agreement with the Company, containing terms and conditions of substantially the same effect as those of the Confidentiality Agreement; or (iii) recommending (but only at a time that is after the fifth Business Day following Parent's receipt of written notice advising Parent that the Company's board of directors is prepared to recommend a Superior Proposal) such an Acquisition Proposal to its shareholders, if and only to the extent that, in the case of actions referred to in clause (ii) or clause (iii), such Acquisition Proposal is or, in the case of clause (ii) would reasonably be expected to result in, a Superior Proposal and the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that failure to do so (and, in the case of clause (ii), failure to continue to do so) would be inconsistent with their fiduciary duties under applicable Law. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any Acquisition Proposal by a third party (x) that would, if consummated, be more favorable than the Merger to the Company's shareholders, in the good faith judgment the Company's board of directors, after consultation with its financial advisors, and (y) which the board of directors of the Company determines in its good faith judgment to constitute a transaction that is reasonably capable of being consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations by it or its Representatives with any Person other than Parent conducted heretofore with respect to any Acquisition Proposal. The Company also agrees that it will (q) if it has not already done so, promptly request each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date hereof in connection with its consideration of any potential Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries; (r) promptly notify all Persons with whom it has a continuing standstill or similar agreement pursuant to which any third party is authorized to make any Acquisition Proposal that it is withdrawing any such authorization; and (s) take all commercially reasonable actions necessary to enforce the provisions of any such continuing confidentiality, standstill or similar agreement.

     (b) The Company agrees that it will take the necessary steps promptly to inform its Subsidiaries and its Subsidiaries' Representatives of the obligations undertaken in this Section 6.3. The Company agrees that it will notify Parent promptly (and in any event within 24 hours) if any inquiries, proposals or offers relating to or constituting an Acquisition Proposal are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its or its Subsidiaries' Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers, and thereafter shall keep Parent fully informed, on a prompt basis (and in any event within one Business Day), of the status and material terms of any such inquiries, proposals or offers. All information provided to Parent under this
Section 6.3(b) shall be kept confidential by the receiving party in accordance with the terms of the Confidentiality Agreement.

     (c) Nothing contained in this Section 6.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making disclosure of the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Form S-4 or the Company Proxy Statement, to the extent disclosure of such facts, identity or terms is advisable under applicable Law (and the disclosure of such facts, by itself, shall not be deemed a withdrawal or adverse modification of its approval or recommendation to shareholders of the Merger).

     6.4 Registration Statement; Information Supplied.

     (a) Each of Parent and the Company shall cooperate and reasonably promptly prepare and Parent shall file with the SEC as soon as practicable after the date hereof a Registration Statement on Form S-4 (the "FORM S-4") under the Securities Act, with respect to the issuance of the shares of Parent Common Stock in the Merger a portion of which Form S-4 shall also serve as the proxy statement of the Company (the "COMPANY PROXY STATEMENT"). The parties will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of Parent and the Company shall use its respective commercially reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as reasonably practicable after such filing. Parent shall use its commercially reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. No filing of, or amendment or supplement to, the Form S-4 or the Company Proxy Statement will be made by Parent or the Company without providing the other with a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Company Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     (b) Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Form S-4, including, without limitation the Company Proxy Statement, or any amendment or supplement thereto will at the time the Form S-4 becomes effective under the Securities Act, at the date of mailing of the Company Proxy Statement to shareholders and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any information relating to the Company or Parent should be discovered by the Company or Parent which should be set forth in an amendment to the Form S-4 or a supplement to the Company Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company's shareholders.

     (c) The Company will use commercially reasonable best efforts to cause the Company Proxy Statement to be mailed to its shareholders as promptly as reasonably practicable after the date hereof.

     6.5 Shareholder Meeting.

     (a) The Company will take all action reasonably necessary to convene a meeting of the Company's shareholders to consider and vote upon the approval of this Agreement (the "COMPANY SHAREHOLDER MEETING") as promptly as reasonably practicable (subject to applicable Law and to Section 6.5(b)) after the Form S-4 has been declared effective by the SEC.

     (b) Subject to the requirements of applicable Law and the terms of this Agreement (including the next sentence and the provisions of Section 6.3), the board of directors of the Company shall recommend to its shareholders the approval of this Agreement and shall use commercially reasonable best efforts to solicit such approval. The board of directors of the Company shall be permitted to (i) not recommend to its shareholders that they approve this Agreement or
(ii) withdraw or modify in a manner adverse to Parent its recommendation to its shareholders that they approve this Agreement and, in either such event, not solicit votes in favor of such approval, if the Company's board of directors determines in good faith, after consultation with outside counsel, that to do otherwise would be inconsistent with their fiduciary duties under applicable Law (a "CHANGE IN RECOMMENDATION"). Notwithstanding any such Change in Recommendation, Parent shall have the option, exercisable within six Business Days of notice of such Change in Recommendation, to cause the board of directors of the Company to adopt a resolution directing that this Agreement be submitted without recommendation to the shareholders of the Company at the shareholder meeting for the purpose of approving this Agreement and, in connection with such submission, communicate the basis for its determination that this Agreement be submitted to its shareholders. If Parent exercises its option under the preceding sentence to have this Agreement submitted to the shareholders of the Company, Parent shall no longer be entitled to terminate this Agreement under
Section 8.4(i) below. If Parent fails to exercise its option to require the Company to take the actions specified in the second preceding sentence, the Company may terminate this Agreement at any time after the expiration of the relevant six Business Day period.

     6.6 Filings; Other Actions; Notification.

     (a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, applications and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.6 shall require, or be construed to require, Parent or the Company, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell, divest, discontinue or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by Parent or the Company, as the case may be, of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restrictions in, the operations of any such assets or businesses which, in the case of either clause (i) or (ii), is reasonably likely, individually or in the aggregate, to materially and adversely impact the aggregate economic or business benefits, taken as a whole, to Parent or the Company, as applicable, of the transactions contemplated by this Agreement (any such requirement specified in clause (i) or (ii), a "BURDENSOME CONDITION"). Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other with respect to all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any material filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable.

     (b) The Company and Parent each shall, upon reasonable request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Company Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

     (c) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated hereby, including promptly furnishing the other with copies of material notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to it or to cause the non-satisfaction of any condition to the Merger.

     (d) Prior to making any material filing, notice, petition, statement, registration, submission of information or application to or with any third party and/or Governmental Entity (including any U.S. or non-U.S. securities exchange) in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any U.S. or non-U.S. national securities exchange, each party shall use commercially reasonable best efforts to consult with the other party with respect to (and, to the extent reasonably practicable, give the other party an opportunity to comment on) the content of such material filing, notice, petition, statement, registration, submission of information or application and to provide the other party with copies of the proposed filing, notice, petition, statement, registration, submission of information or application.

     (e) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of this Agreement, or the Merger or the other transactions contemplated by this Agreement or claims damages in connection therewith, the Company and Parent each agree to cooperate and use their commercially reasonable best efforts, subject to the limitations set forth in Section 6.6(a), to defend against and respond thereto.

     (f) Nothing set forth in this Section 6.6 shall be deemed to limit or affect the right of any party to take any action expressly permitted pursuant to Sections 6.1, 6.2, 6.3 or 6.5(b) hereof.

     6.7 Pooling. From and after the date hereof and until the Effective Time, and notwithstanding anything to the contrary in this Article VI, except as and to the extent required by applicable Law, none of Parent, Merger Sub, the Company or any of their respective Subsidiaries or other affiliates over which they exercise control shall knowingly take any action, or knowingly fail to take any action, that would reasonably be expected to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes. Each party hereto shall use commercially reasonable best efforts and shall cooperate to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling-of-interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC.

     6.8 Access. Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company agrees that it shall (and shall, only to the extent appropriate in the case of Subsidiaries that are not wholly owned, cause its Subsidiaries to) afford Parent's officers, directors or Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its and its Subsidiaries' properties, books, contracts and records and, during such period, shall (and shall, only to the extent appropriate in the case of Subsidiaries that are not wholly owned, cause its Subsidiaries to) furnish reasonably promptly to the Parent all information concerning its and its Subsidiaries' business, properties and personnel as may reasonably be requested; provided, that no investigation pursuant to this Section 6.8 shall affect or be deemed to modify any representation or warranty made by the Company hereunder; and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 6.8 shall be directed to a senior executive officer of the Company or such Person as may be designated by such officers. All such information shall be governed by the terms of the Confidentiality Agreement, including all such information disclosed in the Company Disclosure Letter.

     6.9 Affiliates. Not later than the fifteenth day prior to the mailing of the Company Proxy Statement, (i) the Company shall deliver to Parent a list of names and addresses of those Persons who are or are expected to be, to the Knowledge of the Company, as of the time of the Company Shareholder Meeting, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting, and (ii) Parent shall deliver to the Company a list of names and addresses of those Persons who are or are expected to be, to the Knowledge of Parent, as of the time of the Company Shareholder Meeting, "affiliates" of Parent for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting. There shall be added to such respective lists the names and addresses of any other Person subsequently identified by the Company or Parent as a Person who may be deemed to be such an affiliate; provided, however, that no such Person identified by the Company or Parent shall remain on such list of affiliates if Parent shall receive from the Company, or the Company shall receive from Parent, as the case may be, on or before the date of the Company Shareholder Meeting an opinion of counsel reasonably satisfactory to Parent or the Company, as the case may be, to the effect that such Person is not such an affiliate. Each of the

Company and Parent shall exercise its commercially reasonable best efforts to deliver or cause to be delivered to Parent or the Company, as the case may be, prior to the date of the Company Shareholder Meeting from each such affiliate identified in the list delivered pursuant to the first sentence of this Section
6.9 (as the same may be supplemented as aforesaid) a letter dated as of the Company Shareholder Meeting substantially in the form attached as Exhibit A with respect to affiliates of the Company and substantially in the form of Exhibit B with respect to affiliates of Parent. Parent shall not be required to maintain the effectiveness of the Form S-4 or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock received in the Merger by such affiliates of the Company and shares of Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 6.9. Parent shall use commercially reasonable best efforts to have combined sales and net income figures covering at least 30 days of post-Merger combined operations as contemplated by, and in accordance with, the terms of SEC Accounting Series Release 135, included in its first public earnings release relating to the first fiscal quarter or fiscal year end, as the case may be, following the Effective Time in which there are at least 30 days of post-Merger combined operations.

     6.10 Listing Application. Parent shall promptly prepare and submit to the NYSE a listing application in respect of the shares of Parent Common Stock issuable in the Merger or, as necessary, upon exercise of Adjusted Options, and shall use its commercially reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock from the NYSE, subject to official notice of issuance. The Surviving Corporation shall use its commercially reasonable best efforts to cause the Common Shares to be de-listed from the NYSE, and any other stock exchange on which such shares are listed immediately prior to the Effective Time and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     6.11 Publicity. The initial press release concerning the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and shall provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable best efforts to agree upon, and shall not issue, any such press release or make any such public announcement prior to such consultation, except as either party may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any securities exchange.

     6.12 Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV out of assets held by the Company prior to the Merger. Parent and its affiliates (other than the Company and its Subsidiaries) will not provide, directly or indirectly, any funding for the payment of such amounts. Except as otherwise provided in Section 6.22, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that filing fees and other expenses incurred in connection with filing, printing, mailing and distributing the Form S-4, the Company Proxy Statement and related documents shall be shared equally by Parent and the Company.

     6.13 Indemnification; Directors' and Officers' Insurance.

     (a) Parent, the Surviving Corporation and the Subsidiaries of the Surviving Corporation, jointly and severally, shall indemnify, defend and hold harmless (and Parent shall take no action to prevent the Surviving Corporation and its Subsidiaries from so indemnifying, defending and holding harmless) the present and former directors and officers of the Company and its Subsidiaries (each, and each of the parties entitled to indemnity pursuant to the next sentence, an "INDEMNIFIED PARTY") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative ("CLAIM"), arising out of actions or omissions by them in their capacities as employees, agents, officers or directors of the Company or one of its

Subsidiaries, or taken by them at the request of the Company or one of its Subsidiaries, occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Parent, the Company or the relevant Subsidiary is permitted to indemnify any of such Persons under the Laws of its jurisdiction of incorporation, and its articles of incorporation and bylaws (or comparable organizational documents) as in effect on the date hereof (and Parent, the Surviving Corporation or the relevant Subsidiary shall also advance expenses as incurred to the fullest extent permitted under applicable Law). In addition, Parent, the Surviving Corporation and the Subsidiaries of the Surviving Corporation, jointly and severally, shall indemnify, defend and hold harmless the members of the Selected Committee (as defined in Section 6.1(d) of the Company Disclosure Letter) listed on Section 6.13 of the Company Disclosure Letter with respect to all Costs incurred by any of them in connection with any Claims arising out of actions or omissions by the members of such committee in their capacities as members thereof occurring after the Effective Time, to the fullest extent permitted under applicable Law (and Parent, the Surviving Corporation or the relevant Subsidiary shall also advance expenses as incurred in connection with such Claims to the fullest extent permitted under applicable
Law). Without limiting the foregoing, Parent and the Surviving Corporation shall honor all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of current or former employees, agents, directors or officers of the Company and its Subsidiaries as provided in their respective organizational documents and indemnification agreements or arrangements heretofore entered into by the Company or any of its Subsidiaries in accordance with their terms. From and after the Effective Time, Parent shall cause employees, agents, directors or officers of the Company or its Subsidiaries who become employees, agents, directors or officers of Parent or its Subsidiaries to be entitled to the same indemnity and exculpation rights and protections as are afforded to similarly situated employees, agents, directors and officers of Parent or its Subsidiaries, it being understood that executive officers and directors of the Company shall be deemed similarly situated to executive officers and directors of Parent.

     (b) For a period of six years from the Effective Time, Parent shall cause the Surviving Corporation to provide that portion of directors' and officers' liability insurance with a reputable unaffiliated third-party insurer with respect to claims against such Indemnified Parties arising from facts, events, acts or omissions that occurred at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company and its Subsidiaries; provided, however, that in no event shall the Surviving Corporation be required to expend more than two hundred percent (200%) of the amount expended by the Company and its Subsidiaries (the "INSURANCE AMOUNT") to maintain or procure such directors' and officers' liability insurance coverage immediately prior to the Effective Time (provided, that, except as set forth in Section 6.1 of the Company Disclosure Letter, such coverage immediately prior to the Effective Time shall be for the same coverage and amounts as in effect on the date of this Agreement); provided, further, that if the Surviving Corporation is unable to maintain or obtain the insurance called for by this Section 6.13(b), the Surviving Corporation shall obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company or any Subsidiary may be required to make application and provide reasonable and customary representations and warranties to the relevant insurance carriers for the purpose of obtaining such insurance; provided, further, that any substitution or replacement of existing policies shall not result in any gaps or lapses in coverage with respect to facts, events, acts or omissions occurring at or prior to the Effective Time.

     (c) Any Indemnified Party wishing to claim indemnification under Section 6.13(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Surviving Corporation thereof; provided that the failure so to notify shall not affect the obligations of Parent, the Surviving Corporation and the Subsidiaries of the Surviving Corporation under Section 6.13(a) unless and to the extent such failure materially increases their liability under such subsection.

     (d) It is expressly agreed that the Indemnified Parties to whom this
Section 6.13 applies shall be third-party beneficiaries of this Section 6.13. The provisions of this Section 6.13(i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise.

     (e) In the event that either of the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (whether by sale, merger, operation of law or otherwise), then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation or Parent, as applicable, will assume the obligations thereof set forth in this
Section 6.13.

     (f) Parent shall cause the Surviving Corporation and its Subsidiaries or any successor or assign thereto to comply with their respective obligations under this Section 6.13.

     6.14 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall, to the fullest extent consistent with its fiduciary obligations under applicable Law, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     6.15 Board of Directors of Parent. As promptly as practicable following the Effective Time, Robert M. Devlin shall be elected as a director and Vice Chairman of Parent.

     6.16 Accountants' Letters. Each of the Company and Parent shall use commercially reasonable best efforts to cause to be delivered to the other party, a letter from their respective independent auditors, dated (i) the date on which the Form S-4 shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

     6.17 Integration Committee. Parent recognizes that the Company has a talented group of officers and employees that will be important to the future growth of the combined companies. In recognition of the foregoing, promptly after the date hereof, the parties will establish an integration committee composed of senior executive officers of both Parent and the Company, as mutually selected by Parent's and the Company's Chief Executive Officers, which will have direct access to Parent's Chief Executive Officer or his designee or designees principally responsible for integration matters relating to the Merger and will be responsible for proposing alternatives and recommendations regarding the matters and issues arising in connection with the integration of the two companies and their respective businesses, assets and organizations.

     6.18 Tax-Free Merger. Each of Parent and the Company will use its commercially reasonable best efforts, and each agrees to cooperate with the other and provide the other with such documentation, information and materials as may be reasonably necessary, proper or advisable to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 7.2(c) and 7.3(b). Neither Parent nor the Company will take or fail to take (and, following the Merger, Parent will cause the Surviving Corporation to not take or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of
Section 368(a) of the Code.

     6.19 Employee Benefits.

     (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase Common Shares granted to employees or directors of the Company or any of its Subsidiaries under the Company's 1999 Stock and Incentive Plan, the Company's 1997 Stock and Incentive Plan, the Company's 1984 Stock and Incentive Plan as restated February 8, 1994, the Western National Corporation 1993 Stock and Incentive Plan, the US LIFE Corporation 1981

Stock Option Plan, the US LIFE Corporation 1991 Stock Option Plan or the US LIFE Corporation Non-Employee Directors' Stock Option Plan (collectively, the "COMPANY STOCK PLANS") that is outstanding immediately prior to the Effective Time (collectively, the "COMPANY OPTIONS") shall be converted into an option (an "ADJUSTED OPTION") to purchase the greatest number of whole shares of Parent Common Stock that is equal to the number of Common Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded to the nearest whole penny) equal to the exercise price for each such Common Share subject to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, and all references in each such Company Option to the Company (other than any references relating to a "change in control" of the Company) shall be deemed to refer to Parent, where appropriate; provided, however, that (x) the adjustments provided herein with respect to any Company Options which qualify as "incentive stock options" (as defined in Section 422 of the Code) or which are described in Section 423 of the Code, shall be effected in a manner consistent with the requirements of Section 424(a) of the Code and
(y) the exercise price per share of Parent Common Stock covered by an Adjusted Option shall not be less than the par value of such share. Except with respect to options granted after the date hereof, which shall not become exercisable as of the Effective Time, Parent and the Company acknowledge that each Company Option shall be fully vested and exercisable immediately prior to the Effective Time, in each case in accordance with its terms in effect as of the date hereof (except that, in the case of each Company Option which is granted in accordance with the terms in effect as of the date hereof of a "reload" feature of a Company Option outstanding as of the date hereof, such vesting and exercisability shall be in accordance with the terms on the date of grant of such "reload" Company Option).

     (b) As of the Effective Time, each restricted Common Share, restricted share unit and Common Share that is represented by the Performance Award portion of a "PERFORMANCE BASED RESTRICTED STOCK AWARD" granted to any employee or director of the Company or any of its Subsidiaries under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the "COMPANY RESTRICTED SHARES") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive the Merger Consideration in accordance with Section 4.1 of this Agreement; provided, however, that, prior to such conversion and subject to any necessary consents from the holders of Company Restricted Shares upon the lapsing of restrictions with respect to the Company Restricted Shares, the Company shall be entitled to deduct and withhold from the Company Restricted Shares such amounts as it is required to deduct and withhold with respect to the lapsing of such restrictions under the Code, or any applicable provision of state, local or non-U.S. Tax Law. As of the Effective Time, each incentive award granted to a non-employee director of the Company under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the "INCENTIVE AWARD UNITS") shall, by virtue of the Merger and without any action on the part of the holder thereof, be deemed to be invested in the Merger Consideration in accordance with Section 4.1 above until the termination of such director's service on the board of directors of the Company and, thereafter, shall be deemed to be invested or distributed to such director in accordance with the terms of the applicable Company Stock Plan, any payment election duly made by such director and any related grant document issued in connection with such Incentive Award Units that has been previously provided to Parent.

     (c) (i) As of the Effective Time, Parent shall assume the obligations of the Company under the Company Stock Plans, and (ii) from and after the Effective Time, the terms of each Company Option, Incentive Award Unit and the Company Stock Plan under which such Company Option or Incentive Award Unit, as the case may be, was initially granted, in each case, as in effect immediately prior to the Effective Time, shall continue to apply to the corresponding Adjusted Option or Incentive Award Unit, subject to the alterations described herein and except as specifically provided otherwise in this Section 6.19.

     (d) The Company and Parent agree that each of the Company Stock Plans shall be amended, (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including, but not limited to, the conversion of Company Options and Incentive Award Units pursuant to paragraphs
(a) and (b) above and the substitution of Parent for the Company thereunder to the extent applicable to effectuate the assumption of such plans by Parent, in particular so that Parent, from and after the Effective Time, shall have all authority and control over the Company Stock Plans, subject to Section 6.19(d) of the Company Disclosure Letter, (ii) to preclude any automatic grants of awards thereunder on or after the date hereof, other than grants of "reload options" solely in accordance with the terms of the Company Options as in effect on the date hereof, and (iii) to preclude the grant of any options (including "reload options") or other awards thereunder on or after the date hereof that provide for or permit the grant of "reload options."

     (e) Parent shall (i) take all action necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Parent Common Stock for delivery upon exercise of all Adjusted Options and (ii) issue or cause to be issued or transfer or cause to be transferred the appropriate number of shares of Parent Common Stock upon the exercise or maturation of rights existing under the Adjusted Options. No later than the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent's obligations under this Section 6.19. Parent shall use commercially reasonable best efforts to cause such registration statement to remain effective (and to maintain the current status of the prospectus required thereby) for at least as long as Adjusted Options are outstanding.

     (f) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Adjusted Options appropriate notices setting forth (i) the number of shares of Parent Common Stock subject to the Adjusted Options held by such holder, (ii) the exercise price per share of Parent Common Stock subject to the Adjusted Options, and (iii) an acknowledgement that all such Adjusted Options and all Incentive Award Units will continue to be governed by the terms and conditions governing the corresponding Company Option or Incentive Award Unit as in effect immediately prior to the Effective Time, except as provided in this Section 6.19.

     (g) Except as set forth in Section 6.19(g) of the Company Disclosure Letter, from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with the terms thereof in effect as of the date hereof or as amended after the date hereof with the prior written consent of Parent, each employment agreement, change in control severance agreement, split-dollar agreement and supplemental executive retirement agreement (including any amendments thereto listed or described in Section 6.19(g) of the Company Disclosure Letter) between the Company or any of its Subsidiaries and any present or former officer, director or employee of the Company or any of its Subsidiaries that is listed or described in Section 6.19(g) of the Company Disclosure Letter. Parent and the Company acknowledge that the consummation of the Merger shall constitute a "change in control" for all purposes of the Company Plans.

     (h) Except as otherwise expressly provided in this Section 6.19(h), during the period commencing at the Effective Time and ending on December 31, 2002, Parent shall (or shall cause the Surviving Corporation and its Subsidiaries to)
(1) continue in effect the Company Plans that are qualified retirement plans under Section 401(a) of the Code as in effect on the date hereof for the benefit of employees (other than any employees to whom a collective bargaining agreement applies) of the Company and its Subsidiaries at the Effective Time (such non-union employees being hereinafter called the "CONTINUING EMPLOYEES"), during the period of their respective employment with the Surviving Corporation or its Subsidiaries or Parent or its Subsidiaries, subject only to such amendments, if any, that may be required to be adopted to continue any such Company Plan in compliance with applicable Law; (2) provide welfare benefits (other than medical, dental and hospital benefits which are addressed in clause (3) below) to the Continuing Employees at the same economic levels and on terms and conditions that are not materially different from the terms and conditions on which such benefits are provided to such employees generally under the Company Plans immediately prior to the Effective Time; and (3) provide medical, dental and hospital benefits and other benefits (except as otherwise provided in clauses (1) and (2) hereof or elsewhere in this Agreement) to the Continuing Employees that are substantially comparable in the aggregate to those provided to such employees generally under the Company Plans immediately prior to the Effective Time. Except as otherwise provided in this Section 6.19, the immediately preceding sentence shall not require the Parent, the Surviving Corporation or any of their

Subsidiaries to continue in effect any of the Company Stock Plans or the Company Stock Purchase Plan. In no event shall the percentage of the cost of the medical benefits made available to Continuing Employees during 2001 or 2002 that any such Continuing Employee must pay for such coverage be greater than the percentage currently in effect. With respect to each of the Company's qualified and nonqualified defined contribution plans and each deferred compensation plan that permits Common Shares as a deemed investment option, Parent shall (or shall cause the Surviving Corporation to) substitute Parent Common Stock for the Common Shares as an investment option under each such Company Plan, in each case on the same terms and conditions as applied to the Common Shares under the respective Company Plans, except where changes are required to reflect the change in investment or deemed investment to the Parent Common Stock. Notwithstanding the foregoing, Parent shall only be required to continue any stock premium or discount under any deferred compensation plan in effect with respect to compensation payable in respect of services rendered or to be rendered in 2001 with respect to which the participating employees have already made their elections to defer. Regardless of whether, or the extent to which, the Surviving Corporation and its Subsidiaries continue in effect any Company Plan after the Effective Date, Parent shall cause the Surviving Corporation or its Subsidiaries, as applicable, to honor any and all obligations in respect of accrued and vested benefits under each such Company Plan, as determined in accordance with the terms of such Company Plan (including as such Company Plan may be amended in accordance with its terms and the provisions of this Agreement). Following the Effective Time, at the same time that Parent makes available to employees of Parent or its Subsidiaries generally the right to purchase shares of Parent's Common Stock under any employee stock purchase plan intended to qualify under Section 423 of the Code, Parent shall cause similar rights to be granted to Continuing Employees on the same terms and conditions as such awards are made available to employees of Parent. Without limiting the generality of the foregoing, Parent shall cause the Surviving Corporation and its Subsidiaries to maintain and honor, in accordance with the terms thereof in effect as of the date hereof or as amended by the Company after the date hereof with the prior written consent of Parent (as applied only to Continuing Employees), the Company's (i) Supplemental Executive Retirement Plan until the third anniversary of the Effective Time, (ii) Job Security Plan until the second anniversary of the Effective Time and (iii) Restoration Income Plan and the Supplemental Thrift Plan until the first anniversary of the Effective Time. Notwithstanding the foregoing, the Continuing Employees who are covered under a collective bargaining agreement shall be provided the benefits that are required by such collective bargaining agreement from time to time.

     (i) Except as set forth in Section 6.19(i) of the Company Disclosure Letter, for purposes of any Parent Plan or Plan maintained by the Surviving Corporation (collectively, the "SURVIVING PLANS"), Parent and the Surviving Corporation shall, and Parent shall cause its Subsidiaries to, recognize (or cause to be recognized) the service of a Continuing Employee with the Company and its Subsidiaries and any predecessor entities completed prior to the Effective Time (and any other service credited by the Company under corresponding Company Plans previously provided to Parent and as described in
Section 5.2(h)(vii) of the Company Disclosure Letter and additional service which, as set forth in Section 6.19(i) of the Company Disclosure Letter, the Company is obligated to credit with respect to actual service rendered after the Effective Date) for purposes of vesting, eligibility to participate in and calculation of any benefit under those Surviving Plans in which such Continuing Employee becomes a participant after the Effective Time to the extent that such service was recognized by the Company and its Subsidiaries under the corresponding Company Plan in which such Continuing Employee was a participant immediately prior to the Effective Time; provided, however, that such service shall not be credited to the extent that it would result in a duplication of benefits with respect to the same periods of service.

     (j) From and after the Effective Time, if any Continuing Employee becomes a participant in a Plan of Parent that is a medical, dental or other health plan, Parent and the Surviving Corporation shall, and Parent shall cause its Subsidiaries to, waive any pre-existing condition limitations applicable to the Continuing Employee that were covered under the Company Plan in which the Continuing Employee was a participant immediately prior to his commencement of participation in such Plan of Parent and credit any deductibles and out-of-pocket expenses that are applicable to the Continuing Employee and are incurred by the Continuing Employee and his or her beneficiaries during the portion of the calendar year prior to his or her commencement of participation in such Plan of Parent.

     (k) The provisions of this Section 6.19 shall not create in any employee or former employee of the Company or any of its Subsidiaries any rights to employment or continued employment with Parent, the Surviving Corporation or the Company or any of their respective Subsidiaries.

     (l) Prior to or within fourteen business days following execution of this Agreement, the Company shall amend the Benefit Trust Agreement made as of February 8, 2001 between the Company and The Chase Manhattan Bank and take all other actions necessary or appropriate to eliminate any requirement thereunder that any funds, assets or other property be deposited in or otherwise transferred to the trust under such Benefit Trust Agreement to fund any obligations of the Company or its Subsidiaries or for any other purpose. Following the execution of this Agreement and prior to the Effective Date, the Company shall use its reasonable best efforts to obtain a waiver of, or otherwise eliminate any requirement that it may have under, any provision of any individual agreement to fund the Benefit Trust Agreement (or any other similar grantor trust).

     (m) The Company shall take such action as is necessary to cause a new "date of exercise," within the meaning of the Company's 1998 Employee Stock Purchase Plan, as amended and restated effective as of November 2, 2000 (the "COMPANY STOCK PURCHASE PLAN"), to be established that will cause the option period under such Company Stock Purchase Plan in effect immediately prior to the Effective Date to terminate as of a date that is no later than one payroll period prior to the Effective Date; provided, that such change in the option period shall be conditioned upon the consummation of the Merger. On such new date of exercise in accordance with exercise made by the participant, the Company shall apply the funds credited as of such date under the Company Stock Purchase Plan within each participant's payroll deductions account to the purchase of whole Common Shares in accordance with the terms of the Company Stock Purchase Plan. Any amount remaining in each participant's payroll deductions account shall be refunded to the participant. Immediately prior to and effective as of the Effective Time and subject to the consummation of the Merger, the Company shall terminate the Company Stock Purchase Plan.

     6.20 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Common Shares or acquisitions of Parent Common Stock (including derivative securities with respect to Common Shares or Parent Common Stock) resulting from the transactions contemplated by Article I, Article IV or Section 6.19 of this Agreement by each individual who is subject to the reporting requirements of
Section 16(a) of the Exchange Act with respect to the Company or will be, immediately following the Effective Time, with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

     6.21 Fund Clients. Subject to applicable fiduciary duties to the Fund Clients, the Company will use commercially reasonable best efforts to cause the Fund Clients not to take action (i) that would prevent any Fund Client from qualifying as a "regulated investment company," within the meaning of Section 851 of the Code, or (ii) that would be inconsistent with any Fund Client's prospectus and other offering, advertising and marketing materials.

     6.22 Transfer Taxes. All stamp, transfer, or documentary taxes or other Taxes payable by the Surviving Corporation under this Agreement in connection with the Merger or the issuance of the Merger Consideration shall be paid by the Surviving Corporation exclusively out of assets held by the Company prior to the Merger. Parent and its affiliates will not provide, directly or indirectly, any funding for the payment of any such amounts.

     6.23 Dividend Reinvestment Plan. The Company shall take all actions necessary to terminate the Company's Dividend Reinvestment and Stock Purchase Plan as promptly as practicable following the payment by the Company of its last regular quarterly cash dividend paid prior to the Closing Date. From and after the date hereof, the Company will satisfy any of its obligations under the Company's Dividend Reinvestment and Stock Purchase Plan only with Common Shares acquired in open market purchases and not with Common Shares held in treasury.

                                  ARTICLE VII

                                   CONDITIONS

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) Shareholder Approval. The Company Requisite Vote shall have been obtained.

          (b) Exchange Listing. The shares of Parent Common Stock issuable to holders of Common Shares (including Company Restricted Shares) and Adjusted Options pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (c) Regulatory Consents. (i) The waiting periods applicable to the consummation of the Merger under (A) the HSR Act and (B) applicable insurance Laws shall have expired or been terminated, (ii) the transactions contemplated hereby shall have been approved by the OTS or the parties shall have mutually determined that no such approval is required, and (iii) other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries or affiliates, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries or affiliates from, any Governmental Entity ((i) through (iii) collectively, "GOVERNMENTAL CONSENTS"), in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby (other than Governmental Consents the failure of which to expire, to terminate or to be obtained or made is not reasonably likely to result, individually or in the aggregate, in the imposition on Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or affiliates of a criminal penalty or material civil penalties) shall have been made or obtained (as the case may be), and any related waiting period shall have expired or been terminated, and no such Governmental Consent shall impose a Burdensome Condition; provided, however, that no party that has previously agreed to accept a particular Burdensome Condition in respect of a Governmental Consent shall be permitted to assert the existence of such Burdensome Condition as a reason for the failure of the condition set forth in this Section 7.1(c) to be satisfied.

          (d) Governmental Orders or Proceedings. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "ORDER"), and there shall not be any pending proceeding by any Governmental Entity seeking to impose criminal penalties or material civil penalties in connection therewith; provided, however, that, subject to Section 6.6(a), no party which has not used its commercially reasonable best efforts to (i) prevent the entry of any such Order or (ii) defend against and reasonably promptly appeal any such Orders or penalties that may be entered shall be entitled to terminate this Agreement by reason of the non-satisfaction of this
     Section 7.1(d).

          (e) Form S-4. The Form S-4 shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued, and no proceeding for that purpose shall have been initiated or been threatened, by the SEC.

          (f) Pooling Letter. Parent shall have received a letter from its independent auditors addressed to Parent, dated as of the Closing Date, to the effect that the Merger will qualify as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

     7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

          (a) Representations and Warranties; Covenants. (i) Each of the representations and warranties contained herein of the Company shall be true and correct as of the date of this Agreement and at the Closing with the same effect as though all such representations and warranties had been made at the Closing, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in each case subject to the standard set forth in Section 5.1, (ii) the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement at or prior to the Effective Time shall, taken as a whole, have been duly performed and complied with in all material respects (disregarding for these purposes references to materiality in specific agreements and covenants); provided, that the covenants and agreements contained in Sections 6.1(b)(ii), 6.1(b)(iii), 6.1(b)(iv), and 6.1(c)(i) shall, each taken individually, have been complied with in all meaningful respects, and (iii) Parent shall have received a certificate signed by the Chief Financial Officer of the Company, dated the Closing Date, to the effect set forth in clauses (i) and
     (ii) of this Section 7.2(a).

          (b) Consents. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under those Contracts specified in Section 7.2(b) of the Company Disclosure Letter and no such consent shall impose any Burdensome Condition.

          (c) Tax Opinion. Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Parent, dated the Closing Date, substantially to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may rely upon and require such certificates of the Company and Parent as are customary for such opinions.

     7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

          (a) Representations and Warranties; Covenants. (i) Each of the representations and warranties contained herein of Parent shall be true and correct as of the date of this Agreement and at the Closing with the same effect as though all such representations and warranties had been made at the Closing, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in each case subject to the standard set forth in Section 5.1, (ii) the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement at or prior to the Closing shall, taken as a whole, have been duly performed and complied with in all material respects (disregarding for these purposes references to materiality in specific agreements and covenants); provided, that the covenants and agreements contained in Sections 6.2(b)(ii), 6.15 and 6.19, each taken individually, shall have been complied with in all meaningful respects, and (iii) the Company shall have received a certificate signed by the Chief Financial Officer of Parent, dated the Closing Date, to the effect set forth in clauses (i) and
     (ii) of this Section 7.3(a).

          (b) Tax Opinion. The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), counsel to the Company, dated the Closing Date, substantially to the effect that the Merger will be treated for United States Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom (Illinois) may rely upon and require such certificates of the Company and Parent as are customary for such opinions.

                                  ARTICLE VIII

                                  TERMINATION

     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in
Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

     8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (i) the Merger shall not have been consummated by February 28, 2002, whether such date is before or after the date of approval by the shareholders of the Company (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement primarily contributes to the failure of the Merger to be consummated by such time; provided, further, that the Termination Date may be extended not more than sixty
(60) days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of the condition set forth in
Section 7.1(c) failing to have been satisfied and the extending party reasonably believes that the relevant approvals will be obtained during such extension period; (ii) any order of any Governmental Entity permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable, whether before or after the approval by the shareholders of the Company; provided, that, the party seeking to terminate this Agreement pursuant to this Section 8.2(ii) shall have used commercially reasonable best efforts to prevent the entry of and to remove such order; or
(iii) the Company Requisite Vote shall not have been obtained at a meeting duly convened therefor, including any adjournments or postponements thereof; provided, that, the right to terminate this Agreement pursuant to Section 8.2(iii) shall not be available to the Company or Parent if it has breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the failure of the Merger to be consummated or of any condition thereof not to be satisfied; provided, further, that any termination by the Company pursuant to Section 8.2(iii) shall be subject to payment to Parent of the Company Termination Amount pursuant to Section 8.6(c), if applicable.

     8.3 Termination by Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in Section 7.1(a), by action of the board of directors of the Company:

          (i) if there shall be a breach by Parent of any representation or warranty, or any other covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.3(a) and which breach cannot be cured or has not been cured by the earlier of
     (x) 20 Business Days after the giving of written notice to Parent of such breach and (y) the Termination Date; or

          (ii) pursuant to the last sentence of Section 6.5(b).

     8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the shareholders of the Company referred to in Section 7.1(a), by action of the board of directors of Parent, if:

          (i) there shall have been a Change in Recommendation (subject to the penultimate sentence of Section 6.5(b));

          (ii) the Company or its board of directors (A) shall breach its obligations under Section 6.3 or (B) shall recommend an Acquisition Proposal to its shareholders as described in clause (iii) of the proviso to
     Section 6.3(a); or

          (iii) there shall be a breach by the Company of any representation or warranty, or any other covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.2(a) and which breach cannot be cured or has not been cured by the earlier of (x) 20 Business Days after the giving of written notice to the Company of such breach and (y) the Termination Date.

     8.5 Effect of Termination and Abandonment.

     (a) The party desiring to terminate this Agreement pursuant to Sections 8.2, 8.3 or 8.4 shall give written notice of such termination to the other party in accordance with Section 9.6, specifying the provision pursuant to which such termination is effected.

     (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, no such termination shall relieve any party hereto of any liability for damages resulting from any intentional and material breach of this Agreement or from any obligation to pay, if applicable, the amounts payable pursuant to Section 8.6 or Section 8.7.

     8.6 Company Termination Payment.

     (a) In the event that a Pre-Termination Acquisition Proposal Event with respect to the Company shall have occurred and this Agreement is terminated by Parent pursuant to Section 8.4(iii) as a result of an intentional breach by the Company of any representation, warranty, covenant or agreement, then the Company shall pay to Parent a termination payment equal to $250,000,000 (the "COMPANY TERMINATION AMOUNT"), by wire transfer of immediately available funds. Such Company Termination Amount shall be paid promptly and, in any event, within two Business Days after the date of such termination.

     (b) In the event that:

          (i) a Pre-Termination Acquisition Proposal Event with respect to the Company shall have occurred and this Agreement is terminated by Parent pursuant to Section 8.4(i) (which clause relates to a Change in Recommendation);

          (ii) this Agreement is terminated by Parent pursuant to Section 8.4(ii)(A) (which clause relates to a breach under the "no solicitation" or related obligations under Section 6.3);

          (iii) this Agreement is terminated by Parent pursuant to Section 8.4(ii)(B) by reason of the Company or the board of directors of the Company recommending an Acquisition Proposal to its shareholders pursuant to clause (iii) of the proviso to Section 6.3(a); or

          (iv) a Pre-Termination Acquisition Proposal Event with respect to the Company shall have occurred and this Agreement is terminated by the Company pursuant to Section 8.3(ii);

then, in any such event, (A) the Company shall promptly (and in any event within two Business Days) following such termination, pay Parent, by wire transfer of immediately available funds, an initial termination payment equal to three-fifths (3/5) of the Company Termination Amount, and (B) if, prior to or within nine (9) months following any such termination, (x) the Company executes and delivers an agreement with respect to an Acquisition Proposal, or (y) the board of directors of the Company recommends a third-party tender offer or exchange offer for the Common Shares, or (z) an Acquisition Proposal with respect to the Company is consummated, then, upon the occurrence of the first such event described in clause (x), (y) or (z) (a "POST-TERMINATION COMPANY ACQUISITION PROPOSAL EVENT"), the Company shall also promptly (and in any event within two Business Days after such event) pay Parent, by wire transfer of immediately available funds, an additional amount equal to two-fifths (2/5) of the Company Termination Amount.

     (c) In the event that a Pre-Termination Acquisition Proposal Event with respect to the Company shall have occurred and this Agreement is terminated by either the Company or Parent pursuant to Section 8.2(iii) (which clause relates to failure to obtain the Company Requisite Vote), then:

          (A) the Company shall promptly (and in any event within two Business
     Days) following such termination, pay Parent, by wire transfer of immediately available funds, an initial termination payment equal to

             (x) if at the time of, or at any time within 10 Business Days prior to, the Company Shareholder Meeting, there shall have been a Change in Recommendation or the board of directors of the Company shall have recommended an Acquisition Proposal to its shareholders pursuant to clause (iii) of the proviso to Section 6.3(a) (either of such actions, a "COMPANY ADVERSE ACTION"), three-fifths (3/5) of the Company
        Termination Amount, or

             (y) if such a Company Adverse Action shall not have occurred, one-third (1/3) of the Company Termination Amount, and

          (B) if, prior to or within nine (9) months following any such termination a Post-Termination Company Acquisition Proposal Event shall have occurred, the Company shall also promptly (and in any event within two Business Days after such event) pay Parent, by wire transfer of immediately available funds, an additional amount equal to the applicable remaining balance of the Company Termination Amount.

     (d) In addition to the other payments provided for in this Section 8.6, the Company also agrees upon and following any termination of this Agreement to promptly reimburse Parent for any portion of the Payment (as defined in the Tri-Party Agreement) or any other Losses (as defined in the Tri-Party Agreement), in each case, to the extent repaid to the Company by Prudential, whether such repayment is made prior to or following said termination (provided, that the amount of such reimbursement by the Company shall not in any case exceed the amount that Parent has actually paid to the Prudential Indemnified Parties (as defined in the Tri-Party Agreement) pursuant to the terms of Section 6 of the Tri-Party Agreement); provided, in the event this Agreement is terminated under circumstances in which Parent is obligated to pay to the Company the Parent Termination Amount or Partial Parent Termination Amount, then any such reimbursement obligation arising with respect to any amounts repaid by Prudential on or prior to such termination may be treated by Parent as an offset against any such payment obligation by Parent (provided that any such offset amounts shall be treated as constituting part of the Parent Termination Amount or Partial Parent Termination Amount for purposes of Section 8.7(c)).

     (e) The Company acknowledges that the agreements contained in this Section
8.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.6 and, in order to obtain any such payment, Parent commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.6, the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the Company Termination Amount from each date for payment until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus one (1) percent per annum. For the avoidance of doubt, approval by the shareholders of the Company shall not be a condition to the payment of any amount specified in this Section 8.6.

     8.7 Parent Termination Payment.

     (a) Parent shall pay to the Company a termination payment equal to $600,000,000 (the "PARENT TERMINATION AMOUNT") in the event that this Agreement is terminated pursuant to this Article VIII, unless the Agreement is terminated
(i) in circumstances where the Company is obligated to pay all or a portion of the Company Termination Amount pursuant to Section 8.6, (ii) following an intentional breach by the Company of its covenants or agreements that would result in a failure of the condition set forth in Section 7.2(a)(ii) (without giving effect to any notice or cure period, and assuming for these purposes that the date of termination is the Closing Date) and that has not been cured prior to the date of termination of this Agreement, (iii) following a breach as of the date of this Agreement by the Company of any representation or warranty contained in this Agreement that would result in a failure of the condition set forth in Section 7.2(a)(i) (without giving effect to any notice or cure period, and assuming for these purposes that the date of termination is the Closing Date) and that has not been cured prior to the date of termination of this Agreement or (iv) pursuant to Section 8.2(iii) following a Change in Recommendation or pursuant to
Section 8.4(i) (the "SHAREHOLDER APPROVAL/RECOMMENDATION EXCEPTION"), unless, in each of clauses (ii), (iii) or (iv), Parent has breached any of its representations, warranties, covenants or agreements that would result in a failure of the conditions set forth in Section 7.3(a) (without giving effect to any notice or cure period, and assuming for these purposes that the date of termination is the Closing Date) and which breach has not been cured prior to the termination of this Agreement (the "PARENT BREACH EXCEPTION"); provided, however, that in the event that the sole reason that Parent is not obligated to pay to the Company the Parent Termination Amount is as a result of the Shareholder Approval/Recommendation Exception set forth in clause (iv) above, then Parent shall be obligated to pay $350,000,000 (the "PARTIAL PARENT TERMINATION AMOUNT") to the Company in the event the Agreement is terminated pursuant to Section 8.4(i) or pursuant to Section 8.2(iii) following a Change in Recommendation, under circumstances in which the Company is not obligated to pay all or a portion of the Company Termination Amount pursuant to Section 8.6 and where there exists a Material Parent Stock Price Decline as of the initial date of the Change in Recommendation.

     "MATERIAL PARENT STOCK PRICE DECLINE" shall occur if and only if both (i) the Parent Average Interim Price is less than $64.76 and (ii) the number obtained by dividing the Parent Average Interim Price by $76.19 shall be less than the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from such quotient. "DETERMINATION DATE" shall mean the date of the Change in Recommendation. "PARENT AVERAGE INTERIM PRICE" shall mean the average of the daily average of the per share high and low sales prices of one share of Parent Common Stock as reported on the NYSE composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another mutually acceptable authoritative source) for each of the ten trading days ending on the trading day prior to the Determination Date, rounded to the nearest hundredth of a dollar. "INDEX GROUP" means the group of ten companies listed in Section 8.7(a) of the Parent Disclosure Letter, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company within the Index Group ceases to be publicly traded or any such announcement is made with respect to any such transaction, such company shall be eliminated from the Index Group, and the Index Price shall be calculated as if such company was not in the Index Group for all relevant periods. "INDEX PRICE" on a given date means the sum of the Equivalent Price for each of the companies in the Index Group. "EQUIVALENT PRICE" means the product of (A) the average of the daily average of the per share high and low sales prices of one share of common stock of the applicable company as reported on the principal exchange or quotation system on which such member is listed or quoted (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another mutually acceptable authoritative source) for each of the ten trading days ending on the trading day prior to the Starting Date or the Determination Date, as applicable, rounded to the nearest hundredth of a dollar, and (B) the Shares Purchased Factor set forth in Section 8.7(a) of the Parent Disclosure Letter for the applicable member of the Index Group. "STARTING DATE" means May 11, 2001. All share price information set forth in this paragraph shall be appropriately adjusted for any stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

     (b) The Parent Termination Amount or Partial Parent Termination Amount shall be paid, by wire transfer of immediately available funds, promptly and, in any event, within two Business Days after the date of such termination.

     (c) If the Company receives the Parent Termination Amount or Partial Parent Termination Amount pursuant to Section 8.7(a) and within 12 months following termination of this Agreement a Post-Termination Company Acquisition Proposal Event occurs, then the Company shall repay to Parent, without any interest thereon, not later than two Business Days after the date of the first consummation of any Post-Termination Company Acquisition Proposal Event occurring during such 12-month period, the Parent Termination Amount or the Partial Parent Termination Amount, as the case may be; provided that the Company shall not be obligated to make such repayment if the termination of this Agreement occurred (x) pursuant to Section 8.3(i) or (y) pursuant to Sections 8.2(i), 8.2(ii), 8.2(iii), 8.3(ii), 8.4(i) or 8.4(iii) if, and only if, in each case referred to in this clause (y), a Parent Breach Exception had occurred (and had been asserted by the Company) as of the date of termination.

     (d) Parent acknowledges that the agreements contained in this Section 8.7 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay any amount due pursuant to this
Section 8.7 and, in order to obtain any such payment, the Company commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.7, Parent shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the Parent Termination Amount or the Partial Parent Termination Amount from the date for payment until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus one (1) percent per annum. For the avoidance of doubt, it is acknowledged that approval by the stockholders of Parent shall not be a condition to the payment of any amount specified in this Section 8.7.

     8.8 Pre-Termination Acquisition Proposal Event. For purposes of Section 8.6, a "PRE-TERMINATION ACQUISITION PROPOSAL EVENT" shall be deemed to occur with respect to the Company if, at any time prior to the event giving rise to the relevant right to terminate this Agreement, (i) a bona fide Acquisition Proposal shall have been made known to the Company or any of its Subsidiaries or made directly to its shareholders generally or (ii) any Person shall have publicly announced a bona fide intention (whether or not conditional) to make an Acquisition Proposal and, in the case of clause (i) or (ii), such Acquisition Proposal or announcement of intention shall not have been irrevocably withdrawn.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

     9.1 Survival. Article IV, this Article IX and the agreements of the Company and Parent contained in Sections 6.9, 6.10, 6.12, 6.13, 6.15, 6.18, 6.19 and 6.23 shall survive the consummation of the Merger. This Article IX, the agreements of the Company and Parent contained in the last sentence of Section 6.8, Section 6.12, Section 8.5, Section 8.6, Section 8.7 and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. If the Effective Time occurs, this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     9.2 Modification or Amendment. Subject to the provisions of the applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the approval of this Agreement, there shall not be made any amendment (including, without limitation, pursuant to Section 1.4 or Section 9.12) that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders.

     9.3 Waiver. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived prior to the Effective Time by such party in whole or in part to the extent permitted by applicable Law. At any time prior to the Effective Time, a party may

(a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.2, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

     (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE, EXCEPT THAT THE PROVISIONS OF THE TBCA APPLICABLE TO THE MERGER AND THIS AGREEMENT SHALL GOVERN THE MERGER AND ARTICLES I THROUGH IV AND SECTIONS 6.3, 6.5, 9.2 AND 9.3 OF THIS AGREEMENT TO THE EXTENT MANDATORILY REQUIRED THEREBY. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

     if to Parent:

          American International Group, Inc.
          70 Pine Street
          New York, New York 10270
          Attention: General Counsel
          Facsimile: (212) 425-2175

     with a copy to:

          Edward D. Herlihy, Esq.
          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York 10019
          Facsimile: (212) 403-2000

     if to the Company:

          American General Corporation
          2929 Allen Parkway
          42nd Floor
          Houston, Texas 77019
          Attention: General Counsel
          Facsimile: (713) 831-1094

     with a copy to:

          Alan C. Myers, Esq.
          Skadden, Arps, Slate, Meagher & Flom LLP
          Four Times Square
          New York, New York 10036
          Facsimile: (212) 735-2000

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7 Entire Agreement; No Other Representations. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated April 10, 2001, between Parent and the Company (the "CONFIDENTIALITY AGREEMENT") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     9.8 No Third-Party Beneficiaries. Except for the provisions of Section 6.13, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent (including Merger Sub) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action.

     9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.11 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise stated, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns; provided, that no representation made with respect to any Company Report or Parent Report filed prior to the date hereof shall be deemed modified by the filing of any amendment thereto after the date hereof by operation of this sentence.

     9.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that, subject to Section 6.18, Parent may designate, by written notice to the Company, another wholly owned direct Subsidiary of Parent to effect the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                         AMERICAN GENERAL CORPORATION



                                         By: /s/ ROBERT M. DEVLIN
                                             -----------------------------------
                                             Name:  Robert M. Devlin
                                             Title: President and CEO

                                         WASHINGTON ACQUISITION CORPORATION



                                         By: /s/ ERNEST T. PATRIKIS
                                             -----------------------------------
                                             Name:  Ernest T. Patrikis
                                             Title: Chairman and Chief
                                                    Executive Officer

                                         AMERICAN INTERNATIONAL GROUP, INC.



                                         By: /s/ ERNEST T. PATRIKIS
                                             -----------------------------------
                                             Name:  Ernest T. Patrikis
                                             Title: Senior Vice President and
                                                    General Counsel

                                                                      APPENDIX B

                    [MORGAN STANLEY DEAN WITTER LETTERHEAD]

                                                        May 10, 2001

Board of Directors
American General Corporation
2929 Allen Parkway
Houston, TX 77019

Members of the Board:

     We understand that American General Corporation ("American General" or the "Company"), American International Group, Inc. ("AIG") and Washington Acquisition Corporation, a wholly owned subsidiary of AIG ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 10, 2001 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into American General. Pursuant to the Merger, the Company will become a wholly owned subsidiary of AIG and each issued and outstanding share of common stock, par value $0.50 per share, of the Company (the "American General Common Stock"), other than shares held in treasury by the Company, certain shares held by AIG or American General or certain subsidiaries of AIG or American General, subject to the conditions described in the Merger Agreement, will be converted into the right to receive a number of shares (the "Consideration") of common stock, par value $2.50 per share, of AIG ("AIG Common Stock") equal to (a) if the average of the daily average of the per share high and low sales prices of one share of AIG Common Stock as reported on the New York Stock Exchange, Inc. composite transactions reporting system (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another mutually acceptable authoritative source) for each of the 10 trading days ending on the third trading day prior to the date of consummation of the Merger, rounded to the nearest ten-thousandth of a dollar (the "AIG Average Price") is $84.22 or greater, 0.5462; (b) if the AIG Average Price is less than $84.22 but greater than $76.20, the quotient, rounded to the nearest ten-thousandth, resulting from dividing (i) $46.00 by (ii) the AIG Average Price; or (c) if the AIG Average Price is $76.20 or less, 0.6037. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Consideration to be received by the holders of shares of American General Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other business and financial information of American General and AIG, respectively;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning American General and AIG prepared by the managements of American General and AIG, respectively;

          (iii) reviewed certain earnings estimates of American General and AIG published by certain financial analysts who report on American General and AIG;

          (iv) reviewed certain historical embedded and appraisal value estimates of American General prepared by American General and actuarial consultants retained by American General;

                                    [MORGAN STANLEY DEAN WITTER LETTERHEAD LINE]

          (v) discussed the past and current operations and financial condition and the prospects of American General and AIG with senior executives of American General and AIG, respectively;

          (vi) reviewed the pro forma impact of the Merger on AIG's financial results;

          (vii) reviewed the reported prices and trading activity for the American General Common Stock and the AIG Common Stock;

          (viii) compared the financial performance of American General and AIG and the prices and the trading activity of American General Common Stock and AIG Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (x) discussed with the senior managements of American General and AIG, respectively, the strategic rationale and objectives of the Merger and their estimates of synergies and other anticipated benefits of the Merger to the combined company;

          (xi) participated in discussions and negotiations among representatives of American General and AIG and their financial and legal advisors;

          (xii) reviewed the draft Merger Agreement and certain related documents; and

          (xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the estimates of synergies and other anticipated benefits from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of American General and AIG. We have also assumed that American General will make a payment of $600 million to Prudential plc as set forth in the merger agreement between American General and Prudential plc, dated as of March 11, 2001, prior to closing of the Merger. We were not provided with any financial forecasts for American General or AIG and have instead relied upon the publicly available estimates of certain financial analysts, including those at Morgan Stanley & Co. Incorporated ("Morgan Stanley"), who report on American General and AIG and the assessment of the managements of American General and AIG with respect to such estimates. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, including, among other things, that the Merger will be accounted for as a "pooling of interests" business combination in accordance with U.S. generally accepted accounting principles and the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of American General or AIG, nor have we been furnished with any such appraisals; however, we have reviewed certain historical embedded and appraisal value estimates prepared by American General and actuarial consultants retained by American General and have relied on such estimates for purposes of this opinion. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of American General in connection with this transaction and will receive a fee for our services. Morgan Stanley and its affiliates have provided and do provide financial advisory and financing services for American General and for AIG and have received fees for the rendering of these services. In the ordinary course of our business, Morgan Stanley and its affiliates may from time to time trade in the securities or indebtedness of American General and AIG for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short

                                    [MORGAN STANLEY DEAN WITTER LETTERHEAD LINE]

position in such securities or indebtedness for any such account. In addition, Morgan Stanley and its affiliates may from time to time act as a counterparty to either American General or AIG and have received compensation for such activities.

     It is understood that this letter is for the information of the Board of Directors of American General, except that this opinion may be included in its entirety (together with a summary thereof reasonably acceptable to us), if required, in any filing made by American General in respect of the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which American General Common Stock or AIG Common Stock will trade at any time or following announcement or consummation of the Merger. Morgan Stanley expresses no opinion or recommendation as to how the shareholders of American General should vote at the shareholders' meeting held in connection with the Merger.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of American General Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ GARY W. PARR
                                            ------------------------------------
                                              Gary W. Parr
                                              Managing Director